***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

TRANSACTION AGREEMENT
by and between
REDX PHARMA LIMITED
and
SKYE BIOSCIENCE, INC.
Dated as of
August 14, 2026

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Section 1.01    The Transaction    4
Section 1.02    Closing    4
Section 1.03    Delivery of Court Order    4
Section 1.04    Acquiror Articles of Incorporation    4
ARTICLE II TRANSFER OF SCHEME SHARES; DELIVERY OF EXCHANGE SHARES    5
Section 2.01    Transfer of Scheme Shares.    5
Section 2.02    Per Share Consideration    6
Section 2.03    Delivery of Share Deliverables; Changes in Capital Stock.    7
Section 2.04    Delivery of CVRs.    7
Section 2.05    Acquiror Valuation Adjustment    8
Section 2.06    Determination of Acquiror Net Cash.    8
Section 2.07    Company Share Options.    10
Section 2.08    Acquiror Equity Awards    11
Section 2.09    Withholding Rights    11
Section 2.10    Post-Closing Acquiror Board Composition and Management Team.    11
Section 2.11    Further Assurances    12
Section 2.12    No Fractional Shares.    12
ARTICLE III IMPLEMENTATION OF THE SCHEME; PROXY STATEMENT; SHAREHOLDER AND STOCKHOLDER MEETINGS    12
Section 3.01    Preparation and Delivery of the Proxy Statement.    12
Section 3.02    Responsibilities of the Parties in Respect of the Scheme of Arrangement and the Company Shareholder Meetings.    14
Section 3.03    Responsibilities of the Parties in Respect of the Acquiror Stockholder Meeting.    20
Section 3.04    Mutual Provisions in Relation to the Scheme of Arrangement, the Company Shareholder Meetings and the Acquiror Stockholder Meeting.    22
Section 3.05    Amendment of Scheme of Arrangement.    23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    24
Section 4.01    Corporate Existence and Power    24
Section 4.02    Corporate Authorization.    25
Section 4.03    Governmental Authorization    25
Section 4.04    Non-contravention    26
Section 4.05    Capitalization.    26
Section 4.06    Subsidiaries.    27
Section 4.07    SEC Filings; and UK Company Filings.    28
Section 4.08    Financial Statements and Financial Matters.    28
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Section 4.09    Absence of Certain Changes.    29
Section 4.10    No Undisclosed Material Liabilities    29
Section 4.11    Litigation    30
Section 4.12    Permits    30
Section 4.13    Compliance with Laws    30
Section 4.14    Regulatory Matters.    31
Section 4.15    Export Control Laws    34
Section 4.16    Not a Covered Outbound Investment.    34
Section 4.17    CFIUS Representations.    35
Section 4.18    Data Security Program    35
Section 4.19    Material Contracts.    35
Section 4.20    Taxes.    38
Section 4.21    Labor Matters.    41
Section 4.22    Intellectual Property.    43
Section 4.23    Properties    47
Section 4.24    Environmental Matters    48
Section 4.25    FCPA; Anti-Corruption; Sanctions.    48
Section 4.26    Insurance    49
Section 4.27    Antitakeover Statutes and United Kingdom Takeover Code    50
Section 4.28    Transactions with Affiliates    50
Section 4.29    Finders’ Fees    50
Section 4.30    No Other Representations and Warranties    50
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR    51
Section 5.01    Corporate Existence and Power    51
Section 5.02    Corporate Authorization.    52
Section 5.03    Governmental Authorization    52
Section 5.04    Non-contravention    53
Section 5.05    Capitalization.    53
Section 5.06    Subsidiaries.    54
Section 5.07    SEC Filings and the Sarbanes-Oxley Act.    55
Section 5.08    Financial Statements and Financial Matters.    57
Section 5.09    Absence of Certain Changes.    58
Section 5.10    No Undisclosed Material Liabilities    58
Section 5.11    Information Supplied    59
Section 5.12    Permits    59
Section 5.13    Litigation    59
Section 5.14    Compliance with Laws    60
Section 5.15    Regulatory Matters.    60
Section 5.16    Export Control Laws    63
Section 5.17    Not a Person of a Country of Concern    63
Section 5.18    CFIUS Representations    63
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Section 5.19    Data Security Program    64
Section 5.20    Material Contracts    64
Section 5.21    Taxes.    67
Section 5.22    Employees and Employee Benefit Plans.    70
Section 5.23    Labor Matters.    73
Section 5.24    Intellectual Property.    75
Section 5.25    Properties    80
Section 5.26    Environmental Matters    80
Section 5.27    FCPA; Anti-Corruption; Sanctions.    81
Section 5.28    Insurance    82
Section 5.29    Transactions with Affiliates    82
Section 5.30    Opinion of Financial Advisor    82
Section 5.31    No Other Representations and Warranties    82
ARTICLE VI COVENANTS OF THE COMPANY    83
Section 6.01    Conduct of the Company.    83
Section 6.02    No Solicitation by the Company.    87
Section 6.03    Takeover Statutes    90
Section 6.04    Access to Information.    91
Section 6.05    Indemnification    92
Section 6.06    Financial Statements.    92
ARTICLE VII COVENANTS OF ACQUIROR    93
Section 7.01    Conduct of Acquiror.    93
Section 7.02    No Solicitation by Acquiror    97
Section 7.03    Director and Officer Liability.    100
Section 7.04    Section 16(a) Matters    102
Section 7.05    Acquiror Personnel    102
Section 7.06    PIPE.    103
Section 7.07    Litigation..    104
ARTICLE VIII COVENANTS OF THE COMPANY AND ACQUIROR    104
Section 8.01    Notices of Certain Events    104
Section 8.02    Filings, Consents and Approvals.    104
Section 8.03    Employee Matters.    108
Section 8.04    Public Announcements    111
Section 8.05    Stock Exchange Listing    111
Section 8.06    Switching    112
Section 8.07    Tax Matters.    112
Section 8.08    Transaction Litigation    113
Section 8.09    Securities Act Exemption    113
Section 8.10    VAT.    114
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ARTICLE IX CONDITIONS TO THE TRANSACTION    114
Section 9.01    Conditions to the Obligations of Each Party    114
Section 9.02    Conditions to the Obligations of Acquiror    115
Section 9.03    Conditions to the Obligations of Company    116
ARTICLE X TERMINATION    117
Section 10.01    Termination    117
Section 10.02    Notice and Effect of Termination    119
Section 10.03    Termination Payment.    120
ARTICLE XI MISCELLANEOUS    123
Section 11.01    Notices    123
Section 11.02    Survival    124
Section 11.03    Amendments and Waivers.    124
Section 11.04    Expenses    125
Section 11.05    Third-Party Beneficiaries; Benefit; Assignment.    125
Section 11.06    Governing Law    126
Section 11.07    Jurisdiction/Venue    126
Section 11.08    WAIVER OF JURY TRIAL    127
Section 11.09    Counterparts; Effectiveness    127
Section 11.10    Entire Agreement    127
Section 11.11    Severability    127
Section 11.12    Specific Performance    128
Section 11.13    Interpretation    128

ANNEXES
Annex A – Definitions
Annex B – Form of Company Voting & Support Agreement
Annex C – Form of Company CVR Agreement
Annex D – Form of Acquiror Legacy CVR Agreement
Annex E – Form of Acquiror Support Agreement
Annex F – Form of Company Lock-Up Agreement

SCHEDULES
Schedule A – Acquiror Support Signatories
Schedule B – Company Signatories
Schedule C – Acquiror Valuation Adjustment
Schedule D – Exchange Ratio
Schedule 9.01(h) – Consents of Governmental Authorities

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TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”), dated as of August 14, 2026, is by and between Skye Bioscience, Inc. (“Acquiror”), a Nevada corporation, and Redx Pharma Limited, a private limited company incorporated in England and Wales with registered number 07368089 (the “Company” and, together with Acquiror, the “Parties”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
WITNESSETH:
WHEREAS, the Parties intend that the entire issued share capital of the Company be acquired by means of the Scheme of Arrangement on the terms and subject to the conditions set out in this Agreement (such transaction or, if the Parties are implementing the Offer in accordance with Section 8.06, the transactions contemplated by the Offer, in either case, the “Transaction”);
WHEREAS, the United Kingdom Panel on Takeovers and Mergers (the “Panel”) has advised the Company that (i) the Panel does not consider that Company has its place of central management and control in the United Kingdom, Channel Islands or Isle of Man, based on the residency of the current Company Board, for the purposes of the United Kingdom City Code on Takeovers and Mergers (“Takeover Code”) and (ii) accordingly, the Takeover Code does not apply to the Company or the Transaction;
WHEREAS, the Parties intend that, (a) at the Effective Time, the Scheme of Arrangement will become effective pursuant to which Acquiror will acquire the Scheme Shares from the Scheme Shareholders in accordance with the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive (i) in exchange for each Scheme Share held by a Scheme Shareholder, such number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock (and/or, if an Eligible Electing Shareholder so elects, Non-Voting Common Stock) as is equal to the Per Share Consideration for such Scheme Share, subject to adjustment in accordance with the applicable terms of this Agreement; and (ii) in exchange for each Scheme Share held by a Scheme Shareholder, one contingent value right (each, a “Company Legacy CVR”), issued subject to and in accordance with the terms and conditions of the CVR Agreement substantially in the form attached hereto as Annex C (“Company CVR Agreement”), in each case subject to the terms and conditions set forth herein and in the Scheme of Arrangement;
WHEREAS, on or around the date of this Agreement, the Company has entered into a subscription agreement with ABV 9 Lux V, S.C.Sp., acting by ABV 9 Lux GP, S.à r.l., its general partner, British Patient Capital Limited, Redco II Offshore SPV LLC and Redco II Onshore SPV LLC (collectively, the “Series A Investors”) and has agreed to allot and issue Series A Shares to the Series A Investors on receipt of all relevant subscription monies from the Series A Investors. The Series A Shares, once issued, shall form part of the Scheme Shares;

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WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement by and among Acquiror and the Persons named therein (the “Securities Purchase Agreement”), pursuant to which such Persons have agreed to purchase the number of shares of Acquiror Common Stock (or Non-Voting Common Stock) set forth therein immediately after the Effective Time in connection with the PIPE;
WHEREAS, concurrently with the execution of this Agreement, the Company has obtained voting and support agreements substantially in the form attached hereto as Annex B in support of the Transaction from certain shareholders of the Company who together hold or control, in the aggregate, more than 50% of the total issued share capital of the Company (which includes approval from at least 50% of the voting rights of each anticipated class of shareholders pursuant to the Scheme) as of the date of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, certain stockholders, officers, and directors of Acquiror that are set forth on Schedule A attached hereto (the “Acquiror Support Signatories”), are entering into voting agreements in substantially the form attached hereto as Annex E with the Company pursuant to which such stockholders have agreed to support the Transaction (the “Acquiror Support Agreements”);
WHEREAS, concurrently with the execution of this Agreement, certain Scheme Shareholders and the officers and directors of the Company set forth on Schedule B attached hereto (the “Company Signatories”) are executing lock-up agreements in substantially the form attached hereto as Annex F (the “Company Lock-Up Agreement”);
WHEREAS, in connection with the Transaction but outside the Scheme of Arrangement, Acquiror intends to enter into at the Closing, a contingent value rights agreement (the “Acquiror Legacy CVR Agreement”) with a rights agent, pursuant to which each holder of record of shares of Acquiror Common Stock immediately prior to the Effective Time (the “Pre-Closing Acquiror Stockholders”) shall receive one contingent value right (each, an “Acquiror Legacy CVR”) for each such share held by a Pre-Closing Acquiror Stockholder, issued subject to and in accordance with the terms and conditions of the CVR Agreement in the form attached hereto as Annex D (“Acquiror Legacy CVR Agreement”);
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously resolved that the entry by the Company into this Agreement, and the implementation of the Transaction and the Scheme of Arrangement, is in the best interest of the Company for the benefit of the Company Shareholders as a whole, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction and the Scheme of Arrangement, and (c) unanimously resolved to recommend that the Company Shareholders approve the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolution at the Company GM;
WHEREAS, the board of directors of Acquiror (the “Acquiror Board”), acting in good faith and with a view to the interests of Acquiror, and after considering such information,

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opinions, reports, facts, circumstances, contingencies and constituencies as the Acquiror Board deemed relevant, has (a) unanimously resolved that the entry by Acquiror into this Agreement and the implementation of the Transaction, including, subject to obtaining the Acquiror Stockholder Approval, and the satisfaction of the other conditions set forth herein, (i) the issuance and delivery to the Scheme Shareholders of Acquiror Common Stock (and/or, if a Scheme Shareholder so elects, Non-Voting Common Stock) and Company Legacy CVRs, and (ii) the declaration and delivery to the Pre-Closing Acquiror Stockholders of the Acquiror Legacy CVRs, are fair to, advisable and in the best interests of Acquiror and the Acquiror Stockholders, (b) approved and declared the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Acquiror Share Issuance and the declaration and delivery of the Acquiror Legacy CVRs, and (c) determined that the consideration and benefits to be received by Acquiror in respect of the Acquiror Common Stock are adequate, (d) determined that, to the extent the Acquiror Legacy CVRs constitute a distribution under the NRS, such distribution is permitted under the NRS and the Acquiror Organizational Documents, and, (e) unanimously resolved to recommend that the Acquiror Stockholders approve (1) the issuance of the Acquiror Common Stock and Non-Voting Common Stock contemplated by this Agreement, the Securities Purchase Agreement, the proposed equity line of credit between the Company and Redmile Group, LLC and the warrant to purchase Acquiror Common Stock and Non-Voting Common Stock related thereto, including, for the avoidance of doubt, shares of Acquiror Common Stock that shall be issuable upon the exercise of any Company Share Options from and as of the Effective Time, if any (the “Acquiror Share Issuance”), (2) the change of control of Acquiror resulting from the Transaction, in the case of each of clause (1) and (2), for purposes of applicable rules and regulations of Nasdaq (clause (1) and (2), collectively, the “Acquiror Share Issuance Proposal”), (3) if, and to the extent, necessary, an amendment to the Acquiror Articles of Incorporation to (x) increase the number of authorized shares of Acquiror Common Stock in order to effect the Acquiror Share Issuance (the “Acquiror Authorized Shares Amendment”), (y) authorize the Non-Voting Common Stock and reserve shares therefor as contemplated by the Non-Voting Stock Amendment referred to in Section 1.04 and (z) effect the Nasdaq Reverse Stock Split either (A) by filing a certificate of change pursuant to NRS 78.207 and NRS 78.209 if such reverse stock split correspondingly decreases the number of authorized shares of Acquiror Common Stock and otherwise satisfies NRS 78.207, or (B) if stockholder approval is required under NRS 78.2055, NRS 78.385, NRS 78.390 or the Acquiror Organizational Documents, pursuant to the Acquiror Articles Amendment or another amendment to the articles of incorporation approved by the Acquiror Stockholders and (4) any additional approvals as may be required for purposes of consummating the Transaction and such other matters as shall be mutually agreed upon by Acquiror and the Company prior to filing such amendment or certificate;
WHEREAS, the Company and Acquiror desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Acquiror agree as follows:

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Article I

THE TRANSACTION
Section 1.01The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Laws of England and Wales, the Companies Act and the terms of the Scheme of Arrangement, Acquiror shall acquire the Scheme Shares pursuant to the Scheme of Arrangement. The Scheme Shares will be acquired fully paid, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.
Section 1.02Closing. Unless otherwise mutually agreed in writing between Acquiror and the Company, the closing of the Transaction (the “Closing”) shall occur as promptly as practicable (and in any event within two Business Days) following the satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”. To the extent that documents and signatures are required to be executed or provided at the Closing such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.
Section 1.03Delivery of Court Order. On the Closing Date, in connection with the Closing, the Company shall (a) deliver, or cause to be delivered, the Court Order to the Registrar of Companies in England and Wales and the Scheme of Arrangement shall become effective upon such delivery in accordance with its terms (the date and time of such delivery being the time that the Scheme of Arrangement shall become effective, herein referred to as the “Effective Time,” and such date on which the Scheme of Arrangement becomes effective is herein referred to as the “Effective Date”) and (b) deliver a copy of the Court Order to Acquiror together with appropriate evidence of the Effective Time.
Section 1.04Acquiror Articles of Incorporation. The Articles of Incorporation of Acquiror shall be identical to the Articles of Incorporation of Acquiror immediately prior to the Effective Time, until thereafter amended as provided by Applicable Law and such Articles of Incorporation; provided, however, that at or prior to the Effective Time, Acquiror shall file, to the extent required by the Transaction, one or more amendments to its Articles of Incorporation and/or Certificates of Change (the “Acquiror Articles Amendment”) to (i) if necessary, effect the Nasdaq Reverse Stock Split; (ii) if necessary, effect the Acquiror Authorized Shares Amendment; (iii) authorize a new class of Non-Voting Common Stock having the rights, preferences and characteristics described in Section 2.02(c) in a sufficient number to permit issuance of shares of Non-Voting Common Stock to satisfy all Non-Voting Elections validly made in accordance with Section 2.02(c) (the “Non-Voting Stock Amendment”) and (iv) make such other changes as shall be mutually agreed upon by Acquiror and the Company prior to filing any such amendment or certificate.

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Article II

TRANSFER OF SCHEME SHARES; DELIVERY OF EXCHANGE SHARES
Section 2.01Transfer of Scheme Shares.
(a)At the Effective Time, the Scheme Shares shall be transferred from the Scheme Shareholders to Acquiror in accordance with the provisions of this Agreement and the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive, in exchange for each Scheme Share so transferred, the Per Share Consideration (defined below in Section 2.02). As soon as reasonably practicable after the Effective Time, and subject to the stamping of the relevant instruments of transfer, the register of members of the Company will be updated in accordance with this Agreement and the Scheme of Arrangement to reflect the transfer of the Scheme Shares as contemplated hereby and thereby.
(b)Prior to the Closing, Acquiror shall appoint Broadridge Financial Solutions, Inc. (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company. At or as promptly as practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Acquiror shall procure the deposit with the Exchange Agent, for the benefit of the Scheme Shareholders, of certificates or, at Acquiror’s option, evidence of Exchange Shares in book-entry form representing the aggregate Share Deliverables. All shares deposited with the Exchange Agent pursuant to the preceding sentence (together with any securities or cash payable in respect of or deriving from such shares under Section 2.01(c) or Article I) shall hereinafter be referred to as the “Company Exchange Fund”. Acquiror agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions on the Exchange Shares to which relevant Scheme Shareholders are entitled pursuant to Section 2.01(c). No interest shall be paid or shall accrue for the benefit of Scheme Shareholders on the Share Deliverables.
(c)Acquiror shall pay, or cause to be paid, without interest, to the Exchange Agent to be held in the Company Exchange Fund, the aggregate amount of all dividends or other distributions payable with respect to the Exchange Shares, with a record date on or after the Effective Time and prior to the time of the delivery of the Exchange Shares by the Exchange Agent to the Scheme Shareholders entitled to the Share Deliverables. Subject to Applicable Law, the Exchange Agent shall deliver to the relevant Scheme Shareholders entitled to the Share Deliverables, without interest, such dividends and distributions held in the Company Exchange Fund with respect to all such dividends or distributions with a payment date at or prior to the delivery of the Exchange Shares pursuant to the Scheme of Arrangement, at the time of delivery of the Exchange Shares to such Scheme Shareholders.
(d)Any portion of the Company Exchange Fund which has not been transferred to the holders of Scheme Shares within twelve months of the Closing Date shall be delivered to Acquiror or its designee(s) promptly upon demand by Acquiror (it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Share Deliverables), and thereafter such Scheme Shareholders shall be entitled to look only to Acquiror for, and Acquiror shall remain liable for, payment of their claims for the Share Deliverables pursuant to the provisions of this Article II.

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(e)To the fullest extent permitted by Applicable Law, none of Acquiror, any member of the Acquiror Group or any other Person acting as agent for, or otherwise at the direction of, any of the foregoing Persons, including any of their respective Affiliates, directors, officers or employees, will be liable to the Company, Scheme Shareholders or any other Person in respect of the Share Deliverables (or dividends or distributions with respect thereto) from the Company Exchange Fund or any other cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.
Section 2.02Per Share Consideration. Upon the terms and subject to the conditions of this Agreement and the Scheme of Arrangement, at the Effective Time, each Scheme Shareholder shall be entitled to receive, in exchange for each Scheme Share held by such Scheme Shareholder immediately prior to the Effective Time, and such Scheme Shareholders shall cease to have any rights with respect to each such Scheme Share except their rights to receive (the following, the “Per Share Consideration”):
(a)such number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock (and/or Non-Voting Common Stock) as is equal to the Exchange Ratio (the aggregate number of shares of Acquiror Common Stock (and/or Non-Voting Common Stock), collectively, the “Exchange Shares” and such consideration, collectively, the “Share Deliverables”), delivered in accordance with Section 2.03);
(b)if such Scheme Shareholder is a Company Legacy Stockholder, one (1) Company Legacy CVR, issued in accordance with Section 2.04;
(c)Notwithstanding clause (a) above, each Scheme Shareholder that would, immediately following the Effective Time, Beneficially Own Acquiror Common Stock in excess of the Ownership Threshold (an “Eligible Electing Shareholder”) may elect, by delivering a duly completed Non-Voting Election Notice to Acquiror and the Exchange Agent no later than the Election Deadline, to receive a portion (up to the full amount) of the shares of Acquiror Common Stock that such Eligible Electing Shareholder would otherwise be entitled to receive pursuant to clause (a) above in the form of an equal number of shares of Non-Voting Common Stock in lieu thereof (such election, a “Non-Voting Election”, and such shares so elected, the “Elected Non-Voting Shares”). Any Non-Voting Election shall be irrevocable once made, except with the prior written consent of Acquiror.
(d)Each share of Non-Voting Common Stock issued pursuant to this Section 2.02(c) shall (i) be identical in all respects to a share of Acquiror Common Stock, including as to dividends, distributions and rights upon liquidation, dissolution or winding up, except that it shall have no voting rights other than as required by Applicable Law, and (ii) automatically convert into one share of Acquiror Common Stock, without any further action on the part of Acquiror or the holder thereof, immediately upon any Transfer of such share to any Person that is not an Affiliate of the original holder, in each case in accordance with the certificate of designation or other Acquiror Organizational Document establishing the terms of the Non-Voting Common Stock.
(e)Acquiror shall take all actions necessary, including seeking any required approval of the Acquiror Stockholders and filing any required amendment to the Acquiror Articles of Incorporation (including as contemplated by the Acquiror Articles Amendment referred to in Section 1.04), to authorize and reserve for issuance a sufficient number of shares of Non-Voting Common Stock to satisfy all Non-Voting Elections validly made in accordance with this Section 2.02(c) prior to the Effective Time.
Section 2.03Delivery of Share Deliverables; Changes in Capital Stock.

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(a)Subject to and in exchange for the transfer of the Scheme Shares pursuant to Section 2.01 and the Scheme of Arrangement, as soon as reasonably practicable following the Effective Time (and in any event, in accordance with the Scheme of Arrangement, no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Acquiror shall, in accordance with the Scheme of Arrangement and subject to the terms and conditions thereof, procure the delivery of the Per Share Consideration for each Scheme Share in accordance with the terms herein, fully paid, non-assessable and free from all Liens (other than transfer restrictions arising under applicable securities laws or Liens imposed by the applicable Scheme Shareholder).
(b)If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company capital stock or Acquiror capital stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Stock Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company capital stock and Acquiror capital stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Stock Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Acquiror to take any action with respect to Company capital stock or Acquiror capital stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
Section 2.04Delivery of CVRs.
(a)Prior to the Effective Time, and subject to compliance with NRS 78.288 and the Acquiror Organizational Documents, Acquiror shall declare a distribution (the “Pre-Closing Distribution”) of one Acquiror Legacy CVR to Pre-Closing Acquiror Stockholders, for each outstanding share of Acquiror Common Stock held by such holder as of the close of business on the record date described below, each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Acquiror Legacy CVR Agreement to be entered into between Acquiror and Broadridge Financial Solutions, Inc. (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of the Acquiror Legacy CVRs and reasonably acceptable to the Company and Acquiror. The record date for the Pre-Closing Distribution shall be the last Business Day prior to the day on which the Effective Time occurs; provided, that the Pre-Closing Distribution may be conditioned upon the occurrence of the Effective Time. In connection with the Pre-Closing Distribution, Acquiror shall cause the Acquiror Legacy CVR Agreement to be duly authorized, executed and delivered by Acquiror and the Rights Agent.
(b)At the Effective Time, as part of the Per Share Consideration pursuant to the Scheme of Arrangement, and not as a distribution with respect to Acquiror Common Stock, Acquiror shall issue or cause to be issued to each Company Legacy Stockholder one (1) Company Legacy CVR for each Scheme Share held by such holder immediately prior to the Effective Time, each representing the right to be issued Acquiror Common Stock upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of the Company CVR Agreement to be entered into between Acquiror and the Rights Agent, with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of the Company Legacy CVRs and

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reasonably acceptable to the Company and Acquiror. In connection with the issuance of the Company Legacy CVRs, Acquiror shall cause the Company CVR Agreement to be duly authorized, executed and delivered by Acquiror and the Rights Agent.
Section 2.05Acquiror Valuation Adjustment. The Acquiror Valuation shall be subject to adjustment on account of the Specified Adjustment as set forth in Section 2.06(f) and Schedule C (the “Acquiror Valuation Adjustment”). The Acquiror Valuation Adjustment shall constitute the sole and exclusive adjustment to the Acquiror Valuation on account of the Specified Adjustment.
Section 2.06Determination of Acquiror Net Cash.
(a)For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Acquiror and the Company at least fifteen (15) calendar days prior to the Acquiror Stockholder Meeting, to be the anticipated date for Closing. At least five (5) Business Days prior to the Acquiror Stockholder Meeting, Acquiror shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth Acquiror’s estimated calculation of Acquiror Net Cash, including each component thereof (the “Net Cash Calculation”), which shall set forth the EHT SPA Receivable as a separate line item, as of the Anticipated Closing Date prepared and certified by Acquiror’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Acquiror). Acquiror shall make available to the Company the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, as reasonably requested by the Company, Acquiror’s accountants and counsel at reasonable times and upon reasonable notice.
(b)Within three (3) Business Days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Acquiror (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.
(c)If on or prior to the Response Date, the Company (i) notifies Acquiror in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 2.06(b) then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Acquiror Net Cash as of the Anticipated Closing Date for purposes of this Agreement.
(d)If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Acquiror Net Cash, which agreed upon Acquiror Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Acquiror Net Cash as of the Anticipated Closing Date for purposes of this Agreement.
(e)If Acquiror and the Company are unable to negotiate an agreed-upon determination of Acquiror Net Cash as of the Anticipated Closing Date pursuant to Section 2.06(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Acquiror and the Company may mutually agree upon), then Acquiror and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Acquiror shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Acquiror and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Acquiror shall be afforded the opportunity to present to the

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Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Acquiror. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Acquiror Net Cash made by the Accounting Firm shall be final and binding upon the Parties and shall be deemed to have been finally determined for purposes of this Agreement and to represent Acquiror Net Cash as of the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 2.06. The fees and expenses of the Accounting Firm shall be allocated between Acquiror and the Company in the same proportion that the disputed amount of Acquiror Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Acquiror Net Cash. If this Section 2.06(e) applies as to the determination of Acquiror Net Cash as of the Anticipated Closing Date described in Section 2.06(a), upon resolution of the matter in accordance with this Section 2.06(e), the Parties shall not be required to determine Acquiror Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Acquiror Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.
(f)Notwithstanding anything to the contrary in this Section 2.06, if following the determination of Acquiror Net Cash pursuant to this Section 2.06 but prior to the Closing, (x) the Specified Adjustment is Resolved (as defined in Schedule C) or (y) Acquiror binds a CLI Policy (as defined in Schedule C), the Company may, by written notice to Acquiror delivered within three (3) Business Days of such resolution or binding (or, if later, within three (3) Business Days of the date on which the Company becomes aware thereof), require a re-determination of Acquiror Net Cash in accordance with the procedures set forth in this Section 2.06 (applied mutatis mutandis), solely to the extent necessary to include (i) in the case of the Specified Adjustment being Resolved, any amounts actually paid or payable by Acquiror or its Affiliates to resolve the Specified Adjustment (including damages, settlement payments, attorneys’ fees and costs awarded to the claimant, and any other amounts required to be paid in connection with such resolution) and (ii) in the case of Acquiror binding a CLI Policy, the premium and all related costs of such CLI Policy and the amount of the Retained Layer, in each case as deductions in the calculation of Acquiror Net Cash; provided, that for the avoidance of doubt, the binding of a CLI Policy shall not cause the Specified Adjustment to be treated as Resolved for the purposes of this Section 2.06(f). The Parties shall delay the Closing, if necessary, until such re-determination has been finally completed in accordance with Schedule C and this Section 2.06.
Section 2.07Company Share Options.
(a)At the Effective Time, each Company Share Option that is outstanding as of immediately prior to the Effective Time shall, automatically by virtue of the Transaction, be treated as follows:
(i)Each Company Share Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested, whether in- or out-of-the-money, and whether market or nil priced) shall cease to represent a right to acquire Company Ordinary Shares, and be converted into an option to acquire shares of Acquiror Common Stock (each, an “Acquiror Option”), as assumed as applicable under the Acquiror Equity Plan pursuant to Section 2.07(d), on the same terms and conditions (including applicable vesting, expiration and post-termination exercise provisions) as applied to such Company Share Option immediately prior to the Effective Time, provided that the number of shares of Acquiror Common Stock subject to each Acquiror Option shall be determined by multiplying the number of shares subject to the Company Share Option by the Exchange Ratio (rounded down to the nearest whole share

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of Acquiror Common Stock) and provided that the per share exercise price (rounded up to the nearest whole cent) applicable to each Acquiror Option shall be equal to the exercise price per share of such Company Share Option immediately prior to the Effective Time divided by the Exchange Ratio; and
(ii)Notwithstanding anything to the contrary in this Agreement, the exercise price, the number of shares issuable and the terms and conditions of each Acquiror Option shall in all events be determined in compliance with Section 409A of the Code, in the case of any Company Share Options that are subject to Section 409A.
(b)The Company shall take all actions necessary to ensure that there will be no accelerated vesting of any Company Share Option in connection with the Transaction, including, where necessary, by amending the terms of any Company Share Option or award agreement and/or obtaining any necessary consents or waivers.
(c)The remaining terms of any outstanding Company Share Option shall remain the same, including with respect to applicable vesting and post-termination exercise schedules.
(d)The Acquiror shall take all actions necessary to: (i) cause the Company Share Options, to be assumed under the Acquiror Equity Plan subject to such sub-plan(s) and option grant documentation as shall be agreed with the Company prior to the Effective Time; and (ii) assume the Company Assumed Plans such that any Company Ordinary Shares otherwise available for issuance thereunder shall become available, as equitably adjusted into Acquiror Common Stock, for grants under the Acquiror Equity Plan following the Effective Time to individuals who were not service providers to Acquiror or its Affiliates immediately before the Effective Time.
Section 2.08Acquiror Equity Awards. All Acquiror Equity Awards that are outstanding immediately prior to the Effective Time shall remain outstanding and the terms thereof shall remain the same, subject to applicable vesting and post-termination exercise schedules.
Section 2.09Withholding Rights. Notwithstanding any other provision in this Agreement, Acquiror, any member of the Acquiror Group, any Affiliates of any member of the Acquiror Group, the Exchange Agent and any other Person shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement or the Scheme of Arrangement (including the Share Deliverables) such amounts, if any, as required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other Applicable Law (including, for the avoidance of doubt, in the United Kingdom). To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted to the applicable Governmental Authority, if required by Applicable Law; and (b) shall be treated for all purposes of this Agreement and the Scheme of Arrangement as having been paid to the person in respect of which such deduction and withholding was made.
Section 2.10Post-Closing Acquiror Board Composition and Management Team.
(a)On or prior to the Closing, Acquiror shall cause, or shall cause the Acquiror Board to approve, as applicable, the following, conditional upon and effective as of the Effective Time:
(i)the resignation of such directors of Acquiror and its Subsidiaries as the Company shall determine from the Acquiror Board and the board of directors or governing body of such Subsidiaries;

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(ii)the appointment by the Acquiror Board, to the extent permitted by Applicable Law and the Acquiror Organizational Documents, of such persons as the Company shall designate as the directors of Acquiror or as a member of the board of directors or governing body of a Subsidiary of Acquiror, including any actions necessary to fix the size of the Acquiror Board within the limits set forth in the Acquiror Organizational Documents and to fill vacancies or newly created directorships; and
(iii)the appointment of such persons as the Company shall determine to serve as executive officers of Acquiror.
(b)The members of the Acquiror Board as of immediately prior to the Closing shall designate one (1) non-voting observer to the Acquiror Board to serve from and after the Effective Time for a period of one (1) year following the Closing, subject to compliance with Applicable Law. Such observer may attend the regular and special meetings of the Acquiror Board. Acquiror shall cause the Acquiror Board to provide such observer with (a) notice of all such meetings, at the same time as furnished to the directors of the Acquiror Board, (b) all notices, documents and information furnished to such directors in connection with such meetings, at the same time furnished to such directors, and (c) copies of the minutes of all such meetings at the time such minutes are furnished to such directors, except that such observer may be excluded from access to any material or meeting or portion thereof if the Acquiror Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney client privilege, to protect highly confidential proprietary information, or that access to such information or attendance at such meeting could result in a conflict of interest.
Section 2.11Further Assurances. Subject to the terms and conditions of this Agreement and the Scheme of Arrangement, at any time before or after the Effective Time, Acquiror and the Company shall each execute any further instruments, deeds, documents, conveyances, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transaction and to carry out the intent and purposes of this Agreement, including, for the avoidance of doubt, the release of any securities granted by the Company Group.
Section 2.12No Fractional Shares. No fractional Exchange Shares shall be delivered to Scheme Shareholders in connection with the Scheme of Arrangement or otherwise in connection with this Agreement, and no certificates or scrip for any such fractional shares shall be issued.
Article III

IMPLEMENTATION OF THE SCHEME; PROXY STATEMENT; SHAREHOLDER AND STOCKHOLDER MEETINGS
Section 3.01Preparation and Delivery of the Proxy Statement.
(a)The Company and Acquiror shall cooperate to, as promptly as practicable following the date hereof (with the Parties using their respective commercially reasonable efforts to do so within seventy-five (75) days after the date hereof (subject to the prior filing of the Pro Forma Financial Statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by the Company; provided that, if the Pro Forma Financial Statements are not delivered by the Company to Acquiror prior to such date, such date shall be extended to the date that is no more than five (5) Business Days after the delivery of such Pro Forma Financial Statements) prepare and file with the SEC, in accordance with Applicable Law and the Acquiror Organizational Documents, as applicable, proxy materials, in preliminary form, consisting of a proxy statement of Acquiror relating to the matters to be submitted to the holders of Acquiror capital stock (the “Acquiror Stockholders”) at a meeting of the stockholders of Acquiror (the “Acquiror Stockholder Meeting”) to approve (1) the Acquiror Share Issuance

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Proposal (including, for the avoidance of doubt, the change of control of Acquiror resulting from the Transaction for purposes of the applicable rules and regulations of Nasdaq), (2) if necessary, the Acquiror Authorized Shares Amendment, (3) if necessary, an amendment to the Acquiror Articles of Incorporation to authorize the Non-Voting Common Stock (the “Acquiror Non-Voting Stock Amendment”), and (4) such other approvals as may be required to effect the Transaction including, for the avoidance of doubt, any approval required under the rules and regulations of Nasdaq in respect of the PIPE (such proxy materials, including any amendment or supplement thereto, the “Proxy Statement”). If any opinion of tax counsel is required by Applicable Law in connection with the filing of the Proxy Statement, including as to the Intended U.S. Tax Treatment (as defined in Section 8.07(c)), each of the Parties shall cooperate in good faith to obtain such tax opinion and shall use commercially reasonable efforts to provide such tax counsel with customary representations relating thereto.
(b)If either the Company or Acquiror determine that it is required pursuant to Applicable Law to file any document other than the Proxy Statement with the SEC in connection with the Transaction (such document, as amended or supplemented, an “Other Required Filing”), the Parties shall cooperate to promptly prepare and file such Other Required Filing with the SEC.
(c)The Company and Acquiror shall each use their respective reasonable best efforts to cause the Proxy Statement, Court Documentation and any Other Required Filing (and, in each case, any amendment or supplement thereto) (together, the “Transaction Documentation”) to comply in all material respects with Applicable Law (including any applicable rules and regulations of the SEC, Companies Act and Nasdaq) and have the Proxy Statement cleared of any SEC comments, to the extent the Proxy Statement is subject to SEC review, and to otherwise file the Proxy Statement in definitive form as promptly as practicable and as permitted by Applicable Law after the initial filing thereof (and completion of any SEC review) and the Acquiror shall use its reasonable best efforts to cause the Proxy Statement and proxy voting form to be mailed to the Acquiror Stockholders on the date the Proxy Statement is filed in definitive form.
(d)Neither Party shall file, publish or mail any Transaction Documentation or respond to any requests or comments of the SEC with respect thereto without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed) and without affording the other Party reasonably sufficient time to consider the Transaction Documentation and shall take into consideration in good faith all comments reasonably proposed by the other Party, or respond to any request or comment or requirement from the Court in respect of the Transaction Documentation or the Court Documentation (save in respect of a requirement that is, in the Company’s King’s Counsel reasonable view, minor, technical or administrative nature which is not materially adverse to the interests of Acquiror) without having provided the other Party with reasonable opportunity to comment on any such response so far as it is able and having taken into consideration in good faith all comments reasonably proposed by the other Party (provided in the case of any comment or request at a Court hearing at which Acquiror or its Representatives have attended such Court hearing in person, the oral consent of Acquiror or any such Representative shall suffice), except that no such consent, consultation or consideration shall be required (i) with respect to disclosure regarding a Company Adverse Recommendation Change made in accordance with Section 6.02 or (ii) with respect to disclosure regarding an Acquiror Adverse Recommendation Change made in accordance with Section 7.02.
(e)Each Party shall advise the other Party promptly after it receives any oral or written request by the SEC or the Court (outside a Court hearing at which Acquiror or its Representative are present in person) for amendment of any of the Transaction Documentation or the Court Documentation or comments thereon and responses thereto or requests by the SEC or Court (outside a Court hearing at which Acquiror or its Representative are present in person) for additional information, and promptly provide Acquiror with copies of any written

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communication from the SEC or the Court or any state securities commission and use reasonable best efforts to respond as promptly as practicable to any comments, responses or requests by the SEC or the Court with respect to the Transaction Documentation and the Court Documentation. Each Party shall, as promptly as reasonably practicable, notify the other Party of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Transaction Documentation.
Section 3.02Responsibilities of the Parties in Respect of the Scheme of Arrangement and the Company Shareholder Meetings.
(a)The Company shall:
(i)provide Acquiror with the draft Scheme of Arrangement and Company Shareholder Resolution;
(ii)provide Acquiror with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme of Arrangement including, for the avoidance of doubt, the Scheme Circular (the “Court Documentation”);
(iii)not file, publish, dispatch or mail any Scheme Circular, Court Documentation or other document in connection with the Scheme of Arrangement without the prior written consent of Acquiror (which shall not be unreasonably withheld or delayed) and afford Acquiror reasonably sufficient time to consider the Scheme of Arrangement and all Court Documentation and take into consideration all comments reasonably proposed by Acquiror, other than comments regarding a Company Adverse Recommendation Change made in accordance with Section 6.02;
(iv)provide Acquiror and its advisors with the opportunity to participate in discussions with the King’s Counsel instructed by the Company for the purpose of implementing the Scheme of Arrangement;
(v)provide Acquiror and its advisors with reasonable detail of all advice provided to the Company by such King’s Counsel and in which Acquiror has a legitimate interest to the extent that (i) such advice is in respect of the implementation of the Scheme of Arrangement or the Transaction; (ii) such advice does not relate to a matter where there is a conflict of interests between any of the Parties; and (iii) disclosure of such advice could not reasonably be expected to be prejudicial to the Company or any of its directors, officers employees, or members or to result in the waiver of any attorney client or other legal privilege in respect of such advice;
(vi)Acquiror shall be entitled to instruct a King’s Counsel specializing in English company law and schemes of arrangement in connection with the Scheme (“Acquiror Counsel”) and the Company shall have regard in good faith to any advice provided to Acquiror by the Acquiror Counsel in respect of the implementation of the Scheme and inform Acquiror of any differing advice from its own King’s Counsel and discuss in good faith any proposed deviation from the advice from the Acquiror Counsel (it being acknowledged that there is no requirement to reach a resolution);
(vii)consult in good faith with Acquiror in relation to the determination of relevant classes in relation to the Scheme of Arrangement and the drafting of the Scheme of Arrangement;

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(viii)as promptly as reasonably practicable, (A) advise Acquiror of any request by the Court for amendment of, or comments on, any Court Documentation or responses thereto, or requests by the Court for additional information, and promptly provide Acquiror with copies of any written communication from the Court in connection with the Scheme of Arrangement, and (B) notify Acquiror of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Court Documentation;
(ix)as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for directions to convene the Scheme Meeting and settling with the Court the Court Documentation, the proxy voting forms (and, to the extent applicable, any other Transaction Documentation) and taking such other steps as may be required or desirable in connection with such application, in each case as promptly as reasonably practicable), and use its reasonable best efforts so as to ensure that such matters are dealt with as promptly as practicable in order to facilitate the dispatch of the relevant Transaction Documentation to the Company Shareholders as soon as practicable following the date hereof;
(x)procure the publication of the advertisements required by Applicable Law and dispatch of the relevant Transaction Documentation to the Company Shareholders on the register of members of the Company on the record date and time established by the Company (in accordance with Applicable Law and, in respect of the Scheme Meeting, with the consent of the Court) as promptly as reasonably practicable after the direction of the Court to dispatch such documents has been obtained, and thereafter shall file, publish and/or mail such other documents and information as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with Applicable Law (and the Company shall consult with Acquiror as with respect thereto and shall afford Acquiror reasonably sufficient time to consider such documents and information and shall take into consideration in good faith all comments reasonably proposed by Acquiror, except that no such consultation or consideration shall be required with respect to disclosure regarding a Company Adverse Recommendation Change made in accordance with Section 6.02) as promptly as reasonably practicable after the approval or direction of the Court to file, publish or mail such documents and information has been given;
(xi)unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.02, procure that the Scheme Circular includes the Company Board Recommendation;
(xii)include in the Scheme Circular notices convening the Scheme Meeting and the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolution;
(xiii)establish a record date and time for and convene and hold the Scheme Meeting and the Company GM as soon as reasonably practicable following the date of this Agreement and such that, subject only to Section 3.03, the Scheme Meeting and the Company GM are convened for the date that is as soon after the date of the dispatch of the relevant Transaction Documentation as is reasonably practicable and permissible under Applicable Law and the Company Organizational Document (and, in any event, use commercially reasonable efforts to do so by no later than the date falling 40 calendar days after the dispatch of the Scheme Circular), in each case subject to Section 3.02(a)(xvi), and use commercially reasonable efforts to ensure that the Scheme Meeting and the Company GM are convened, held and conducted in compliance with this Agreement, the Company Organizational Document and Applicable Law (including, where relevant, the directions of the Court);

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(xiv)permit a reasonable number of Representatives of Acquiror to attend and observe the Scheme Meeting and the Company GM and, unless the Court otherwise directs, to attend and observe each hearing of the Court;
(xv)keep Acquiror informed on a reasonably regular basis, during the period between the dispatch of the Transaction Documentation to the Company Shareholders and the date of the Company Shareholder Meetings, of any changes to the register of members of the Company which the Company reasonably considers are likely to impact adversely the satisfaction of the “majority in number” and/or “75% in value” requirement for the Company Shareholder Approval of the Scheme of Arrangement as required by section 899(1) of the Companies Act of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and the Company GM (with the number of valid proxy votes for, against and withheld being separately identified in respect of each resolution), and in any event provide such number and details as soon as reasonably practicable following a request by Acquiror or its Representatives and, unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.02, use reasonable best efforts to obtain the Company Shareholder Approvals and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by any member of the Acquiror Group to assist in obtaining the Company Shareholder Approvals;
(xvi)except as required by Applicable Law or the Court, not postpone or adjourn the Scheme Meeting or the Company GM; provided, however, that the Company may, without the consent of Acquiror and only in accordance with the Company Organizational Document, Applicable Law and, if relevant, the consent of the Court, adjourn or postpone the Scheme Meeting and/or the Company GM (A) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not proposed, procured or instigated by or on behalf of the Company or any of its officers, directors, employees, agents or other Representatives acting on the Company’s behalf or at the Company’s direction, (B) to the extent necessary to ensure that any required (or, as determined by the Company Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with Acquiror, advisable) supplement or amendment to the Scheme Circular is provided to the Company Shareholders or to permit dissemination of information which is material to the Company Shareholders voting at the Company Shareholder Meetings, with such postponement or adjournment to extend for no longer than the period that the Company Board determines in good faith (after consulting with outside counsel) is reasonably necessary or (having first consulted with Acquiror) advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided, that no such postponement or adjournment under this clause (B) may be to a date that is after the tenth Business Day after the date of such disclosure or dissemination other than to the extent required by Applicable Law), (C) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Circular), there are insufficient Company Ordinary Shares or Scheme Shares (as applicable) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there are a sufficient number of Company Ordinary Shares or Scheme Shares (as applicable) represented to constitute a quorum, or (D) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approvals, but only until a meeting can be held at which there are sufficient number of votes of the Company Shareholders or Scheme Shareholders (as applicable) to obtain the relevant Company Shareholder Approvals (provided, that no such postponement or adjournment pursuant to the foregoing clauses (C) or (D) may be for a period of more than ten Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Scheme Meeting or the Company GM were originally scheduled, as applicable, and (y) 15 Business Days before the End Date);

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(xvii)not propose any matters to be voted on at the Scheme Meeting or the Company GM other than the matters contemplated by this Agreement in connection with the Company Shareholder Approvals (and matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Company Shareholders in connection therewith);
(xviii)not withdraw the Scheme of Arrangement or allow it to lapse without the prior written consent of Acquiror;
(xix)once approved by Acquiror and the Court, not seek (by application to the Court or otherwise) to: (A) revise the Scheme Circular or this Agreement; or (B) amend the terms of the Transaction without the prior written agreement of Acquiror;
(xx)not (unless required by the Court) make any application to the Court for or agree to an extension of time in connection with, or to any variation, amendment, withdrawal or nonenforcement (in whole or in part) of, the Scheme of Arrangement without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed);
(xxi)following the Company Shareholder Meetings, if the Company Shareholder Approvals have been obtained and all other conditions set forth in Article IX are satisfied or (to the extent permitted by Applicable Law) waived (other than (A) those conditions that by their nature are to be satisfied at the Closing (but subject to those conditions being able to be satisfied or having been waived) and (B) the conditions set forth in Section 9.01(b), take all necessary steps on the part of the Company, including to prepare and issue, serve and lodge all such court documents as are required, to seek the sanction of the Court to the Scheme of Arrangement as promptly as practicable thereafter; provided that the Company shall be permitted to make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law;
(xxii)give such undertakings as are required by the Court in connection with the Scheme of Arrangement;
(xxiii)agree the form and content of the Company Shareholder Resolution (including any explanatory notes relating thereto) with Acquiror prior to the dispatch of the Scheme Circular, and thereafter not amend, vary or modify the Company Shareholder Resolution, or propose at the Company GM any resolution in substitution for the Company Shareholder Resolution, in each case without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) the Company shall provide drafts of the Company Shareholder Resolution to Acquiror in sufficient time for Acquiror and its advisers to review and comment on the same prior to dispatch of the Scheme Circular and (B) the Company shall propose the Company Shareholder Resolution at the Company GM in the form so agreed with Acquiror (or, if applicable, as amended with Acquiror's prior written consent);
(xxiv)promptly provide Acquiror with a certified copy of the resolution passed at the Scheme Meeting, the Company Shareholder Resolution passed at the Company GM and of each order of the Court (including the Court Order) once obtained, and shall, following the receipt of the Court Order, not take any action to amend, modify, rescind or terminate the Court Order and, consistent with the approval by the Company’s shareholders of the Company Shareholder Resolution deliver the Court Order to the Registrar of Companies in England and Wales on, or as promptly as practicable (and in any event within two Business Days) after, the date that the condition set forth in Section 9.01(b) is satisfied;

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(xxv)to the extent not covered by the foregoing clauses (a)(i) through (xxiv) of this Section 3.02, use reasonable best efforts to cooperate fully and in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Acquiror Group and their respective Representatives in preparing the Transaction Documentation and Court Documentation, convening and holding the Company Shareholder Meetings and obtaining the sanction of the Court of the Scheme of Arrangement (including making such confirmations to the Court and otherwise engaging with the Court, and instructing its counsel to engage with the Court, in such manner as to obtain such sanction from the Court); provided that the Company shall be permitted to (x) make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law or (y) make a Company Adverse Recommendation Change in accordance with Section 6.02 as expeditiously as practicable; and
(xxvi)use its commercially reasonable efforts to prepare and finalise the Scheme Circular and Court Documentation as promptly as reasonably practicable following the date hereof, and shall keep the Acquiror reasonably informed of the anticipated timetable for the key steps in the Scheme process (including the application to the Court for directions to convene the Scheme Meeting, the dispatch of the Scheme Circular to the Company Shareholders, the date of the Scheme Meeting and the Company GM, and the Court Sanction Hearing).
Notwithstanding anything to the contrary in this Agreement, the obligations of the Company under this Article III shall continue in full force and effect following any Company Adverse Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in this Section 3.02(a).
(b)Acquiror shall:
(i)instruct counsel to appear on its behalf at the Court Sanction Hearing, and undertake to the Court to be bound by the terms of the Scheme of Arrangement insofar as it relates to Acquiror and give such undertakings as are required by the Court as are reasonably necessary for the proper implementation of the Scheme of Arrangement, it being understood, for the avoidance of doubt, that this shall not oblige Acquiror to waive any of the conditions to Closing or treat them as satisfied;
(ii)subject to the terms of this Agreement, afford all such prompt cooperation and assistance, and procure that each member of the Acquiror Group affords all such prompt cooperation and assistance, as may reasonably be requested by the Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement or any other matter covered by Article III, including the prompt and timely provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Company may reasonably request (including for the purposes of preparing the Transaction Documentation and the Court Documentation); and
(iii)to the extent not covered by the foregoing clauses (i) through (ii) of this Section 3.02(b), use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Company and its Representatives in preparing the Transaction Documentation and Court Documentation and convening and holding the Company Shareholder Meetings as expeditiously as reasonably practicable.
Section 3.03Responsibilities of the Parties in Respect of the Acquiror Stockholder Meeting.

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(a)Acquiror shall:
(i)establish a record date and time for and convene and hold the Acquiror Stockholder Meeting as promptly following the date of this Agreement as the Acquiror shall reasonably determine is necessary to hold the Acquiror Stockholder Meeting after the SEC confirms that it has no further comments on the Proxy Statement (or Acquiror otherwise determines in good faith that the Proxy Statement will not be reviewed by the SEC), and in any event no later than forty (40) days after the date on which the Proxy Statement is filed in definitive form; provided that (x) the definitive Proxy Statement shall not be filed until the expiration of the ten (10)-day waiting period set forth in Rule 14a-6 under the 1934 Act, to the extent applicable, and (y) to the extent the Proxy Statement incorporates information by reference, the Acquiror Stockholder Meeting shall not be held earlier than twenty (20) business days after the date on which the definitive Proxy Statement is first sent to the Acquiror Stockholders, consistent with Instruction D.3 of Schedule 14A under the 1934 Act (and in each case subject to the prior filing of the Pro Forma Financial Statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by the Company) and use commercially reasonable efforts to ensure that the Acquiror Stockholder Meeting is convened, held and conducted in compliance with this Agreement, the Acquiror Organizational Documents and Applicable Law;
(ii)keep the Company informed on a reasonably regular basis, during the period between the delivery of the Proxy Statement to the Acquiror Stockholders and the date of the Acquiror Stockholder Meeting, of the number of valid proxy votes received in respect of each of the proposals comprising the Acquiror Stockholder Approval (with the number of valid proxy votes for, against and withheld being separately identified), and in any event provide such numbers as soon as reasonably practicable following a request by the Company or its Representatives and, unless the Acquiror Board has effected an Acquiror Adverse Recommendation Change in accordance with Section 7.02, use reasonable best efforts to obtain the Acquiror Stockholder Approval and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by the Company to assist in obtaining the Acquiror Stockholder Approval;
(iii)except as required by Applicable Law, not postpone or adjourn the Acquiror Stockholder Meeting; provided, however, that Acquiror may, without the consent of the Company and only in accordance with the Acquiror Organizational Documents and Applicable Law, adjourn or postpone the Acquiror Stockholder Meeting (A) to the extent necessary to ensure that any required (or, as determined by the Acquiror Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with the Company, advisable) supplement or amendment to the Proxy Statement is provided to the Acquiror Stockholders or to permit dissemination of information which is material to the Acquiror Stockholders voting at the Acquiror Stockholder Meeting, with such postponement or adjournment to extend for no longer than the period that the Acquiror Board determines in good faith (after consulting with outside counsel) is reasonably necessary or (having first consulted with the Company) advisable to give the Acquiror Stockholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided, that no such postponement or adjournment under this clause (A) may be to a date that is after the fifth Business Day after the date of such disclosure or dissemination other than to the extent required by Applicable Law), (B) if, as of the time for which the Acquiror Stockholder Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, but only until a meeting can be held at which there are a sufficient number of shares of Acquiror capital stock represented to constitute a quorum, or (C) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, but only until a meeting can be held at which there are sufficient number of votes of the Acquiror Stockholders to obtain

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the Acquiror Stockholder Approval (provided, that no such postponement or adjournment pursuant to the foregoing clauses (B) or (C) may be for a period of more than ten Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Acquiror Stockholder Meeting was originally scheduled and (y) 15 Business Days before the End Date);
(iv)not propose any matters to be voted on at the Acquiror Stockholder Meeting other than the matters contemplated by this Agreement in connection with the Acquiror Stockholder Approval (and matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Acquiror Stockholders in connection therewith).
(v)retain and utilize the services of a nationally recognized proxy solicitation firm in connection with the solicitation of proxies for the Acquiror Stockholder Meeting and obtaining the Acquiror Stockholder Approval; and
(vi)if the Acquiror Stockholder Approval is not obtained at the Acquiror Stockholder Meeting (or at any adjournment or postponement thereof), cause an additional meeting of the Acquiror Stockholders to be held every ninety (90) days thereafter for the purpose of obtaining the Acquiror Stockholder Approval until the Acquiror Stockholder Approval is obtained or until this Agreement is validly terminated in accordance with its terms, and comply with the terms of this Article III with respect to each such meeting as if it were the Acquiror Stockholder Meeting.
Notwithstanding anything to the contrary in this Agreement, the obligations of Acquiror under this Article III shall continue in full force and effect following any Acquiror Adverse Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in clauses (i) through (vi) of this Section 3.03(a).
(b)The Company shall:
(i)subject to the terms of this Agreement, afford all such prompt cooperation and assistance, and procure that each of its Subsidiaries affords all such prompt cooperation and assistance, as may reasonably be requested by Acquiror in respect of the preparation and verification of any document required in connection with the Acquiror Stockholder Meeting and the Acquiror Stockholder Approval, including the prompt and timely provision to Acquiror of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Acquiror may reasonably request (including for the purposes of preparing the Transaction Documentation), including the Pro Forma Financial Statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by the Company;
(ii)review and provide comments (if any) in a reasonably timely manner on all Transaction Documentation submitted to it;
(iii)as soon as reasonably practicable, notify Acquiror of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Transaction Documentation; and
(iv)to the extent not covered by the foregoing clauses (i) through (ii) of this Section 3.03(b), use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with Acquiror and its Representatives in preparing the Transaction Documentation and convening and holding the Acquiror Stockholder Meeting as expeditiously as reasonably practicable.

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Section 3.04Mutual Provisions in Relation to the Scheme of Arrangement, the Company Shareholder Meetings and the Acquiror Stockholder Meeting.
(a)If Acquiror or the Company acting reasonably considers that an amendment should be made to the provisions of the Scheme of Arrangement in order to implement the Transaction in as efficient a manner as practicable, it may notify the other Party and such Party shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment; provided that neither Party shall be required to consider or negotiate any amendment that would (i) prevent, materially delay or materially impede the Closing, (ii) alter or change the amount or nature of the Share Deliverables, as applicable (including as to the ability of the Exchange Shares to be freely traded, other than as a result of the application of transfer restrictions arising under applicable securities laws) or (iii) adversely affect it or its shareholders in any material respect.
(b)Notwithstanding anything to the contrary in this Agreement, the Parties shall cooperate to schedule, convene and hold the Scheme Meeting, the Company GM and the Acquiror Stockholder Meeting for the same date, it being understood and agreed that (i) in the event the Scheme Meeting or the Company GM is adjourned or postponed, Acquiror shall, in accordance with the Acquiror Organizational Documents, use its reasonable best efforts to adjourn or postpone the Acquiror Stockholder Meeting to the same date of the Scheme Meeting and the Company GM, as so adjourned or postponed and (ii) in the event the Acquiror Stockholder Meeting is adjourned or postponed, the Company shall, in accordance with the Company Organizational Document, use its reasonable best efforts to adjourn or postpone the Company GM, and to the extent practicable and subject to the consent of the Court, the Scheme Meeting, to the same date of the Acquiror Stockholder Meeting, as so adjourned or postponed.
(c)If, at any time prior to the receipt of the Company Shareholder Approvals and the Acquiror Stockholder Approval, the Company or Acquiror discover that any of the Transaction Documentation contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and, if such discovery is made prior to the receipt of the Company Shareholder Approvals and the Acquiror Stockholder Approval, as promptly as reasonably practicable thereafter the Parties shall file with the SEC and the Court, as applicable, any necessary amendment of, or supplement to, the Transaction Documentation and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the Company Shareholders and the Acquiror Stockholders.
(d)Each Party shall: (i) notify the other as promptly as reasonably practicable, to the extent not prohibited by its confidentiality obligations, if it becomes aware of any concerns or issues raised by the shareholders or stockholders of the Company or Acquiror, as applicable, persons interested (or who may become interested) in securities relating to the Company or Acquiror or any third party in connection with or which may have an impact on the Transaction or the matters contemplated therein, in each case, to the extent such concerns or issues would have the effect of preventing, materially delaying or impeding the consummation of the Transaction or the other transactions contemplated by this Agreement; and (ii) reasonably consult with, and consider in good faith the reasonable views and requests of the other Party in connection with addressing any such concerns or issues.
Section 3.05Amendment of Scheme of Arrangement.
(a)Subject to Section 3.05(b) and Section 3.05(c) below, except as required by Applicable Law (including, for the avoidance of doubt, the Court), following dissemination of

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the Proxy Statement in accordance with this Agreement, neither Party shall, other than with the prior written consent of the other Party, amend the Scheme of Arrangement.
(b)Subject to Section 3.05(a), the Company and Acquiror agree to implement the Transaction (subject to obtaining the necessary shareholder votes) by way of a new, revised or renewed Scheme of Arrangement or, in accordance with Section 8.06, an Offer together with any revisions or amendments to the treatment of the Scheme Shareholders and proposals to holders of Company Share Options (a “Technical Revision”), upon the occurrence of any of the following events:
(i)after the Scheme Meeting has been held, in circumstances where the resolution referenced in clause (i) of the definition of “Company Shareholder Approvals” has not been lawfully passed due to a technical and/or procedural defect(s) relating to the Scheme of Arrangement being either: (A) that the provisions of the Companies Act have not been complied with including the composition of classes for the purposes of the Scheme Meeting; or (B) there is a blot on the Scheme (as per the decision of Mr. Justice Morgan in Re TDG [2009] 1 BCLC 445 at [29]) (each of (A) and (B) being a “Scheme Technical Defect”), which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Acquiror in its judgment (acting reasonably having taken external legal advice) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice);
(ii)after the Company Shareholders’ Meeting has been held, in circumstances where the Company Shareholder Resolution has not been lawfully passed due to a technical and/or procedural defect(s) being either: (A) on the grounds that the relevant provisions of the Companies Act or Applicable Law have not been complied with; or (B) a failure to comply with the Company Organizational Document, which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Acquiror (in its judgment, acting reasonably having taken external legal advice)) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice); or
(iii)in the event that the Court does not sanction the Scheme of Arrangement at the Court Sanction Hearing on the grounds of a technical or procedural defect in relation to any aspect of the Scheme of Arrangement or its implementation being a Scheme Technical Defect, or on such other grounds which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Acquiror in its judgment (acting reasonably having taken external legal advice) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice).
(c)In the event of a Technical Revision, the parties agree that such Technical Revision shall be made and implemented on substantially the same terms as this Agreement (including as to the ability of the Exchange Shares to be freely traded, other than as a result of the application of transfer restrictions arising under applicable securities laws) save for any changes which may be necessary to address the technical and/or procedural defects, it being acknowledged that any change to the consideration payable by Acquiror shall not be considered a Technical Revision or a change required to address the technical and/or procedural defects.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Article IV or in any other section or subsection of Article IV of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty, the Company hereby represents and warrants to Acquiror as set forth below:
Section 4.01Corporate Existence and Power. The Company is a private limited company duly incorporated and validly existing under the laws of England and Wales. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power and authority (a) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction. The Company is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction. Prior to the date of this Agreement, the Company has made available to Acquiror a true and complete copy of the articles of association of the Company (the “Company Organizational Document”) as in effect on the date of this Agreement. The Company Organizational Document is in full force and effect and the Company is not in violation of the Company Organizational Document in any material respect.
Section 4.02Corporate Authorization.
(a)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Shareholder Approvals and the sanction of the Scheme of Arrangement by the Court, have been duly authorized by all necessary corporate action on the part of the Company. The Company Shareholder Approvals are the only votes of the Company Shareholders or the holders of any other Equity Securities of the Company necessary in connection with this Agreement and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Acquiror) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)) and, subject to its approval by Company Shareholders and sanction by the Court, the Scheme of Arrangement will be a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms.
(b)At a meeting duly called and held, the Company Board (i) unanimously resolved that this Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby (including the Transaction) are fair to and in the best interests of the

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Company for the benefit of the Company Shareholders as a whole, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Transaction) and (iii) unanimously resolved to recommend that the Company Shareholders approve the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolution at the Company GM (such recommendation referred to herein as the “Company Board Recommendation”). Except, with respect to clause (iii) of the preceding sentence, as permitted by Section 6.02, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.03Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction) require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) compliance with Antitrust Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) or Foreign Investment Laws, in each case, set forth on Section 4.03 of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Capital Market or the NASDAQ Stock Market LLC, as applicable (the NASDAQ Capital Market or the NASDAQ Stock Market LLC, as applicable, collectively “Nasdaq”), (c) compliance with the Companies Act, (d) the sanction of the Scheme of Arrangement by the Court, (e) the submission by Acquiror to His Majesty’s Revenue and Customs (“HMRC”) for stamping of the relevant instrument(s) of transfer of the Scheme Shares and/or the Court Order (as applicable) and the payment of stamp duty and (f) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.04Non-contravention. Assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approvals and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby and by the Scheme of Arrangement (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Document, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract or Company Permit binding on the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b)-(d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.05Capitalization.
(a)As of the date of this Agreement (the “Capitalization Date”), there were (i) 388,985,916 Company Ordinary Shares in issue, (ii) 32,258,065 A1 Ordinary Shares in issue, and (iii) 93,799,918 additional Company Ordinary Shares reserved for issuance pursuant to Company Stock Plans. Except as set forth in the preceding sentence of this Section 4.05(a), as of the date hereof, there are no issued, reserved for issuance or outstanding Company Ordinary

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Shares or other Equity Securities of the Company, other than Company Ordinary Shares issued after the Capitalization Date pursuant to the exercise of Company Share Options outstanding as of the Capitalization Date as set forth in the preceding sentence. All outstanding Company Ordinary Shares have been, and all shares or other securities in the capital of the Company that may be issued prior to the Effective Time will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid or credited as fully paid, nonassessable, free from any transfer restrictions (other than transfer restrictions arising under applicable securities laws) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. No Subsidiary of the Company owns any Company Ordinary Shares or other Equity Securities of the Company.
(b)The Company has previously made available to Acquiror a true and complete list, as of the close of business on the Capitalization Date, of (i) each Company Share Option, (ii) the number of Company Ordinary Shares underlying each Company Share Option (assuming achievement at target performance for any performance-based Company Share Options), (iii) the date on which the Company Share Option was granted, (iv) the Company Employee Plan under which the Company Share Option was granted, (v) the exercise price of each Company Share Option, and (vi) the expiration date of each Company Share Option, if applicable.
(c)There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Ordinary Shares or other Equity Securities of the Company (other than pursuant to the exercise or settlement of Company Share Options, or the forfeiture of, or withholding of Taxes with respect to, Company Share Options). Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Ordinary Shares or other Equity Securities of the Company.
Section 4.06Subsidiaries.
(a)Each Subsidiary of the Company is a corporation or other entity duly incorporated, formed or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the SEC, as identified in Section 4.06 of the Company Disclosure Schedule (the “Company Material Subsidiaries”), is in material violation of any of its articles of association, certificate of incorporation, articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent, constitutional or organizational documents, in each case as amended to and in effect as of the date hereof. The Company Material Subsidiaries identified in Section 4.06 of the Company Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of the Company as of the date hereof.

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(b)All of the issued and outstanding share capital or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid or credited as fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than transfer restrictions arising under securities laws or under the organizational documents of such Subsidiary) and have not been issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company.
Section 4.07SEC Filings; and UK Company Filings.
(a)Neither the Company nor any Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)All returns, resolutions and other documents required under the United Kingdom Companies Legislation to be delivered by or on behalf of the Company or any of its Subsidiaries to the Registrar of Companies in England and Wales have, in all material respects, been prepared and delivered in accordance with applicable requirements.
(c)The information provided by and relating to the Company and each of its Subsidiaries to be contained in the Scheme Circular and the Proxy Statement will not, on the dates the Scheme Circular and the Proxy Statement (and any amendment or supplement thereto) are first made available or delivered to Company Shareholders and Acquiror Stockholders in definitive form and on the dates of the Scheme Meeting, the Company GM and the Acquiror Stockholder Meeting, as applicable, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or the Scheme Circular (in each case including any amendment or supplement thereto) which were not supplied in writing by or on behalf of the Company or any of its Affiliates specifically for inclusion or incorporation by reference therein.
Section 4.08Financial Statements and Financial Matters.
(a)The audited consolidated financial statements as of September 30, 2024 and unaudited consolidated interim financial statements of the Company for the 21-month period ended June 30, 2026 (the “Balance Sheet Date”), in each case, that have been previously shared with Acquiror present fairly in all material respects, in conformity with IFRS applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Company and its Subsidiaries.
(b)From the Reference Date to the date of this Agreement, the Company has not received written notice from the SEC, the FCA, the FRC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC, the FCA, the FRC or any other Governmental Authority. Since the Reference Date, to the date of this Agreement, neither the

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Company nor any Subsidiary of the Company has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.
Section 4.09Absence of Certain Changes.
(a)Since the Balance Sheet Date through the date of this Agreement, except for the negotiation of this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business.
(b)Since the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, circumstance, fact, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require Acquiror’s consent under clauses (ii), (iii), (vi), (vii), (ix), or (xvii) of Section 6.01(b) (or solely with respect to the foregoing clauses, clause (xvii) of Section 6.01(b)).
Section 4.10No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations specifically disclosed, reflected or reserved against in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (c) liabilities expressly required or expressly contemplated by this Agreement or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company does not have any off-balance sheet arrangements.
Section 4.11Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, by or before (or, in the case of threatened Proceedings, that would be by or before) any Governmental Authority, (a) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. There is (in the case of clause (ii) below, as of the date of this Agreement) no Order outstanding against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material

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Adverse Effect, or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.12Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses as they are now being conducted (the “Company Permits”). The Company and each of its Subsidiaries are, and since the Reference Date have been, in compliance with the terms of Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Company Permits are in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto) and no default (with or without notice, lapse of time, or both) has occurred under any Company Permit and there are no Proceedings pending, or, to the knowledge of the Company, threatened that seek the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.13Compliance with Laws. The Company and each of its Subsidiaries are, and since the Reference Date have been, in compliance with, and are not, and since the Reference Date have not been, in default under or in violation of, all Applicable Laws, except for failures to comply that (a) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
Section 4.14Regulatory Matters.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries holds (A) all authorizations and certifications applicable to its activities, products and functions, including, where applicable, those under the U.S. Food, Drug, and Cosmetic Act of 1938 (the “FDCA”), the U.S. Public Health Service Act (the “PHSA”), the European Medical Device Regulation (2017/745), the Invitro Diagnostic Medical Devices Regulation (2017/746), EU Directives 93/42/EEC, 98/79/EC, 90/385/EEC, 2005/28/EC, 2001/83/EC, Regulations (EC) 726/2004 and (EC) 536/2014, the U.K.’s Medical Devices Regulations 2002, Human Medicines Regulations 2012 and Human Use (Clinical Trials) Regulations 2004, the regulations, requirements and guidelines of the U.S. Food and Drug Administration (the “FDA”), the European Commission (the “EC”), the European Medicines Agency (the “EMA”), and the Medicines and Healthcare products Regulatory Agency (the “MHRA”) promulgated thereunder, including good laboratory, clinical, and manufacturing practices regulations, as well as ISO certifications and standards for healthcare and related data including ISO31000, ISO14155, ISO13485, ISO9001 and ISO 27001, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, functionality, identity, strength, purity, safety, efficacy, manufacturing, testing, processing, research, packaging, labelling, storage, transport, marketing, distribution, sale, pricing, import or export of any of the Company External Drug Product Candidates or the Company Internal Drug Product Candidates (any such Governmental Authority, a “Company Regulatory Agency”), necessary for the lawful activities and operations of the businesses of the Company or any of its Subsidiaries as currently conducted or as previously conducted during the period beginning on the Reference Date and ending on the date of this Agreement (collectively, all such authorizations in clauses (A) and (B) are referred hereafter as the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are in each case valid and in full force and effect (subject to the Bankruptcy and Equity Exceptions

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to the extent applicable thereto); and (iii) the Company and its Subsidiaries are in compliance with the terms of all such Company Regulatory Permits.
(b)As of the date hereof, neither the Company nor any of its Subsidiaries (i) are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, reduced or special licensing measures, warnings notices, enhanced monitoring or audits, deficiency notices or similar agreements, notices or measures with or imposed by any Company Regulatory Agency or (ii) has knowledge (including as a result of any communication from any Company Regulatory Agency) that a material Company Regulatory Permit or application for a material Company Regulatory Permit is invalid or will be or has been suspended, rejected, cancelled, terminated or granted in a scope narrower than applied for.
(c)All pre-clinical and clinical investigations in respect of a Company External Drug Product Candidate or a Company Internal Drug Product Candidate conducted or sponsored by the Company or any of its Subsidiaries are being, and since the Reference Date have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (A) promulgated by the FDA, and as contained in Title 21 parts 50, 54, 56, 310, 312, 314, 320, and 600 of the Code of Federal Regulations, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state legal requirements; and (B) promulgated by the EC, EMA and MHRA, and as contained in Directive 2005/28/EC, Regulation (EC) 536/2014, and the U.K.’s Medical Devices Regulations 2002, and Human Use (Clinical Trials) Regulations 2004, and (ii) any Applicable Laws governing, relating to, or restricting the collection, processing, use and disclosure of individually identifiable information, health information, human biological samples and genetic information, and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communication from the FDA, EC, EMA, MHRA, or any other similar Governmental Authority or any ethics committee recommending or requiring the termination, suspension, clinical hold, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the period beginning on the Reference Date and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the FDA, Medicines and Healthcare products Regulatory Agency, EC, EMA, MHRA or any foreign agency with jurisdiction over the design, development, testing, marketing, labeling, sale, use handling and control, functionality, safety, efficacy, reliability, distribution, storage, transport, packaging, processing, or manufacturing of the Company External Drug Product Candidates or the Company Internal Drug Product Candidates that would reasonably be expected to lead to the denial, suspension, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any self-certification or application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its respective directors, officers, employees and, to the knowledge of the Company, its other agents (while acting in such capacity) are, and since the Reference Date have been, in compliance with all Applicable Laws relating to controlled substances or the manufacturing, testing, processing, supplying, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of controlled

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substances, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), Directive 2001/83, the Misuse of Drugs Act 1971 and Human Medicines Regulations 2012, and the regulations promulgated pursuant thereto, and any other similar local, state, or foreign laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Since the Reference Date to the date hereof, the Company has not received any correspondence or any other written communication from any Governmental Authority, including the Drug Enforcement Administration and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, the Company under any Applicable Law relating to controlled substances.
(f)Since the Reference Date, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, EMA, MHRA or any other Company Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, permits and notices were true, accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Reference Date, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, EMA, MHRA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMA, MHRA, or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which any of the Company Internal Drug Product Candidates or Company External Drug Product Candidates are tested, manufactured, marketed, distributed, or sold or where the Company has publicly announced an intention to sell any Company Internal Drug Product Candidates or Company External Drug Product Candidates; and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program, health or buying procurement program, pricing or reimbursement scheme under Section 1128 of the Social Security Act of 1935 or any similar program, including any conduct that would constitute non-compliance with the Federal Anti-Kickback Statute, Federal False Claims Act, or their respective state equivalents.
(g)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as to each Company Internal Drug Product Candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any applicable jurisdiction, each such Company Internal Drug Product Candidate is being or has been designed, developed, manufactured, stored, distributed

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and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good clinical practices and good manufacturing practices, packaging, functionality, labeling and product claims, advertising, record keeping, reporting, and security. There are no Proceedings pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case, alleging any violation applicable to the Company Platform, any Company External Drug Product Candidate or any Company Internal Drug Product Candidate by the Company or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) during the period beginning on the Reference Date and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market suspension, withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, functionality, efficacy or regulatory compliance of any Company External Drug Product Candidate or Company Internal Drug Product Candidate and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, any written notice from the FDA or any other Company Regulatory Agency during the period beginning on the Reference Date and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Company External Drug Product Candidate or Company Internal Drug Product Candidate (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Company External Drug Product Candidates or Company Internal Drug Product Candidates, (C) a termination or suspension of the manufacturing, marketing, testing, or distribution of such Company External Drug Product Candidates or Company Internal Drug Product Candidates, or (D) a material negative change in reimbursement status of a Company External Drug Product Candidate or Company Internal Drug Product Candidate.
Section 4.15Export Control Laws. In the past five years, the Company has conducted any export transactions in compliance in all material respects with applicable provisions of applicable export control laws and regulations, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) the Company has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Company is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Company’s knowledge, threatened claims or investigations against the Company with respect to Export Control Laws; and (d) to the Company’s knowledge, there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.
Section 4.16Not a Covered Outbound Investment.
(a)The Company either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).
(b)The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

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(c)The Company is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.
Section 4.17CFIUS Representations. The Company does not engage in:
(i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”);
(ii)the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or
(iii)the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 4.18Data Security Program. The Company is not a “covered person” as defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”).  Since April 8, 2025, the Company has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.
Section 4.19Material Contracts.
(a)Section 4.19 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts other than Company Employee Plans, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets are bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which any of them or any of their respective assets become bound after the date of this Agreement, an “Company Material Contract”):
(i)any Contract (other than Leases), including any development, manufacturing, supply or distribution agreement, that involved or would reasonably be expected to involve in the fiscal year ending December 31, 2026, the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount that had a value or having an expected value in excess of $270,000;
(ii)each Contract providing for the acquisition or disposition of assets outside of the ordinary course of business or of securities by or from any Person or any business (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) that involved since December 31, 2022, or would reasonably be expected to involve, the payment of consideration in excess of $270,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or would reasonably be expected to require the receipt or making of payments in excess of $270,000 or (y) any provision pursuant to which any Equity Securities of the Company or any of its Subsidiaries may be issued;

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(iii)any Contract between any Governmental Authority, on the one hand, and the Company or any of its Subsidiaries, on the other hand, involving payments after the date of this Agreement to or from such Governmental Authority in an amount having an expected value in excess of $270,000 in the fiscal year ending December 31, 2026;
(iv)any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions with respect to the Company or any of its Subsidiaries or (C) contains any other provisions that materially restrict the ability of the Company or any of its Subsidiaries to develop, use or maintain the Company Platform or to sell, market, distribute, promote, manufacture, develop, use, commercialize, or test or research any Company Internal Drug Product Candidate, directly or indirectly through Third Parties, in any material respect;
(v)any Contract relating to Indebtedness of the Company or any of its Subsidiaries (including under any short-term financing facility) in excess of $270,000 (whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) other than (x) any Contract exclusively between or among the Company and any of its wholly owned Subsidiaries or (y) as part of the Concurrent Investment;
(vi)any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of the Company or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of the Company or any of its Subsidiaries (other than Contracts relating to Indebtedness described in clause (v) of this Section 4.19(a) and set forth in clause (v) of Section 4.19(a) of the Company Disclosure Schedule);
(vii)any material joint venture, profit-sharing, partnership, collaboration or co-promotion agreement;
(viii)any Contract with any Person (A) pursuant to which the Company or its Subsidiaries are required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than any Contract with contract research organizations for internal research entered into in the ordinary course of business) or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Company Platform, any Company External Drug Product Candidate, any Company Internal Drug Product Candidate or any material Intellectual Property Rights, in the case of each of clauses (A) and (B), which payments are in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(ix)any lease or sublease for personal property for which annual rental payments made by the Company or any of its Subsidiaries were, or are expected to be, in excess of $270,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(x)all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software, or other commercially available technology, and excluding any materials transfer agreements, clinical trial agreements, services agreements, research agreements, or generally available patent license agreements entered into in the ordinary course of business, or nondisclosure agreements entered into in the ordinary course of business or in connection with discussions, negotiations or transactions related to this Agreement or any

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other potential strategic transaction), including any Intellectual Property Rights (i) with respect to the Company Platform, any Company External Drug Product Candidate or any Company Internal Drug Product Candidate, or (ii) used in the operation of the business of the Company or its Subsidiaries or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), that (1) involved aggregate payments by or to the Company or any of its Subsidiaries in excess of $270,000 in the fiscal year ending December 31, 2025, or will involve aggregate payments by or to the Company or any of its Subsidiaries in excess of $270,000 in any fiscal year thereafter or (2) are material to the development or operation of the Company Platform or the development, manufacture or commercialization or manufacture of any Company External Drug Product Candidate or Company Internal Drug Product Candidate;
(xi)any Contract related to any merger, acquisition, consolidation, sale, spin-off or other business combination or divestiture transaction involving the Company, its Subsidiaries or any business unit thereof;
(xii)any Contract providing for the development (including co- or joint development) of any Intellectual Property Rights, independently or jointly, (A) by the Company or its Subsidiaries or (B) for the Company or its Subsidiaries (other than Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements, copies of which have been made available to Acquiror’s counsel);
(xiii)any Contract involving the settlement or compromise of any Proceedings (whether pending or threatened) (or series of related Proceedings) which will involve payments after the date of this Agreement in excess of $270,000;
(xiv)any settlement agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority and providing for payments in excess of $270,000; and
(xv)any Contract that obligates the Company or any Subsidiary of the Company to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $270,000.
(b)All Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (in each case except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential

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defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Acquiror true and complete copies of each Company Material Contract as in effect as of the date hereof.
Section 4.20Taxes.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or with respect to, the Company or any of its Subsidiaries have been filed when due (giving effect to all valid extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns (and any amendments thereof) are true and complete in all respects;
(ii)each of the Company and its Subsidiaries has (x) timely paid in full to the appropriate Taxing Authority (or has had timely paid in full on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return), and (y) where payment is not yet due, established (or had established on its behalf) an adequate accrual, in accordance with IFRS;
(iii)each of the Company and its Subsidiaries has (x) duly and timely withheld, deducted and collected all Taxes required to be withheld, deducted and collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties, and such Taxes have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for future payment when due and (y) otherwise complied with all Applicable Law relating to the payment, withholding, deduction, collection and remittance of Taxes (including information reporting requirements and record retention requirements);
(iv)there is no (x) Proceeding pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of Taxes or Tax Returns of such Person or (y) deficiency or assessment for Taxes that has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries that has not been fully satisfied by payment, settled or withdrawn;
(v)neither the Company nor any of its Subsidiaries has extended or waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension has been filed (whether by or on behalf of the Company or any of its Subsidiaries) or is currently pending;
(vi)there are no Liens for Taxes (other than Permitted Liens that are described in clause (A) of the definition thereof) on any of the Scheme Shares, property or assets of the Company or any of its Subsidiaries;
(vii)no jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return or pay Taxes has asserted a written claim that the Company or such Subsidiary is or may be subject to Tax or required to file Tax Returns in such jurisdiction;
(viii)the Company and its Subsidiaries have made available all documentation relating to any applicable Tax holidays, deferrals or incentives and are in compliance with the requirements of any applicable Tax holidays, deferrals or incentives;

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(ix)in relation to VAT, each of the Company and its Subsidiaries has, to the extent it has been required to be registered by VAT legislation, been duly registered for the purpose of VAT, been so registered at all times that it has been required to be registered by VAT legislation, and such VAT registration is not subject to any conditions imposed by or agreed with any Taxing Authority which have not been complied with;
(x)all documents to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or that form part of the Company’s or any of its Subsidiaries’ title to any asset and which are required to be stamped have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid;
(xi)The Company and each of its Subsidiaries have at all times complied with all Applicable Laws regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of the Company and its Subsidiaries.
(b)Within the last two years, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. law).
(c)Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, aggregate, unitary or similar group for Tax purposes (other than one of which the Company or any of its Subsidiaries was the common parent) ; (ii) is party to or bound by, or has any material obligation under, any material agreement relating to the apportionment, sharing, assignment, indemnification, reimbursement or allocation of Taxes (other than (x) an agreement solely between or among the Company and/or one or more of its Subsidiaries or (y) Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes); (iii) has entered into a closing agreement with respect to material Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or other ruling by or written agreement with a Taxing Authority, and there are no requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between the Company or any of its Subsidiaries and any Taxing Authority; or (iv) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes) or otherwise by operation of law.
(d)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) other than in the ordinary course of business, prepaid amount received prior to the Closing.
(e)Neither the Company nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any other similar transaction requiring disclosure under any similar provision of state, local or non-U.S. law.

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(f)The Company has in place, and has had in place at all times since September 30, 2017, such prevention procedures as defined in sections 45(3) and 46(4) of the United Kingdom Criminal Finances Act 2017 as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the United Kingdom Criminal Finances Act 2017.
(g)Neither the Company nor its Subsidiaries (i) is or has ever been treated for any Tax purpose as resident in a country other than the country of their respective incorporation, or (ii) has had any branch, agency, fixed place of business or permanent establishment in a country that is outside of the country in which the Company or its Subsidiaries, respectively, are incorporated.
(h)Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or any similar agreement or arrangement with any Taxing Authority.
(i)To the knowledge of the Company, there are no binding agreements or arrangements, and no other present plans, on the part of any Scheme Shareholders or the Purchasers to sell, transfer, or otherwise dispose of the stock of Acquiror received in the Transaction and the PIPE in a manner that could cause such Persons, collectively, to not be in “control” of Acquiror within the meaning of Section 368(c) of the Code immediately after the Transaction and the PIPE. The Company is not an investment company within the meaning of Section 368(a)(2)(F) of the Code. To the knowledge of the Company, (i) Acquiror is not an investment company within the meaning of Section 368(a)(2)(F) of the Code and is not, and immediately after the transactions contemplated by this Agreement will not be, an investment company within the meaning of Section 351(e) of the Code, and (ii) the proceeds of the PIPE and any other cash on hand of Acquiror and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will be used for working capital in the ordinary course of business of the combined company.
Section 4.21Labor Matters.
(a)The Company and its Subsidiaries are, and since the Reference Date have been, in material compliance with all Applicable Laws relating to labor and employment, including those relating to (i) employment and employment practices, (ii) terms and conditions of employment, and (iii) unfair labor practices (in each case, including, without limitation all Applicable Laws regarding labor management relations, wages, hours, overtime, holiday pay, social security contributions, correct classification of employees, workers and independent contractors (including, where applicable, as exempt and non-exempt) discrimination, immigration, the publication of any required information, harassment (including sexual harassment), victimization, whistleblowing, civil rights, affirmative action, work authorization, safety and health, information privacy and security and workers compensation).
(b)The Company has provided to Acquiror, pseudonymised as required by Applicable Law, a true and complete list as of the date of this Agreement of the total number of current employees of the Company and its Subsidiaries, together with (where applicable) the (i) location (city, state, country) in which they are employed,(ii) employing entity, (iii) title or position, (iv) status (part-time, full-time, exempt, non-exempt, etc.), (v) employment commencement date and, if earlier, start date of continuous employment with the Company or any of its Subsidiaries, (vi) whether paid on a salaried, hourly or other basis, current base salary or wage rate, (vii) target bonus and commissions payments with respect to the current calendar year and bonus and commission payments made in the preceding calendar year, and if applicable, the current calendar year, (viii) amount of accrued but unused vacation, (ix) visa status, (x) an indication of whether or not the employee is on a leave of absence (including sickness leave), (xi) notice period or, if on a fixed term contract, the remaining period of the

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fixed term, (xii) material benefits (including medical, dental, car allowance and other employee benefits), and (xiii) employer pension contributions. To the knowledge of the Company, no employees are in violation of any material term of any employment, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement or any restrictive covenant obligation: (i) owed to the Company or any of its Subsidiaries, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.
(c)The Company has made available to Acquiror copies of all employee and contractor trade secret, non-compete, non-disclosure and invention assignment agreements.
(d)Neither the Company nor any of its Subsidiaries has since the Reference Date (i) proposed or commenced any collective redundancy, reduction in force, mass layoff or similar process (including any consultation in connection therewith), or failed to comply with its obligations in respect of such process under Applicable Law, or (ii) been a party to a relevant transfer (as defined in any law implementing the European Union Acquired Rights Directive 2001/23/EC or any other similar law in any jurisdiction) or provided indemnity protection to any third party in relation to any relevant transfer taking place within that timeframe, in either case having failed to comply in any material respects with any obligations imposed by such law or, to the Company’s knowledge, acquired liability for any other party’s failure to comply.
(e)Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with, any labor organization, labor or trade union, works council, or other employee representative body, and, from the Reference Date through the date of this Agreement, to the knowledge of the Company, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no current unfair labor practice, material labor dispute, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.
(f)No current request made pursuant to: Schedule A1 Part I of the United Kingdom Trade Union and Labour Relations (Consolidation) Act 1992 for recognition of any trade union or Regulation 7 of the United Kingdom Information and Consultation of Employees Regulations 2004 to negotiate an agreement in respect of information or consultation, has been received by the Company or any of its Subsidiaries nor, to the Company’s knowledge does any trade or labor union, works council, staff association, other employee representative body or group of employees currently intend to submit any such request or similar to the Company or any of its Subsidiaries.
(g)The Company and its Subsidiaries have not entered into any agreement with any works council, trade or labor union, staff association, labor organization, or other representative body that would require the Company to obtain the consent of, or provide advance notice or information to such works council, trade or labor union, staff association, labor organization, or other employee representative body of the transactions contemplated by this Agreement.
(h)Neither the Company nor any of its Subsidiaries is involved in any active, pending or, to the Company’s knowledge, threatened material Proceedings in respect of any of its or their current or former employees, consultants, independent contractors, directors or officers.

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(i)Neither the Company nor any of its Subsidiaries has or reasonably expects any Liabilities with respect to any allegations of sexual harassment and are not aware of any allegations relating to officers, directors, or Senior Employees, workers, contractors or agents of the Company or any of its Subsidiaries that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.
Section 4.22Intellectual Property.
(a)Section 4.22(a) of the Company Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Patents, registered Marks, registered Copyrights and registered Internet Properties, and applications for any of the foregoing, that are owned by or purported to be owned by, or that are filed or registered in the name of, the Company or any of its Subsidiaries (in each case alone or together with any other party) (the “Company Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction.
(b)Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) each item of Company Owned IP is legally, beneficially and solely owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) none of the Company Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Company Registered IP, except where the Company has made a reasonable business decision to not maintain such Company Registered IP, (iii) none of the Company Registered IP that has issued has subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of the Company, all Company Registered IP is subsisting, and (v) to the knowledge of the Company, there is no opposition, interference, derivation, or cancellation Proceeding pending or threatened against the Company or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Company Registered IP (other than ordinary course Proceedings related to the application for, or renewal of, any item of Company Registered IP).
(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property constitutes, to the knowledge of the Company, all of the material Intellectual Property Rights necessary (i) for the conduct of the business of the Company as currently conducted and (ii) to use, develop and maintain the Company Platform as currently used, developed and maintained, or to develop, manufacture, sell or exploit the Company Internal Drug Product Candidates as currently being developed or manufactured by the Company and its Subsidiaries as of the date of this Agreement. Except under any Company Material Contract, neither the Company or its Subsidiaries has sold, assigned, licensed exclusively, or agreed to do any of the foregoing in respect of material Company Intellectual Property. No agreement under which the Company or any of its Subsidiaries is granted rights to any material Company Intellectual Property is subject to any written notice of termination or breach (or, to the knowledge of the Company, any threat of termination or breach), and to the knowledge of the Company, all such agreements are valid and subsisting and, to the knowledge of the Company, no party to them is in any material breach of the same.
(d)Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, none of the Company Owned IP is subject to any Order or Proceeding pending or threatened, naming the Company or any of its Subsidiaries contesting the proprietorship, validity, enforceability, or use thereof, or rights thereto by or of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, neither the Company Platform, Company Internal Drug Product Candidates, Company Owned IP, nor the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates, misuses or

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otherwise violates and has not infringed, misappropriated, misused or otherwise violated any Intellectual Property Rights of any Third Party, (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, misused or otherwise violated any Company Owned IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, and (iv) neither the Company nor any Subsidiary of the Company has instituted or threatened in writing to institute any Order or Proceeding against any Third Party alleging that such Third Party is infringing, misappropriating, misusing, or otherwise violating any Company Intellectual Property.
(e)At no time during the conception of or reduction to practice of any of the Company Owned IP was any officer or employee of the Company who contributed to such Company Owned IP (or, to the knowledge of the Company, any founder, developer, inventor or other contributor to such Company Owned IP) operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party that, as a result of that funding, sponsorship, agreement or other obligation, results in that Third Party holding an ownership, financial or license interest in such Company Owned IP.
(f)Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in Company Owned IP, and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.
(g)Except as will not result in, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, (A) the Company and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of Company Registered IP and are covered, or practiced by, the Company Platform or a Company Internal Drug Product Candidate (including its manufacture), and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other institution has been used to create or develop any Patents that are part of Company Registered IP and are covered or practiced by the Company Platform, a Company Internal Drug Product Candidate or a Company External Drug Product Candidate (including their manufacture), except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or any university, college, research institute or other institution holding any ownership interest in such Patents that are part of Company Registered IP and are covered or practiced by the Company Platform, a Company External Drug Product Candidate or a Company Internal Drug Product Candidate (including their manufacture).
(h)Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transaction would not result in (i) the Company or any of its Subsidiaries terminating or having terminated any Contract under which the Company or any of its Subsidiaries is granted rights to any material Company Intellectual Property; or (ii) the Company or any of its Subsidiaries exclusively licensing, selling or assigning to any Third Party any material Company Intellectual Property.
(i)Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have obtained from all current or former employees, officers, consultants, contractors and others who have created or developed material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, assignments (or, in the case of consultants and contractors, assignment or license) of such parties’ rights in such Intellectual Property Rights to the Company or one of its Subsidiaries, to the extent permitted by

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Applicable Law, or the Company and its Subsidiaries otherwise exclusively own such Intellectual Property Rights by operation of law.
(j)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by (and, to the knowledge of the Company, on behalf of) the Company and any of its Subsidiaries of Personal Data are, and have since the Reference Date been, in all material respects in compliance with all applicable Privacy Legal Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries has received any written notice alleging any material violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (ii) neither the Company nor any of its Subsidiaries has received any material written complaint alleging non-compliance with any Privacy Legal Requirement by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, there has been no unauthorized use, access or disclosure of Personal Data nor any material non-compliance or material violation by, or on behalf of, the Company and its Subsidiaries of any Privacy Legal Requirement.
(k)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) the Company and its Subsidiaries have implemented policies and procedures consistent with standard industry practice to protect the security, confidentiality, integrity and availability of information technology systems of the Company and its Subsidiaries, (ii) to the extent required by applicable Privacy Legal Requirements, the Company and its Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and its Subsidiaries that obligate such persons to comply with applicable Privacy Legal Requirements in all material respects and to take steps to protect and secure Personal Data, and (iii) to the knowledge of the Company, there has been no material unauthorized use, access or disclosure or other security incident of or involving Personal Data collected or used in connection with or under the control of the Company or any of its Subsidiaries. To the Company’s knowledge, since the Reference Date, none of the third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and its Subsidiaries have (A) suffered any material security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Personal Data processed, stored or otherwise handled on behalf of the Company or (B) materially breached any Contracts with the Company or any Subsidiary of the Company relating to Personal Data, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(l)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, to the knowledge of the Company, (i) there have been no material security breaches of, or unauthorized access to, the information technology systems of the Company nor any of its Subsidiaries, and (ii) there have been no disruptions in any such information technology systems that materially adversely affected the operations of the business of the Company or any of its Subsidiaries.
(m)Neither the Company nor its Subsidiaries has disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license

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or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and individual independent contractors involved in the development of the Company Platform under binding written agreements that prohibit use or disclosure except in the performance of services for the Company or its Subsidiaries, as applicable. The consummation of the transaction contemplated by this Agreement, would not result in the Company or its Subsidiaries having to disclose, deliver, license or make available to any Person or any escrow agent (or agree to do so) any Company Source Code.
(n)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) to the knowledge of the Company, the software that has been incorporated into the Company Platform does not contain any Contaminants; and (ii) each of the Company and its Subsidiaries has implemented procedures consistent with standard industry practices to ensure that the Company Platform is free from Contaminants.
(o)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company Platform neither contains any bugs which adversely affect the value or functionality of the Company Platform nor fails to comply with any applicable warranty or other contractual commitment relating to use, functionality, or performance of such Company Platform.
(p)Each of the Company and its Subsidiaries has been since the Reference Date and is in compliance with the terms and conditions of all applicable Open Source Licenses used by the Company or its Subsidiaries, as applicable, including attribution and copyright notice requirements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Open Source Materials included in, used in or combined with any component of the Company Platform, as the case may be, have not created an obligation on the Company or its Subsidiaries to grant, or granted, to any third party any rights or immunities under any Company Source Code (including any obligation that such Company Source Code be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).
(q)The Company and each of its Subsidiaries have complied with all license terms applicable to each Third Party dataset used to train, teach or improve any Company AI Component, including (i) the end user license agreement or other terms that govern the Company’s or its Subsidiaries’ use of any application programming interface used to collect such data, and (ii) the website terms or other terms that govern the Company’s and its Subsidiaries’ collection and use of each such Third Party dataset, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(r)The Company and each of its Subsidiaries maintains industry standard access control protocols and capabilities that secure access to the Company AI Components. To the knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been (i) no unauthorized access to the algorithms or software used in any Company AI Component, or to the data used to train, teach, or improve any Company AI Component; (ii) no unauthorized access to the systems used in the development, improvement or operation of the Company AI Components; and (iii) no use of the Company AI Components by a third party to engage in

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unlawful activity or any activity that violates the Company’s or any of its Subsidiaries’ license terms, terms of service or Contracts.
(s)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been (A) no complaint, claim, proceeding or litigation received by the Company or any of its Subsidiaries alleging that Training Data used in the development, training, improvement or testing of any Company AI Component was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (B) no request from regulators or legislators received by the Company or any of its Subsidiaries concerning any Company AI Component or related AI Technology.
Section 4.23Properties. Neither the Company nor any Subsidiary of the Company owns any real property. As of the date hereof, neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or its relevant Subsidiary has a good and valid leasehold or license interest in the real property which the Company or any such Subsidiary of the Company leases, subleases, licenses, uses or occupies, free and clear of all Liens, except for Permitted Liens, and (b) each Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Real Property (any such Contract, a “Company Lease”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof). To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Company Lease, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Leases, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Acquiror true and complete copies of each Company Lease (and all material documents supplemental to it) in effect as of the date hereof. The properties leased under the Company Leases are all the real properties required to carry on the businesses of the Company and its Subsidiaries as currently operated.
Section 4.24Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits, (b) none of the Company or any of its Subsidiaries has Released any Hazardous Substance at any real properties owned or subject to any Company Lease or otherwise operated by the Company or any of its Subsidiaries and (c) since the Reference Date, no notice, notification, demand, request for information, citation, summons or order has been received, no

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complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability that relates to, or arises under, any Environmental Law or Environmental Permit.
Section 4.25FCPA; Anti-Corruption; Sanctions.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five years, in connection with the business of the Company or any of its Subsidiaries, (i) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable), (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with the Company or any Subsidiary of the Company, in order to unlawfully induce such Person to act against the interest of his or her employer or principal, in each case in violation of applicable Bribery Legislation.
(b)None of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or, to the knowledge of the Company, threatened civil, criminal, or administrative Proceedings, notices of violation, demand letters, settlements, or enforcement actions by any Governmental Authority, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to violation of any applicable Bribery Legislation, including the FCPA.
(c)The Company and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries in all material respects as required by the FCPA.
(d)The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to achieve compliance with applicable Sanctions Laws (to the extent applicable to the Company’s businesses), the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any of their respective employees, agents or representatives (i) is a Sanctioned Person, (ii) has, since April 24, 2019 (the “Relevant Date”) , engaged in, has any commitment to engage in, direct or indirect dealings with any Person who was at that time a Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Laws or (iii) has, since the Relevant Date, violated, or engaged in any conduct constituting a violation of any applicable Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation by a Governmental Authority of such a violation.

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Section 4.26Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain valid and enforceable insurance coverage in full force and effect with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries, and (b) all premiums due thereunder have been paid. Neither the Company nor any Subsidiary of the Company has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with renewals or replacements of any such insurance policies or Contracts in the ordinary course of business) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.27Antitakeover Statutes and United Kingdom Takeover Code. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover laws and regulations applicable to the Transaction or any other transactions contemplated by this Agreement. The United Kingdom Panel on Takeovers and Mergers (the “Panel”) has confirmed to the Company, and has not communicated anything to the contrary to the Company since that confirmation, that it does not consider that the Company has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man and accordingly, the Takeover Code does not apply to the Company.
Section 4.28Transactions with Affiliates. Since the Reference Date through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings with Affiliates of the Company and its Subsidiaries.
Section 4.29Finders’ Fees. Except as set forth on Section 4.29 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from the Company or any of its Affiliates in connection with the execution of this Agreement or the transactions contemplated by this Agreement. The Company has made available to Acquiror a true and complete executed copy of the engagement letter between the Company and Leerink Partners LLC entered into in connection with this Agreement.
Section 4.30No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with the introduction to this Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(e), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Acquiror in Article V (as qualified by the applicable items disclosed in the

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Acquiror Disclosure Schedule in accordance with the introduction to Article V) and the certificate delivered by Acquiror pursuant to Section 9.03(e), neither Acquiror nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of any member of the Acquiror Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding any member of the Acquiror Group or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Acquiror and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except (a) as set forth in the section or subsection of the Acquiror Disclosure Schedule corresponding to the particular section or subsection in this Article V or in any other section or subsection of Article V of the Acquiror Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty and (b) as disclosed in any Acquiror SEC Document publicly filed since the Reference Date and prior to the date of this Agreement; provided that in no event shall any information contained in any part of any Acquiror SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Acquiror SEC Document that are not statements of fact or are cautionary, predictive or forward-looking in nature be deemed to be a disclosure for purposes of or otherwise qualify any such representations and warranties, Acquiror hereby represents and warrants to the Company as set forth below:
Section 5.01Corporate Existence and Power. Acquiror is a corporation duly incorporated and validly existing under the laws of the State of Nevada. Acquiror has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power and authority (a) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction. Acquiror is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction. Prior to the date of this Agreement, Acquiror has made available to the Company a true and complete copy of the articles of incorporation and bylaws of Acquiror as in effect on the date of this Agreement (the “Acquiror Organizational Documents”). The Acquiror Organizational Documents are in full force and effect and Acquiror is not in violation

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of the Acquiror Organizational Documents in any material respect. The Acquiror has made available prior to the date of this Agreement true and complete copies of the minute books of the Acquiror Board from the Reference Date to the date hereof; provided, however, that (A) Acquiror has redacted such materials to the extent necessary to omit information concerning this Agreement or the transactions contemplated hereby, competitively or commercially sensitive information or privileged information and (B) minutes of meetings that pertain solely to discussion of this Agreement or the transactions contemplated hereby have not been provided.
Section 5.02Corporate Authorization.
(a)The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement and the Scheme of Arrangement are within the corporate powers and authority of Acquiror and, except for the Acquiror Stockholder Approval and filing of the Acquiror Articles Amendment with the Nevada Secretary of State, have been duly authorized by all necessary corporate action on the part of Acquiror. The Acquiror Stockholder Approval is the only vote of the Acquiror Stockholders or the holders of any other Equity Securities of Acquiror necessary in connection with this Agreement and the Scheme of Arrangement and the consummation by Acquiror of the transactions contemplated by this Agreement and the Scheme of Arrangement. This Agreement has been duly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b)The Acquiror Board, at a meeting duly called and held at which all directors of Acquiror Board were present, (i) unanimously resolved that the entry by Acquiror into this Agreement and the implementation of the Transaction, including, subject to obtaining the Acquiror Stockholder Approval, the delivery to the Scheme Shareholders of Acquiror Common Stock (or Non-Voting Common Stock) in connection therewith, is fair to, advisable and in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable to enter into this Agreement and to consummate the transactions contemplated hereby, including the Transaction, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, and (iii) unanimously resolved to recommend that the Acquiror Stockholders approve the Acquiror Share Issuance at the Acquiror Stockholder Meeting (such recommendation referred to herein as the “Acquiror Board Recommendation”). Except, with respect to clause (iii) of the preceding sentence, as permitted by Section 7.02, the Acquiror Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 5.03Governmental Authorization. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby and by the Scheme of Arrangement (including the Transaction) require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) compliance with such Foreign Antitrust Laws or Foreign Investment Laws, in each case, set forth on Section 5.03 of the Acquiror Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of Nasdaq, including but not limited to the filing and approval of the Nasdaq Listing Application, (c) compliance with the Companies Act, (d) the sanction of the Scheme of Arrangement by the Court, (e) filings with the Secretary of State of the State of Nevada in respect of the Acquiror Articles Amendment and, if applicable, the Certificate of Change, and (f) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate,

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prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction.
Section 5.04Non-contravention. Assuming compliance with the matters referred to in Section 5.03, receipt of the Acquiror Stockholder Approval and related filings with the Secretary of State of the State of Nevada in respect of the Acquiror Articles Amendment and, if applicable, the Certificate of Change, filing and approval of the Nasdaq Listing Application, and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby and thereby and by the Scheme of Arrangement (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Acquiror Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Acquiror or any of its Subsidiaries is entitled under, any provision of any Contract or permit binding on Acquiror or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Acquiror or any of its Subsidiaries, except, in the case of clauses (b)-(d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform their obligations under this Agreement or to consummate the Transaction.
Section 5.05Capitalization.
(a)Acquiror is authorized to issue 300,000,000 shares of Acquiror Common Stock and 200,000 shares of preferred stock, par value $0.001 per share. Acquiror’s disclosure of its issued and outstanding capital stock in its most recent Acquiror SEC Document containing such disclosure was accurate in all material respects as of the date indicated in such Acquiror SEC Document. Since the date indicated in such Acquiror SEC Document, there has not been any change in Acquiror’s capital stock, other than (x) pursuant to the Acquiror Articles Amendment, (y) pursuant to the Non-Voting Stock Amendment or (z) as a result of the exercise of stock options or the award of stock options, restricted stock or restricted stock units in the ordinary course of business and/or pursuant to this Agreement and the transactions contemplated hereby, in each case, pursuant to Acquiror’s equity plans described in the Acquiror SEC Documents. All outstanding shares of Acquiror Common Stock have been, and the Exchange Shares will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid or credited as fully paid, nonassessable, free from any transfer restrictions (other than transfer restrictions arising under applicable securities laws or restrictions imposed by the applicable Scheme Shareholder) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person.
(b)Acquiror has previously made available to the Company a true and complete list, as of the close of business on the Capitalization Date, of (i) each Acquiror Share Option, (ii) each Acquiror RSU, (iii) the number of Acquiror Common Stock underlying each Acquiror Option and Acquiror RSU (assuming achievement at target performance for any performance-based Acquiror Share Options and/or Acquiror RSUs), (iv) the date on which the Acquiror Share Option and Acquiror RSU was granted, (v) the Acquiror Employee Plan under which the Acquiror Share Option or Acquiror RSU was granted, (vi) the exercise price of each Acquiror Share Option, if applicable, and (vii) the expiration date of each Acquiror Share Option and Acquiror RSU, if applicable.

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(c)There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquiror have the right to vote. There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or other Equity Securities of Acquiror. Neither Acquiror nor any of its Subsidiaries is a party to any agreement with respect to the voting of any shares of Acquiror Common Stock or other Equity Securities of Acquiror.
Section 5.06Subsidiaries.
(a)Each Subsidiary of Acquiror is a corporation or other entity duly incorporated, formed or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Acquiror’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the SEC, as identified in Section 5.06(a) of the Acquiror Disclosure Schedule (the “Acquiror Material Subsidiaries”), is in material violation of any of its articles of association, certificate of incorporation, articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent, constitutional or organizational documents, in each case as amended to and in effect as of the date hereof. The Acquiror Material Subsidiaries identified in Section 5.06(a) of the Acquiror Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of Acquiror as of the date hereof.
(b)All of the issued and outstanding share capital or other Equity Securities of each Subsidiary of Acquiror have been validly issued and are fully paid or credited as fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by Acquiror, directly or indirectly, free and clear of any Lien (other than transfer restrictions arising under securities laws or under the organizational documents of such Subsidiary) and have not been issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Acquiror.
Section 5.07SEC Filings and the Sarbanes-Oxley Act.
(a)Acquiror has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Acquiror since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Acquiror SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and

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none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Acquiror SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 5.07, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquiror SEC Documents (i) were prepared in a manner consistent with the books and records of Acquiror and its Subsidiary, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, Acquiror has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)Acquiror has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Acquiror, including its consolidated Subsidiaries, required to be disclosed in Acquiror’s periodic and current reports under the Exchange Act, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of Acquiror have evaluated the effectiveness of Acquiror’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Acquiror SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(d)Acquiror and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP. Acquiror has disclosed, based on its most recent evaluation of Acquiror’s internal control over financial reporting prior to the date hereof, to Acquiror’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Acquiror’s internal control over financial reporting which are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting. A

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true, correct and complete summary of any such disclosures made by management to Acquiror’s auditors and audit committee is set forth as Section 5.07(d) of Acquiror Disclosure Schedule. Acquiror’s internal control over financial reporting is effective at the reasonable assurance level and Acquiror has not identified any material weaknesses in the design or operation of Acquiror’s internal control over financial reporting.
(e)Since January 1, 2023 through the date of this Agreement, (i) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of the Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Acquiror Board or any committee thereof or to any director or officer of Acquiror or any of its Subsidiaries.
(f)As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Acquiror SEC Documents. To the knowledge of Acquiror, as of the date of this Agreement, none of the Acquiror SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. As of the date of this Agreement, Acquiror has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Acquiror Common Stock on Nasdaq that has not previously been disclosed in the Acquiror SEC Documents.
(g)Neither Acquiror nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Acquiror and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror or any of its Subsidiaries in Acquiror’s or such Subsidiary’s published financial statements or other Acquiror SEC Documents.
(h)Acquiror is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Acquiror.
(i)No Subsidiary of Acquiror is required to file any form, report, schedule, statement or other document with the SEC.
(j)Acquiror is, and since its first date of listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(k) Acquiror’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the knowledge of Acquiror, “independent” with respect to

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Acquiror within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of Acquiror, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
Section 5.08Financial Statements and Financial Matters.
(a)The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included or incorporated by reference in Acquiror SEC Documents (or, if any such Acquiror SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Acquiror SEC Document) present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Acquiror Group as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Acquiror Group.
(b)From the Reference Date to the date of this Agreement, Acquiror has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority. Since the Reference Date to the date of this Agreement, neither Acquiror nor any Subsidiary of Acquiror has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any Subsidiary of Acquiror or their respective internal accounting controls.
Section 5.09Absence of Certain Changes.
(a)Since the date of the most recent financial statement of Acquiror included or incorporated by reference in Acquiror SEC Documents (the “Acquiror Balance Sheet Date”), through the date of this Agreement, except for the negotiation of this Agreement and the transactions contemplated hereby, the business of Acquiror and its Subsidiaries has been conducted in all material respects in the ordinary course of business.
(b)Since the Acquiror Balance Sheet Date, through the date of this Agreement, there has not been any event, change, effect, circumstance, fact, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(c)Since the Acquiror Balance Sheet Date through the date of this Agreement, there has not been any action taken by Acquiror or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require the Company’s consent under clauses (ii), (iii), (vi), (vii), (ix), (xi), (xiii), (xvii) or (xviii) of Section 7.01(b) (or solely with respect to the foregoing clauses, clause (xii) of Section 7.01(b)).
Section 5.10No Undisclosed Material Liabilities. There are no liabilities or obligations of Acquiror or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations specifically disclosed, reflected or reserved against in the unaudited condensed consolidated balance sheet of the Acquiror and its Subsidiaries as at March 31, 2026 included in the Quarterly Report on Form 10-Q filed by the Acquiror with the SEC on May 11, 2026 (without giving effect

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to any amendment thereto filed on or after the date hereof) (the “Acquiror Balance Sheet”) or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Acquiror Balance Sheet Date, (c) liabilities expressly required or expressly contemplated by this Agreement or (d) other liabilities or obligations that are not material to the Acquiror and its Subsidiaries, taken as a whole.
Section 5.11Information Supplied. The information provided by and relating to the Acquiror Group to be contained in the Scheme Circular and the Proxy Statement will not, on the dates the Scheme Circular and the Proxy Statement (and any amendment or supplement thereto) are first made available or delivered to the Company Shareholders and Acquiror Stockholders in definitive form and on the dates of the Scheme Meeting, the Company GM, and the Acquiror Stockholder Meeting, as applicable, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or the Scheme Circular (in each case including any amendment or supplement thereto) which were not supplied in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion or incorporation by reference therein.
Section 5.12Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Acquiror and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses as they are now being conducted (the “Acquiror Permits”). The Acquiror and each of its Subsidiaries are, and since the Reference Date have been, in compliance with the terms of Acquiror Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Acquiror Permits are in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto) and no default (with or without notice, lapse of time, or both) has occurred under any Acquiror Permit and there are no Proceedings pending, or, to the knowledge of the Acquiror, threatened that seek, and the revocation, cancellation, termination, non-renewal or adverse modification of any Acquiror Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.13Litigation. There are no Proceedings pending or, to the knowledge of Acquiror, threatened against any member of the Acquiror Group, any present or, to the knowledge of Acquiror, former officers, directors or employees of the Acquiror Group in their respective capacities as such, or any of the respective properties or assets of any member of the Acquiror Group, by or before (or, in the case of threatened Proceedings, that would be by or before) any Governmental Authority, (a) that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. There is (in the case of clause (ii) below, as of the date of this Agreement) no Order outstanding against any member of the Acquiror Group, any present or, to the knowledge of Acquiror, former officers, directors or employees of the Acquiror Group in their respective capacities as such, or any of the respective properties or assets of any of the Acquiror Group or, to the knowledge of Acquiror, threatened against or affecting any member of the Acquiror Group, any present or, to the knowledge of Acquiror, former officers, directors or employees of any member of the Acquiror

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Group in their respective capacities as such, or any of the respective properties or assets of any member of the Acquiror Group, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform its obligations under this Agreement or to consummate the Transaction.
Section 5.14Compliance with Laws. Each member of the Acquiror Group is, and since the Reference Date has been, in compliance with and are not, and since the Reference Date have not been, in default under or in violation of all Applicable Laws, except for failures to comply that (a) have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Acquiror to perform their obligations under this Agreement or to consummate the Transaction.
Section 5.15Regulatory Matters.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) each of Acquiror and its Subsidiaries holds (A) all authorizations and certifications applicable to its activities, products and functions, including, where applicable, those under the FDCA, the PHSA, and the regulations and requirements of the FDA promulgated thereunder, including good laboratory, clinical, and manufacturing practices regulations, as well as ISO certifications and standards for healthcare and related data including ISO31000, ISO14155, ISO13485, ISO9001 and ISO 27001, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, functionality, identity, strength, purity, safety, efficacy, manufacturing, testing, processing, research, packaging, labelling, storage, transport, marketing, distribution, sale, pricing, import or export of any of the Acquiror Drug Product Candidates (any such Governmental Authority, an “Acquiror Regulatory Agency”), necessary for the lawful activities and operations of the businesses of Acquiror or any of its Subsidiaries as currently conducted or as previously conducted during the period beginning on the Reference Date and ending on the date of this Agreement (collectively all such authorizations in (A) and (B) are referred hereafter as, the “Acquiror Regulatory Permits”); (ii) all such Acquiror Regulatory Permits are in each case valid and in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto); and (iii) Acquiror and its Subsidiaries are in compliance with the terms of all such Acquiror Regulatory Permits.
(b)As of the date hereof, neither Acquiror nor any of its Subsidiaries (i) are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, reduced or special licensing measures, warnings notices, enhanced monitoring or audits, deficiency notices or similar agreements, notices or measures with or imposed by any Acquiror Regulatory Agency or (ii) has knowledge (including as a result of any communication from the FDA) that a material Acquiror Regulatory Permit or application for a material Acquiror Regulatory Permit is invalid or will be or has been suspended, rejected, cancelled, terminated or granted in a scope narrower than applied for.
(c)All pre-clinical and clinical investigations in respect of an Acquiror Drug Product Candidate conducted or sponsored by Acquiror or any of its Subsidiaries are being, and since the Reference Date have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Acquiror Regulatory Agencies, including (i) standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials promulgated by the FDA, and as contained in Title 21 parts 50, 54, 56, 310, 312, 314, 320, and 600 of the Code of Federal Regulations, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state legal requirements,

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and (ii) any Applicable Laws governing, relating to, or restricting the collection, processing, use and disclosure of individually identifiable information, health information, human biological samples and genetic information, and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries has received any written notices, correspondence, or other communication from the FDA or any other similar Governmental Authority or any ethics committee recommending or requiring the termination, suspension, clinical hold, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, Acquiror.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, during the period beginning on the Reference Date and ending on the date of this Agreement, neither Acquiror nor any of its Subsidiaries has received any written notice from the FDA or any foreign agency with jurisdiction over the design, development, testing, marketing, labeling, sale, use handling and control, functionality, safety, efficacy, reliability, distribution, storage, transport, packaging, processing, or manufacturing of Acquiror Drug Product Candidates that would reasonably be expected to lead to the denial, suspension, limitation, revocation, or rescission of any of the Acquiror Regulatory Permits or of any self-certification or application for marketing approval currently pending before the FDA or such other Acquiror Regulatory Agency.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its respective directors, officers, employees and, to the knowledge of Acquiror, its other agents (while acting in such capacity) are, and since the Reference Date have been, in compliance with all Applicable Laws relating to controlled substances or the manufacturing, testing, processing, supplying, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of controlled substances, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), and the regulations promulgated pursuant thereto, and any other similar local, state, or foreign laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Since the Reference Date to the date hereof, Acquiror has not received any correspondence or any other written communication from any Governmental Authority, including the Drug Enforcement Administration and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, Acquiror under any Applicable Law relating to controlled substances.
(f)Since the Reference Date, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Acquiror Regulatory Agency by Acquiror and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. All such reports, documents, claims, permits and notices were true, accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Reference Date, neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any officer, employee, agent or contractor of Acquiror or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Acquiror Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Acquiror Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Acquiror or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Acquiror Regulatory Agency to invoke any

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similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any officer, employee, agent or contractor of Acquiror or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which any of the Acquiror Drug Product Candidates are tested, manufactured, marketed, distributed, or sold or where Acquiror has publicly announced an intention to sell an Acquiror Drug Product Candidate; and (ii) neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any officer, employee, agent or contractor of Acquiror or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program, health or buying procurement program, pricing or reimbursement scheme under Section 1128 of the Social Security Act of 1935 or any similar program, including any conduct that would constitute non-compliance with the Federal Anti-Kickback Statute, Federal False Claims Act, or their respective state equivalents.
(g)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, as to each Acquiror Drug Product Candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any applicable jurisdiction, each such Acquiror Drug Product Candidate is being or has been designed, developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good clinical practices and good manufacturing practices, packaging, functionality, labeling and product claims, advertising, record keeping, reporting, and security. There are no Proceedings pending or, to the knowledge of Acquiror, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Acquiror Platform or Acquiror Drug Product Candidate by Acquiror or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(h)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) during the period beginning on the Reference Date and ending on the date of this Agreement, neither Acquiror nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market suspension, withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, functionality, efficacy or regulatory compliance of any Acquiror Drug Product Candidate and (ii) to the knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries has received, any written notice from the FDA or any other Acquiror Regulatory Agency during the period beginning on the Reference Date and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Acquiror Drug Product Candidate (other than recalls, withdrawals or replacements that are not material to Acquiror and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Acquiror Drug Product Candidates, (C) a termination or suspension of the manufacturing, marketing, testing, or distribution of such Acquiror Drug Product Candidates, or (D) a material negative change in reimbursement status of an Acquiror Drug Product Candidate.

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Section 5.16Export Control Laws. In the past five years, Acquiror has conducted any export transactions in compliance in all material respects with applicable provisions of applicable Export Control Laws. Without limiting the foregoing: (a) Acquiror has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) Acquiror is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to Acquiror’s knowledge, threatened claims or investigations against Acquiror with respect to Export Control Laws; and (d) to Acquiror’s knowledge, there are no actions, conditions, or circumstances pertaining to Acquiror’s export transactions that would reasonably be expected to give rise to any material future claims.
Section 5.17Not a Person of a Country of Concern. Except as otherwise disclosed in writing to the Company, Acquiror is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.
Section 5.18CFIUS Representations. Acquiror does not engage in:
(i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”);
(ii)the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or
(iii)the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 5.19Data Security Program. Acquiror is not a “covered person” as defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”).  Since April 8, 2025, Acquiror has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.
Section 5.20Material Contracts.
(a)The following Contracts, other than Acquiror Employee Plans, to which Acquiror or any of its Subsidiaries is a party or by which any of them or any of their respective assets are bound are each referred to herein as an “Acquiror Material Contract”:
(i)any Contract in effect as of the date hereof that would be required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)any Contract (other than Leases), including any development, manufacturing, supply or distribution agreement, that involved or would reasonably be expected to involve in the fiscal year ending December 31, 2026, the payment or delivery of cash or other consideration by or to Acquiror or any of its Subsidiaries in an amount that had a value or having an expected value in excess of $135,000;
(iii)each Contract providing for the acquisition or disposition of assets outside of the ordinary course of business or of securities by or from any Person or any business (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) that involved since December 31, 2022, or would reasonably

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be expected to involve, the payment of consideration in excess of $135,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or would reasonably be expected to require the receipt or making of payments in excess of $135,000; or (y) any provision pursuant to which any Equity Securities of the Acquiror Group may be issued;
(iv)any Contract between any Governmental Authority, on the one hand, and Acquiror Group, on the other hand, involving payments after the date of this Agreement to or from such Governmental Authority in an amount having an expected value in excess of $135,000 in the fiscal year ending December 31, 2026;
(v)any Contract that (A) limits or purports to limit, in any material respect, the freedom of Acquiror or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions with respect to Acquiror or any of its Subsidiaries or (C) contains any other provisions that restrict the ability of Acquiror or any of its Subsidiaries to develop, use or maintain the Acquiror Platforms or to sell, market, distribute, promote, manufacture, develop, use, commercialize, or test or research any Acquiror Drug Product Candidate, directly or indirectly through Third Parties, in any material respect;
(vi)any Contract relating to Indebtedness of Acquiror or any of its Subsidiaries (including under any short-term financing facility) (whether incurred, assumed, guaranteed or secured by any asset of Acquiror or any of its Subsidiaries) other than any Contract exclusively between or among Acquiror and any of its wholly owned Subsidiaries;
(vii)any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of Acquiror or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of Acquiror or any of its Subsidiaries (other than Contracts relating to Indebtedness described in clause (vi) of this Section 5.20(a));
(viii)any material joint venture, profit-sharing, partnership, collaboration or co-promotion agreement;
(ix)any Contract with any Person (A) pursuant to which Acquiror or its Subsidiaries are required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than any Contract with contract research organizations for internal research entered into in the ordinary course of business) or (B) under which Acquiror or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Acquiror Drug Product Candidate or any material Intellectual Property Rights, in the case of each of clauses (A) and (B), which payments are in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(x)any lease or sublease for personal property for which annual rental payments made by Acquiror or any of its Subsidiaries were, or are expected to be, in excess of $135,000 in the fiscal year ending December 31, 2026, or any fiscal year thereafter;
(xi)all material Contracts pursuant to which Acquiror or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available

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software, including off-the-shelf software, or other commercially available technology, and excluding any materials transfer agreements, clinical trial agreements, services agreements, research agreements, or generally available patent license agreements entered into in the ordinary course of business, or nondisclosure agreements entered into in the ordinary course of business or in connection with discussions, negotiations or transactions related to this Agreement or any other potential strategic transaction), including any Intellectual Property Rights (i) with respect to the Acquiror Platforms or any Acquiror Drug Product Candidate, or (ii) used in the operation of the business of Acquiror or its Subsidiaries as of immediately prior to the Effective Time or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Acquiror Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), that (1) are material to the development of the Acquiror Platforms or the development or manufacture of any Acquiror Drug Product Candidate and involved aggregate payments by or to Acquiror or any of its Subsidiaries in excess of $135,000 in the fiscal year ending December 31, 2025 or will involve aggregate payments by or to the Acquiror or any of its Subsidiaries in excess of $135,000 in any fiscal year thereafter or (2) are material to the development or operation of the Acquiror Platform or the development, manufacture or commercialization or manufacture of any Acquiror Drug Product Candidate;
(xii)any Contract related to any merger, acquisition, consolidation, sale, spin-off or other business combination or divestiture transaction involving Acquiror, its Subsidiaries or any business unit thereof;
(xiii)any Contract providing for the development (including co- or joint development) of any Intellectual Property Rights, independently or jointly, (A) by Acquiror or its Subsidiaries or (B) for Acquiror or its Subsidiaries (other than Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements, copies of which have been made available to Acquiror’s counsel);
(xiv)any Contract involving the settlement or compromise of any Proceedings (whether pending or threatened) (or series of related Proceedings) which will involve payments after the date of this Agreement in excess of $135,000;
(xv)any settlement agreements entered into by or with respect to Acquiror or any of its Subsidiaries with any Taxing Authority and providing for payments in excess of $135,000; and
(xvi)any Contract that obligates Acquiror or any Subsidiary of Acquiror to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $135,000.
(xvii)each Contract, offer letter, employment agreement, consulting or independent contractor agreement with any employee, independent contractor, consultant or other natural person service provider that (A) is not immediately terminable at will by the Acquiror or its Subsidiaries without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Transaction;
(b)Except as set forth in the SEC Documents publicly available prior to the date of this Agreement, neither Acquiror nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however any Acquiror Employee Plans). All Acquiror Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of Acquiror or a Subsidiary of Acquiror (as the case may be) and, to the knowledge of Acquiror,

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each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against Acquiror or its Subsidiaries (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto (in each case except for such Acquiror Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Acquiror or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. To the knowledge of Acquiror, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Acquiror Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Acquiror nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Acquiror Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror has made available to the Company true and complete copies of each Acquiror Material Contract as in effect as of the date hereof.
Section 5.21Taxes.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect:
(i)all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or with respect to, Acquiror or any of its Subsidiaries have been filed when due (giving effect to all valid extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns (and any amendments thereof) are true and complete in all respects;
(ii)each of Acquiror and its Subsidiaries has (x) timely paid in full to the appropriate Taxing Authority (or has had timely paid in full on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return), and (y) where payment is not yet due, established (or had established on its behalf) an adequate accrual, in accordance with GAAP;
(iii)each of Acquiror and its Subsidiaries has (x) duly and timely withheld, deducted and collected all Taxes required to be withheld, deducted and collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties, and such Taxes have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for future payment when due and (y) otherwise complied with all Applicable Law relating to the payment, withholding, deduction, collection and remittance of Taxes (including information reporting requirements and record retention requirements);
(iv)there is no (x) Proceeding pending or threatened in writing against or with respect to Acquiror or its Subsidiaries in respect of Taxes or Tax Returns of such Person or (y) deficiency or assessment for Taxes that has been proposed, asserted or assessed in writing by any Governmental Authority against Acquiror or any of its Subsidiaries that has not been fully satisfied by payment, settled or withdrawn;
(v)neither Acquiror nor any of its Subsidiaries has extended or waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to

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a Tax assessment or deficiency and no request for any such waiver or extension has been filed (whether by or on behalf of Acquiror or any of its Subsidiaries) or is currently pending;
(vi)there are no Liens for Taxes (other than Permitted Liens that are described in clause (A) of the definition thereof) on any of the property or assets of Acquiror or any of its Subsidiaries;
(vii)no jurisdiction in which Acquiror or any of its Subsidiaries does not file a Tax Return or pay Taxes has asserted a written claim that Acquiror or such Subsidiary is or may be subject to a Tax or required to file Tax Returns in such jurisdiction;
(viii)Acquiror and its Subsidiaries have made available all documentation relating to any applicable Tax holidays, deferrals or incentives and are in compliance with the requirements of any applicable Tax holidays, deferrals or incentives;
(ix)all documents to which Acquiror or any of its Subsidiaries is a party and under which Acquiror or any of its Subsidiaries has any rights or that form part of Acquiror’s or any of its Subsidiaries’ title to any asset have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid;
(x)neither Acquiror nor any of its Subsidiaries has undertaken to represent for stamping after the date hereof any document that has been provisionally stamped; and
(xi)each of Acquiror and its Subsidiaries has at all times materially complied with all Applicable Laws regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of Acquiror and its Subsidiaries.
(b)Within the last two years, neither Acquiror nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. law).
(c)Neither Acquiror nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, aggregate, unitary or similar group for Tax purposes (other than one of which Acquiror or any of its Subsidiaries was the common parent); (ii) is party to or bound by, or has any material obligation under, any material agreement relating to the apportionment, sharing, assignment, indemnification, reimbursement or allocation of Taxes (other than (x) an agreement solely between or among Acquiror and/or one or more of its Subsidiaries or (y) Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes); (iii) has entered into a closing agreement with respect to material Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or other ruling by or written agreement with a Taxing Authority, and there are no requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between Acquiror or any of its Subsidiaries and any Taxing Authority; or (iv) has any material liability for the Taxes of any Person (other than Acquiror or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes) or otherwise by operation of law.
(d)Neither Acquiror nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income

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for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) an election under Section 965(h) of the Code made prior to the Closing Date; or (vi) other than in the ordinary course of business, prepaid amount received prior to the Closing.
(e)Neither Acquiror nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any other similar transaction requiring disclosure under any similar provision of state, local or non-U.S. law.
(f)Neither Acquiror nor any of its Subsidiaries is , and has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(g)Neither Acquiror nor its Subsidiaries (i) is or has ever been treated for any Tax purpose as resident in a country other than the country of their respective incorporation, or (ii) has had any branch, agency, fixed place of business or permanent establishment in a country that is outside of the country in which Acquiror or its Subsidiaries, respectively, are incorporated.
(h)Neither Acquiror nor any of its Subsidiaries is a party to any advance pricing agreement or any similar agreement or arrangement with any Taxing Authority.
(i)To the knowledge of Acquiror, there are no binding agreements or arrangements, and no other present plans, on the part of any Scheme Shareholders or the Purchasers to sell, transfer, or otherwise dispose of the stock of Acquiror received in the Transaction and the PIPE in a manner that could cause such Persons, collectively, to not be in “control” of Acquiror within the meaning of Section 368(c) of the Code immediately after the Transaction and the PIPE. Acquiror is not an investment company within the meaning of Section 368(a)(2)(F) of the Code and is not, and immediately after the transactions contemplated by this Agreement will not be, an investment company within the meaning of Section 351(e) of the Code. To the knowledge of Acquiror, (i) the Company is not an investment company within the meaning of Section 368(a)(2)(F) of the Code, and (ii) the proceeds of the PIPE and any other cash on hand of Acquiror and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will be used for working capital purposes in the ordinary course of business of the combined company.
Section 5.22Employees and Employee Benefit Plans.
(a)Section 5.22 of the Acquiror Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Acquiror Employee Plan other than employment contracts or arrangements and independent contractor or consultant contracts or arrangements that in each case may be terminated by Acquiror or any of its Subsidiaries with no cost to Acquiror or any of its Subsidiaries on no more than three months’ notice. For each listed Acquiror Employee Plan, Acquiror has made available to the Company a copy of such plan (or a description, if such plan is not written, or a form materially consistent therewith, if such plan is an individual agreement) and all material amendments thereto, together with a copy of (if applicable and to the extent available): (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of modifications, (iii) the three most recent annual reports or similar reports (e.g., Internal Revenue Service Forms 5500) required to be filed with, delivered to or received by any Governmental Authority, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, HM Revenue and Customs or

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like Governmental Authority, (v) all non-discrimination tests for each Acquiror Employee Plan for the three most recent plan years, (vi) the most recently prepared actuarial reports and financial statements in connection with each such Acquiror Employee Plan and (vii) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority.
(b)Acquiror has made available to the Company a copy of the standard written terms of employment or engagement pursuant to which each group of employees, consultants or independent contractors of Acquiror and its Subsidiaries are employed or engaged and a copy of terms of employment or engagement which materially differ from these standard terms, including the current written terms of appointment or employment for each director of Acquiror or any of its Subsidiaries or any employee of the Acquiror or any of its Subsidiaries at the level of Vice-President or above. Neither Acquiror nor any of its Subsidiaries has made any plan or commitment to establish or enter into any new Acquiror Employee Plan or to materially modify or terminate any Acquiror Employee Plan (except to the extent necessary to conform any such Acquiror Employee Plan to the requirements of Applicable Law and either as previously disclosed to the Company in writing or as required by this Agreement).
(c)Neither Acquiror, any Subsidiary of Acquiror, nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), and no Acquiror Employee Plan is, (i) subject to Title IV of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a multiple employer plan or any other plan described in Section 413 of the Code, (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) (v) a funded welfare benefit within the meaning of Section 49 of the Code or (vi) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Neither Acquiror nor any of its Subsidiaries have at any time been an “associate” of or “connected” with an “employer” (within the meaning of the United Kingdom Pensions Act 2004), of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the United Kingdom Pension Schemes Act 1993), and neither Acquiror nor any of its Subsidiaries have at any time prior to the date of this Agreement been such an employer, or participated in or had any liability in relation to a defined benefit pension scheme in any jurisdiction outside of the United States.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquiror Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or, with respect to a pre-approved plan, may rely on a favorable opinion letter to the pre-approved plan sponsor from the Internal Revenue Service and no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each trust created under any such Acquiror Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquiror Employee Plan has been established and maintained in compliance with its terms and all Applicable Law, including ERISA, the Code, any applicable provisions of the United Kingdom Pensions Act 2008 and United Kingdom laws prohibiting discrimination on the grounds of a protected characteristic (as set out in the United Kingdom Equality Act 2010). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no

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“prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Acquiror Employee Plan, and neither Acquiror, any Subsidiary of Acquiror, nor any of their ERISA Affiliates is subject to any penalty or Tax with respect to any Acquiror Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or involves or, to Acquiror’s knowledge, is threatened against or reasonably expected to involve, any Acquiror Employee Plan before any Governmental Authority, including the Internal Revenue Service, HM Revenue and Customs, the Department of Labor, the PBGC, the United Kingdom Pensions Ombudsman or the United Kingdom Pensions Regulator.
(f)The obligations of all Acquiror Employee Plans that provide health, welfare or similar insurance are fully insured by third-party insurers.
(g)Acquiror, its Subsidiaries, and their ERISA Affiliates and each relevant Acquiror Employee Plan is and has been in compliance in all material respects with the Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder. Acquiror has not incurred, nor is it reasonably expected to incur or to be subject to, any Tax or other penalty under the Patient Protection and Affordable Care Act or Section 4980B, 4980D, 4980G or 4980H of the Code.
(h)Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, employee or independent contractor (including each former director, officer, employee, or independent contractor) of Acquiror or any of its Subsidiaries, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or together with any other event (including a termination of employment): (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance or retirement benefit, (ii) result in any forgiveness of indebtedness, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Acquiror Employee Plan, (iv) limit or restrict Acquiror’s right to merge, amend or terminate any Acquiror Employee Plan, (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), or (vi) result in, or entitle any such person to, any change to the terms and conditions on which they are employed or engaged.
(i)Neither Acquiror nor any of its Subsidiaries has any liability for, and no Acquiror Employee Plan provides for any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of Acquiror or any of its Subsidiaries other than coverage mandated by Applicable Law (such as health care continuation coverage as required by Section 4980B of the Code or any similar state law or ERISA). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all benefits, premiums, contributions and expenses due and payable by Acquiror or any of its Subsidiaries in respect of an Acquiror Employee Plan have been timely paid in full in accordance with the terms of such Acquiror Employee Plan and Applicable Law or, to the extent not yet due, properly accrued on the books and records of Acquiror. With respect to any Acquiror Employee Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject Acquiror to a Tax under Section 4971 of the Code or the assets of Acquiror or any of its Subsidiaries to a lien under Section 430(k) of the Code.

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(j)Each Acquiror Employee Plan that constitutes in any part of “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Acquiror has no obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Section 4999 or Section 409A of the Code.
(k)No United Kingdom-based employee of the Acquiror, any of its Subsidiaries or any of its ERISA Affiliates has any entitlement (whether actual or contingent) to enhanced pension rights on early retirement and/or redundancy arising as a result of a transfer of their employment to the Acquiror or any of its Subsidiaries or any of its ERISA Affiliates under either the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or its predecessor.
(l)Any lump sum, gratuity or other like benefit payable in the event of the death in service of a United Kingdom-based employee or officer of the Acquiror or any of its Subsidiaries is fully insured with an insurance company authorized under the United Kingdom Financial Services and Markets Act 2000 with permission under Part 4A of that Act to effect and carry out contracts of long-term insurance.
(m)With respect to any Acquiror Employee Plan for the benefit of Acquiror employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Acquiror, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iii) no material liability exists or reasonably could be imposed upon the assets of Acquiror or any of its Subsidiaries by reason of such Non-U.S. Plan.
Section 5.23Labor Matters.
(a)The Acquiror Group has, and since the Reference Date has been, in material compliance with all Applicable Laws relating to labor and employment, including those relating to (i) employment and employment practices, (ii) terms and conditions of employment, and (iii) unfair labor practices (in each case, including, without limitation all Applicable Laws regarding labor management relations, wages, hours, overtime, holiday pay, social security contributions, correct classification of employees, workers and independent contractors (including, where applicable, as exempt and non-exempt), discrimination, immigration, the publication of any required information, harassment (including sexual harassment), victimization, whistleblowing, civil rights, affirmative action, work authorization, safety and health, information privacy and security and workers compensation).
(b)Acquiror has provided to the Company, pseudonymised as required by Applicable Law, a true and complete list as of the date of this Agreement of the total number of current employees of Acquiror and its Subsidiaries, together with (where applicable) the (i) location (city, state, country) in which they are employed, (ii) employing entity, (iii) title or position, (iv) status (part-time, full-time, exempt, non-exempt, etc.), (v) employment

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commencement date and, if earlier, start date of continuous employment with Acquiror or any of its Subsidiaries, (vi) whether paid on a salaried, hourly or other basis, current base salary or wage rate, (vii) target bonus and commissions payments with respect to the current calendar year and bonus and commission payments made in the preceding calendar year, and if applicable, the current calendar year, (viii) amount of accrued but unused vacation, (ix) visa status, (x) an indication of whether or not the employee is on a leave of absence (including sickness leave), (xi) notice period or, if on a fixed term contract, the remaining period of the fixed term, (xii) material benefits (including medical, dental, car allowance and other employee benefits), and (xiii) employer pension contributions. To the knowledge of Acquiror, no employees are in violation of any material term of any employment, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement or any restrictive covenant obligation: (i) owed to Acquiror or any of its Subsidiaries, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Acquiror or any of its Subsidiaries.
(c)Acquiror has made available to the Company copies of all employee and contractor trade secret, non-compete, non-disclosure and invention assignment agreements.
(d)There are no unwritten policies or customs that, by extension, could entitle any employees to benefits in addition to those to which they are entitled pursuant to Applicable Laws (including unwritten customs concerning the payment of statutory severance pay when it is not legally required).
(e)Neither Acquiror nor any of its Subsidiaries has since the Reference Date (i) proposed or commenced any collective redundancy, reduction in force, mass layoff or similar process (including any consultation in connection therewith), or failed to comply with its obligations in respect of such process under Applicable Law, or (ii) been a party to a relevant transfer (as defined in any law implementing the European Union Acquired Rights Directive 2001/23/EC or any other similar law in any jurisdiction) or provided indemnity protection to any third party in relation to any relevant transfer taking place within that timeframe, in either case having failed to comply in any material respects with any obligations imposed by such law or, to the Acquiror’s knowledge, acquired liability for any other party’s failure to comply.
(f)No member of the Acquiror Group is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with, any labor organization, labor or trade union, works council, or other employee representative body, and, from the Reference Date through the date of this Agreement, to the knowledge of Acquiror, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of the Acquiror Group. As of the date of this Agreement, there is no current unfair labor practice, material labor dispute, pending or, to Acquiror’s knowledge, threatened against any member of the Acquiror Group.
(g)No member of the Acquiror Group has entered into any agreement with any works council, trade or labor union, staff association, labor organization, or other representative body that would require any member of Acquiror Group to obtain the consent of, or provide advance notice or information to such works council, trade or labor union, staff association, labor organization, or other employee representative body of the transactions contemplated by this Agreement.
(h)No member of the Acquiror Group is involved in any active, pending or, to Acquiror’s knowledge, threatened material Proceedings in respect of any of its or their current or former employees, consultants, independent contractors, directors or officers.

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(i)No member of the Acquiror Group has or reasonably expects any Liabilities with respect to any allegations of sexual harassment or other discrimination, retaliation or policy violation and are not aware of any allegations relating to officers, directors, or employees of the Acquiror Group that, if known to the public, would bring any member of the Acquiror Group into material disrepute.
Section 5.24Intellectual Property.
(a)Section 5.24(a) of the Acquiror Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Patents, registered Marks, registered Copyrights and registered Internet Properties, and applications for any of the foregoing, that are owned by or purported to be owned by, or that are filed or registered in the name of, the Acquiror or any of its Subsidiaries (in each case alone or together with any other party) (the “Acquiror Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction.
(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) each item of Acquiror Owned IP is legally, beneficially and solely owned by Acquiror or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) none of the Acquiror Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Acquiror Registered IP, except where Acquiror has made a reasonable business decision to not maintain such Acquiror Registered IP, (iii) none of Acquiror Registered IP that has issued has subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of Acquiror, all Acquiror Registered IP is subsisting, valid and enforceable, and (v) to the knowledge of Acquiror, there is no opposition, interference, derivation, cancellation Proceeding pending or threatened against Acquiror or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Acquiror Registered IP (other than ordinary course Proceedings related to the application for, or renewal of, any item of Acquiror Registered IP).
(c)Acquiror or its Subsidiaries owns, or otherwise has the right to use, all Intellectual Property Rights used in the conduct of the business of Acquiror and its Subsidiaries as currently conducted by Acquiror and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the Acquiror Intellectual Property constitutes, to the knowledge of Acquiror, all of the material Intellectual Property Rights necessary (i) for the conduct of the business of Acquiror as currently conducted and (ii) to use, develop and maintain the Acquiror Platforms as currently used, developed and maintained, or to develop, manufacture, sell or exploit the Acquiror Drug Product Candidates as currently being developed or manufactured by Acquiror and its Subsidiaries as of the date of this Agreement. Neither Acquiror nor its Subsidiaries has sold, assigned, licensed exclusively or agreed to do any of the foregoing in respect of any material Acquiror Intellectual Property. No agreement under which the Acquiror or any of its Subsidiaries is granted rights to any material Acquiror Intellectual Property is subject to any written notice of termination or breach (or, to the knowledge of the Acquiror, any threat of termination or breach), and to the knowledge of the Acquiror, all such agreements are valid and subsisting and, to the knowledge of the Acquiror, no party to them is in any material breach of the same.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) to the knowledge of Acquiror, none of the Acquiror Owned IP is subject to any Order or Proceeding pending or threatened, naming Acquiror or any of its Subsidiaries contesting the proprietorship, validity, enforceability, or use thereof, or rights thereto by or of Acquiror or any of its Subsidiaries, (ii) to the knowledge of Acquiror, neither the Acquiror Platforms, Acquiror Drug Product Candidates,

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Acquiror Owned IP, nor the operation of the business of Acquiror or any of its Subsidiaries, as currently conducted, including the use, development, maintenance or exploitation of the Acquiror Platforms or the development, manufacture or exploitation of the Acquiror Drug Product Candidates for the indications as currently being developed or manufactured, infringes, misappropriates, misuses or otherwise violates and has not infringed, misused or otherwise violated any Intellectual Property Rights of any Third Party, (iii) to the knowledge of Acquiror, no Third Party has infringed, misappropriated, misused or otherwise violated any Acquiror Owned IP or any Intellectual Property Rights exclusively licensed to Acquiror or its Subsidiaries, and (iv) neither Acquiror nor any Subsidiary of Acquiror has instituted or threatened in writing to institute any Order or Proceeding against any Third Party alleging that such Third Party is infringing, misappropriating, misusing, or otherwise violating any Acquiror Intellectual Property.
(e)At no time during the conception of or reduction to practice of any of the Acquiror Owned IP was any officer or employee of Acquiror who contributed to such Acquiror Owned IP (or, to the knowledge of Acquiror, any founder, developer, inventor or other contributor to such Acquiror Owned IP) operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party that could, as a result of that funding, sponsorship, agreement or other obligation, result in that Third Party holding an ownership, financial or license interest in such Acquiror Owned IP or otherwise encumber Acquiror’s rights in such Acquiror Owned IP.
(f)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in Acquiror Owned IP, and to the knowledge of Acquiror, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.
(g)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, to the knowledge of Acquiror, (A) Acquiror and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of Acquiror Registered IP and are covered, or practiced by, the Acquiror Platforms or an Acquiror Drug Product Candidate (including its manufacture), and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other institution has been used to create or develop any Patents that are part of Acquiror Registered IP and are covered or practiced by Acquiror Platforms or an Acquiror Drug Product Candidate (including its manufacture), except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or any university, college, research institute or other institution holding any ownership interest in such Patents that are part of Acquiror Registered IP and are covered or practiced by the Acquiror Platforms or an Acquiror Drug Product Candidate (including its manufacture).
(h)Except as has not and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the consummation of the Transaction would not result in (i) Acquiror or any of its Subsidiaries terminating or having terminated any Contract under which Acquiror or any of its Subsidiaries is granted rights to any material Acquiror Intellectual Property; or (ii) Acquiror or any of its Subsidiaries selling or assigning to any Third Party any material Acquiror Intellectual Property.
(i)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries have obtained from all current or former employees, officers, consultants, contractors and others who have created or developed material Intellectual Property Rights for or

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on behalf of Acquiror or any of its Subsidiaries, valid assignments (or, in the case of consultants and contractors, assignments or licenses) of such parties’ rights in such Intellectual Property Rights to Acquiror or one of its Subsidiaries, to the extent permitted by Applicable Law, or Acquiror and its Subsidiaries otherwise exclusively own such Intellectual Property Rights by operation of law.
(j)To the knowledge of Acquiror, no current or former employee, consultant, advisor or independent contractor of Acquiror or its Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to invention disclosure, Intellectual Property Rights assignment, confidentiality, non-disclosure or non-compete relating to Acquiror and its Subsidiaries’ businesses or the Acquiror Intellectual Property (except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect), (ii) has developed any Technology for Acquiror or its Subsidiaries that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any Third Party any rights (including Intellectual Property Rights) in or to such Technology, or (iii) has alleged that they have any right or entitlement to compensation, payment or other consideration, in addition to their salary or consultancy fees, in respect of any Intellectual Property Rights developed for Acquiror or its Subsidiaries, including in respect of any Acquiror Owned IP.
(k)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of Acquiror and any of its Subsidiaries of Personal Data are, and have since the Reference Date been, in all material respects in compliance with all applicable Privacy Legal Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) neither Acquiror nor any of its Subsidiaries has received any written notice alleging any material violation by Acquiror or any of its Subsidiaries of any Privacy Legal Requirement, nor, to the knowledge of Acquiror, has Acquiror or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (ii) neither Acquiror nor any of its Subsidiaries has received any material written complaint alleging non-compliance with any Privacy Legal Requirement by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by Acquiror or any of its Subsidiaries, and (iii) to the knowledge of Acquiror, there has been no unauthorized use, access or disclosure of Personal Data nor any material non-compliance or material violation by, or on behalf of, Acquiror and its Subsidiaries of any Privacy Legal Requirement.
(l)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) Acquiror and its Subsidiaries have implemented policies and procedures consistent with standard industry practice to protect the security, confidentiality, integrity and availability of information technology systems of Acquiror and its Subsidiaries, (ii) Acquiror and its Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Acquiror and its Subsidiaries that obligate such persons to comply with applicable Privacy Legal Requirements in all material respects and to take steps to protect and secure Personal Data, and (iii) to the knowledge of Acquiror, there has been no unauthorized use, access or disclosure or other security incident of or involving Personal Data collected or used in connection with or under the control of Acquiror or any of its Subsidiaries. To Acquiror’s knowledge, since the Reference Date, none of the third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Acquiror and its Subsidiaries have (A) suffered any security breach that resulted in any

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unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Personal Data processed, stored or otherwise handled on behalf of Acquiror or (B) materially breached any Contracts with Acquiror or any Subsidiary of Acquiror relating to Personal Data, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(m)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, since the Reference Date, (i) to the knowledge of Acquiror, there have been no security breaches of, or unauthorized access to, the information technology systems of Acquiror nor any of its Subsidiaries, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of Acquiror or any of its Subsidiaries.
(n)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, neither Acquiror nor its Subsidiaries has disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Acquiror Source Code, other than disclosures to employees and individual independent contractors involved in the development of the Acquiror Platforms under binding written agreements that prohibit use or disclosure except in the performance of services for Acquiror or its Subsidiaries, as applicable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the consummation of the transaction contemplated by this Agreement, would not result in Acquiror or its Subsidiaries having to disclose, deliver, license or make available to any Person or any escrow agent (or agree to do so) any Acquiror Source Code.
(o)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect: (i) to the knowledge of Acquiror, the software that has been incorporated into the Acquiror Platforms does not contain any Contaminants; and (ii) each of Acquiror and its Subsidiaries has implemented procedures consistent with standard industry practices to ensure that the Acquiror Platforms are free from Contaminants.
(p)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, to the knowledge of Acquiror, the Acquiror Platforms neither contain any bugs which adversely affect the value or functionality of the Acquiror Platforms nor fail to comply with any applicable warranty or other contractual commitment relating to use, functionality, or performance of such Acquiror Platform.
(q)Each of Acquiror and its Subsidiaries has been since the Reference Date and is in compliance with the terms and conditions of all applicable Open Source Licenses used by Acquiror or its Subsidiaries, as applicable, including attribution and copyright notice requirements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Open Source Materials included in, used in or combined with, any component of the Acquiror Platforms, as the case may be, have not created an obligation on Acquiror or its Subsidiaries to grant, or granted, to any third party any rights or immunities under any Acquiror Source Code (including any obligation that such Acquiror Source Code be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

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(r)Each of Acquiror and its Subsidiaries has complied with all license terms applicable to each Third Party dataset used to train, teach or improve any Acquiror AI Component, including (i) the end user license agreement or other terms that govern Acquiror’s or its Subsidiaries’ use of any application programming interface used to collect such data, and (ii) the website terms or other terms that govern Acquiror’s and its Subsidiaries’ collection and use of each such Third Party dataset, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(s)To the knowledge of Acquiror, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, there has been (i) no unauthorized access to the algorithms or software used in any Acquiror AI Component, or to the data used to train, teach, or improve any Acquiror AI Component; (ii) no unauthorized access to the systems used in the development, improvement or operation of the Acquiror AI Components; and (iii) no use of the Acquiror AI Components by a third party to engage in unlawful activity or any activity that violates Acquiror’s or any of its Subsidiaries’ license terms, terms of service or Contracts.
(t)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, there has been (A) no complaint, claim, proceeding or litigation received by Acquiror or any of its Subsidiaries alleging that Training Data used in the development, training, improvement or testing of any Acquiror AI Component was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation and (B) no request from regulators or legislators received by Acquiror or any of its Subsidiaries concerning any Acquiror AI Component or related AI Technology.
Section 5.25Properties. Neither Acquiror nor any Subsidiary of Acquiror owns any real property. As of the date hereof, neither Acquiror nor any Subsidiary of Acquiror has subleased, licensed or otherwise granted any Person the right to use or occupy any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) Acquiror or its relevant Subsidiary has a good and valid leasehold or license interest in the real property which Acquiror or any such Subsidiary of Acquiror leases, subleases, licenses, uses or occupies, free and clear of all Liens, except for Permitted Liens, and (b) each Contract pursuant to which Acquiror or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Real Property (any such Contract, a “Acquiror Lease”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Acquiror or a Subsidiary of Acquiror (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Acquiror or its Subsidiaries (as the case may be) and, to the knowledge of Acquiror, each of the other parties thereto (except for such Acquiror Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Acquiror or any of its Subsidiaries of any of the provisions thereof). To the knowledge of Acquiror, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Acquiror Lease, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Acquiror nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Acquiror Leases, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Acquiror has made

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available to the Company true and complete copies of each Acquiror Lease (and all material documents supplemental to it) in effect as of the date hereof. The properties leased under the Acquiror Leases are all the real properties required to carry on the businesses of Acquiror and its Subsidiaries as currently operated.
Section 5.26Environmental Matters.
(a)Acquiror and its Subsidiaries are, and since the Reference Date have been, in material compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits;
(b)None of Acquiror or any of its Subsidiaries has Released any Hazardous Substance at any real properties owned or subject to any Acquiror Lease or otherwise operated by Acquiror or any of its Subsidiaries; and
(c)Since the Reference Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of Acquiror, threatened by any Governmental Authority or other Person alleging that Acquiror or any of its Subsidiaries has any liability that relates to, or arises under, any Environmental Law or Environmental Permit.
Section 5.27FCPA; Anti-Corruption; Sanctions.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Acquiror, any of its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Acquiror, any agent or representative of Acquiror or any of its Subsidiaries, in each case acting on behalf of Acquiror or any of its Subsidiaries, has, in the last five years, in connection with the business of Acquiror or any of its Subsidiaries, (i) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable), (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with Acquiror or any Subsidiary of Acquiror, in order to unlawfully induce such Person to act against the interest of his or her employer or principal, in each case in violation of applicable Bribery Legislation.
(b)None of Acquiror, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of Acquiror, any employee of Acquiror or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or, to the knowledge of Acquiror, threatened civil, criminal, or administrative Proceedings, notices of violation, demand letters, settlements, or enforcement actions by any Governmental Authority, or made any voluntary disclosures to any Governmental Authority, involving Acquiror or any of its Subsidiaries relating to violation of any applicable Bribery Legislation, including the FCPA.
(c)Acquiror and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Acquiror and each of its Subsidiaries in all material respects as required by the FCPA.

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(d)Acquiror and each of its Subsidiaries has instituted policies and procedures reasonably designed to achieve compliance with applicable Sanctions Laws (to the extent applicable to Acquiror’s businesses), the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(e)None of Acquiror, any of its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Acquiror, any of their respective agents or representatives is or since the Relevant Date has been, a Sanctioned Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Acquiror, any of its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Acquiror, any of their respective agents or representatives (i) has, since the Relevant Date, engaged in, has any commitment to engage in, direct or indirect dealings with any Person who was at that time a Sanctioned Person or in any Sanctioned Country on behalf of Acquiror or any of its Subsidiaries in violation of applicable Sanctions Laws or (ii) has, since the Relevant Date, violated, or engaged in any conduct constituting a violation of any applicable Sanctions Law, nor to the knowledge of Acquiror, been the subject of an investigation or allegation by a Governmental Authority of such a violation.
Section 5.28Insurance. Each of Acquiror and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Acquiror or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Acquiror operates. Section 5.28 of the Acquiror Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Acquiror or any of its Subsidiaries, or pursuant to which Acquiror or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Acquiror nor any of its Subsidiaries is in breach or default, and has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Acquiror, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor, to the knowledge of Acquiror, will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.
Section 5.29Transactions with Affiliates. Since the Reference Date through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Acquiror SEC Documents filed prior to the date hereof.
Section 5.30Opinion of Financial Advisor. The Acquiror Board has received an opinion of Stifel, Nicolaus & Company Incorporated, financial advisor to Acquiror, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Share Deliverables to be paid by Acquiror provided for pursuant to this Agreement is fair, from a financial point of view, to Acquiror.
Section 5.31No Other Representations and Warranties. Except for the representations and warranties made by Acquiror in this Article V (as qualified by the applicable items disclosed in the Acquiror Disclosure Schedule in accordance with the introduction to this Article V) and in the certificate to be delivered by Acquiror pursuant to Section 9.03(e), neither Acquiror nor any

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other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Acquiror or any other members of the Acquiror Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Acquiror or any other member of the Acquiror Group or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Acquiror and each other member of the Acquiror Group disclaims any other representations or warranties, whether made by any member of the Acquiror Group or any of their respective Affiliates or Representatives. Acquiror acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with the introduction to Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(e), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Acquiror specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
Article VI

COVENANTS OF THE COMPANY
Section 6.01Conduct of the Company.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (w) as required by Applicable Law, (x) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (y) as otherwise required or expressly contemplated by this Agreement, or (z) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b)(i) through Section 6.01(b)(xv) shall be deemed to be a breach of this Section 6.01(a) and (ii) any failure to take any action prohibited by Section 6.01(b)(i) through Section 6.01(b)(xv) shall not be deemed a breach of this Section 6.01(a).
(b)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set

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forth in Section 6.01(b) of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, without Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
(i)adopt or propose any change to the Company Organizational Document;
(ii)acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any Person, or otherwise engage in any consolidations or business combinations, except in the ordinary course of business or for transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;
(iii)authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company) or enter into any agreement or arrangement with respect to voting;
(iv)split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other Equity Securities in any manner that would have an adverse impact on the value of the Exchange Shares, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other Equity Securities, or issue or authorize the issuance of any of its share capital or other Equity Securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other Equity Securities in the Company or any Subsidiary of the Company, except for (x) the acceptance of Company Ordinary Shares as payment of the exercise price of Company Share Options or for withholding Taxes in respect of Company Share Options, (y) any such transaction involving the Company and its wholly owned Subsidiary or only wholly owned Subsidiaries of the Company;
(v)issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other Equity Securities in the Company or any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities, other than (A) issuances of Company Ordinary Shares upon the valid exercise of Company Share Options in accordance with their terms , (B) grants of Company Share Options or restricted stock unit awards to employees and service providers in the ordinary course of business consistent with past practice, provided that any such grants are included in the calculation of the Company Outstanding Shares, (C) sales of Company Ordinary Shares pursuant to the exercise of Company Share Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Share Options in order to satisfy Tax withholding obligations, (D) any actions necessary to implement the transactions contemplated under Section 2.07(d), (E) any actions necessary to implement any further equity commitments included in the Concurrent Investment which may be executed in connection with the Transaction; and (F) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company, provided that no such transaction is a consequence of any action or omission by the Company or any of its Subsidiaries that would (in the absence of this clause (F)) be restricted by any provision of this Section 6.01;

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(vi)except as required by any Company Employee Plan as in existence as of the date hereof or established after the date hereof not in contravention of this clause (vi), (A) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement (or any similar agreement, arrangement or commitment) with or to any labor organization, labor or trade union, works council, staff association or other employee representative body or recognize any labor organization, labor or trade union, works council, staff association or other employee representative body, (B) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Employee Plan, (C) provide any funding for any rabbi trust or similar arrangement, (D) other than any Contract to renew or otherwise continue an existing relationship with a professional employer organization as of the date hereof, enter into a Contract or relationship with a professional employer organization, or (E) form or otherwise establish any employing entity in any country that does not currently have an employing entity, unless necessary to continue and maintain the Company’s day-to-day business operations;
(vii)liquidate (completely or partially), wind up, dissolve, place into administration or receivership or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of the Company;
(viii)sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or its Subsidiaries), except (A) in the ordinary course of business, (B) dispositions of obsolete or worthless equipment, supplies, inventory, merchandise, products or other assets in the ordinary course of business consistent with past practice, (C) licenses required under any Company Material Contract in accordance with the terms of that Company Material Contract in effect as of the date of this Agreement and non-exclusive licenses of Company Intellectual Property to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of the Company or any of its Subsidiaries, in the ordinary course of business or (D) pursuant to transactions solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company;
(ix)enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or grant of any license with respect to material Intellectual Property Rights, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Company Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than licenses required under any Company Material Contract in effect as of the date of this Agreement in accordance with the terms of that Company Material Contract and non-exclusive licenses of Company Intellectual Property (other than patents on a stand-alone basis) to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of the Company or any of its Subsidiaries in the ordinary course of business;
(x)(A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of expenses incurred in connection with this Agreement, make any capital expenditure in excess of $1,000,000 or (E) forgive any loans to any Persons, including the Company’s employees, officers, directors or Affiliates;

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(xi)make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or Applicable Law;
(xii)make, change or revoke any material Tax election, adopt or change any Tax accounting period or method of Tax accounting, amend any Tax Return, settle or compromise any material liability for Taxes or any Tax Proceeding relating to material Taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to material Taxes, request any ruling from any Taxing Authority, assume any liability for Taxes of any other Person by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes), change its jurisdiction of Tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to material Taxes;
(xiii)incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company, (B) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes, (C) the incurrence of Indebtedness in the ordinary course of business in an amount at any time outstanding or (D) the incurrence of Indebtedness entered into in connection with the Transactions;
(xiv)adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to any member of the Company Group; or
(xv)agree or authorize, in writing or otherwise, to take any of the foregoing actions.
(c)Until the earlier of the termination of this Agreement and the Closing, anything to the contrary set forth in this Agreement notwithstanding, the Company shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, takeover offer, scheme of arrangement or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or the conditions set forth in Section 9.01(h); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction; or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction. The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws or Foreign Investment Law shall not in and of itself restrict such transaction under this Section 6.01(c).
(d)Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations, other than after the Closing.
Section 6.02No Solicitation by the Company.

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(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal, (iv) recommend or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal, (v) withdraw, or qualify, amend or modify in a manner adverse to Acquiror (or publicly propose to withdraw, or qualify, amend or modify in a manner adverse to Acquiror), the Company Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Company Board Recommendation in the Proxy Statement and the Scheme Circular, (vii) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 6.02, the Company and its Representatives may contact any Person that has made an unsolicited inquiry, indication of interest, proposal, offer or request solely to clarify the terms and conditions thereof and the identity, financial capability and seriousness of the Person making such inquiry, indication of interest, proposal, offer or request, so that the Company Board may determine whether such inquiry, indication of interest, proposal, offer or request constitutes, or would reasonably be expected to lead to, a Superior Proposal.
(b)The foregoing notwithstanding, if at any time prior to the receipt of the Company Shareholder Approvals (the “Company Approval Time”), the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 6.02, the Company Board, directly or indirectly through its Representatives, may, if the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal, and after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, subject to compliance with Section 6.02(c), (i) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (ii) furnish to such Third Party and its Representatives and financing sources information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement that does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Acquiror pursuant to this Section 6.02 and is on terms no less favorable in the aggregate to Acquiror than the Confidentiality Agreement (such a confidentiality agreement, an “Acceptable Company Confidentiality Agreement”), a copy of which Acceptable Company Confidentiality Agreement shall be provided to Acquiror promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to Acquiror) is provided or made available to Acquiror, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.

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(c)The Company shall notify Acquiror as promptly as practicable (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or their Representatives of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request. The Company shall thereafter (i) keep Acquiror reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of consideration) of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Acquiror unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between the Company or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.
(d)Anything in this Section 6.02 to the contrary notwithstanding, prior to the Company Approval Time, if the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 6.02 and the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, and after consultation with the Company’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law, the Company Board may, subject to compliance with this Section 6.02(d), (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 10.01(d)(ii); provided, that (A) the Company shall first notify Acquiror in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to the Company) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Acquisition Proposal), (B) the Company and its Representatives shall negotiate in good faith with Acquiror and their Representatives during such four Business Day notice period, to the extent Acquiror wishes to negotiate and make itself reasonably available to negotiate, to enable Acquiror to propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by Acquiror, and shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Superior Proposal would nevertheless continue to constitute a Superior Proposal if such revisions proposed by Acquiror were to be given effect, and after consultation with the Company’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under Applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time during which time the Company shall be required to comply with the requirements of this Section 6.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.

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(e)Anything in Section 6.02(a) to the contrary notwithstanding, at any time prior to Company Approval Time, the Company Board may make a Company Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to an Intervening Event if the Company Board determines in good faith that such Intervening Event has occurred and is continuing and that, after consultation with the Company’s outside legal counsel, the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) the Company shall first notify Acquiror in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include a reasonably detailed description of such Intervening Event (including the facts and circumstances providing the basis for the determination by the Company Board to effect such Company Adverse Recommendation Change), (ii) the Company and its Representatives shall negotiate in good faith with Acquiror and their Representatives during such four Business Day period, to the extent Acquiror wishes to negotiate and make itself reasonably available to negotiate, to enable Acquiror to jointly propose revisions to the terms of this Agreement, (iii) the Company and its Representatives shall provide to Acquiror and their Representatives all applicable information with respect to such Intervening Event reasonably requested by Acquiror to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Company Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by Acquiror, and shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with its fiduciary duties under Applicable Law.
(f)The Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between the Company and such Third Party. The Company shall enforce, and not waive, terminate or modify without Acquiror’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement, unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
(g)Nothing contained in this Section 6.02 shall prevent the Company Board from making any required disclosure to the Company Shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, that in the case of any of (i), any such action or disclosure that would constitute a Company Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 6.02, or (ii) making honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law.
Section 6.03Takeover Statutes. The Company shall (a) take all action within its control necessary, if any, so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other

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similar anti-takeover laws or regulations, or any similar provision of the Company Organizational Document is or becomes applicable to the Transaction or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Transaction or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions within its control as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. The Company shall not take (or omit to take) any action which would reasonably be expected to result in (i) the Takeover Code applying to the Company, the Transaction or any other transactions contemplated by this Agreement or (ii) the Transaction or any other transactions contemplated by this Agreement becoming subject to the jurisdiction of the Panel. If, at any time, the Company receives a notification or communication from the Panel to the effect that it may assert jurisdiction over the Transaction or that the Company may be or become subject to the Takeover Code, the Company shall notify Acquiror as promptly as reasonably practicable.
Section 6.04Access to Information.
(a)All information furnished pursuant to this Agreement shall be subject to the Acceptable Company Confidentiality Agreement.
(b)On reasonable notice, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to each member of the Acquiror Group and their Representatives reasonable access to the Company’s and its Subsidiaries’ properties, offices, personnel, Contracts, books, and records all other information concerning its businesses, properties and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement, or, except as expressly provided in Section 6.02, to any Acquisition Proposal), in each case, as any member of the Acquiror Group or its relevant Representatives (as applicable) reasonably requests in anticipation or furtherance of the consummation of the transactions contemplated hereby (including for integration planning) and in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. During such period described in the immediately preceding sentence, on reasonable notice and subject to Applicable Law and during normal business hours, the Company shall instruct its pertinent Representatives to reasonably cooperate with the Acquiror Group in their review of any such information provided or made available pursuant to the immediately preceding sentence.
(c)Anything to the contrary in Section 6.04(b) notwithstanding, the Company and its Subsidiaries shall not be required to provide such access or disclosure of information if it (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client, attorney-work product or other similar privilege with respect to such information, (ii) would contravene any Applicable Law or confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business, (iii) would result in the disclosure of any valuations of the Company in connection with the transactions contemplated by this Agreement or any other strategic alternatives, (iv) would be for the purpose of disclosure of such information in any Proceeding between the Parties; provided, that, in the case of clauses (i), (ii) and (iii), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including (x) obtaining any required consent from any Third Party and (y) redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date of this Agreement or after the date of this Agreement and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed.

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(d)Anything to the contrary in this Section 6.04 notwithstanding, nothing in this Section 6.04 shall be construed to require the Company, any of its Subsidiaries or any of their Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.
Section 6.05Indemnification. The Company shall indemnify and hold harmless Acquiror, its Subsidiaries and its Representatives from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) incurred, or threatened to be incurred, by Acquiror that result from any actual or alleged (i) untrue statement of a material fact or an omission to state a material fact required to be stated therein made by the Company, its Affiliates or any of their Representatives or (ii) any negligence of the Company, its Affiliates or any of their Representatives, in each case, in connection with the marketing of the PIPE to any prospective or actual investors thereto (other than for any such losses, claims, damages, liabilities and expenses arising from the bad faith, willful misconduct or gross negligence of Acquiror, its Affiliates or any of their Representatives).
Section 6.06Financial Statements.
(a)As promptly as practicable after the date of this Agreement and in the case of Section 6.06(a)(x)(i) and Section 6.06(a)(x)(iii) below, in no event later than the filing date of the Proxy Statement pursuant to Section 3.01(a) (“Financial Statements Delivery Date”), the Company shall deliver to Acquiror the following financial statements (such financial statements, the “Required Financial Statements”): (x) (i) audited consolidated balance sheet of the Company as of September 30, 2024 and September 30, 2025, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) the unaudited condensed consolidated balance sheet of the Company as of March 31, 2026 and March 31, 2025, and the related unaudited condensed consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal quarters ended on such dates, together with all related notes and schedules thereto; and (iii) the unaudited pro forma condensed combined balance sheet as of December 31, 2025 and March 31, 2026 and the unaudited pro forma condensed combined statements of comprehensive loss, cash flows and securityholders equity for the fiscal year ended December 31, 2025, giving effect to the Transactions contemplated by this Agreement as if they had occurred at the dates and the periods set forth therein (the financial statements set forth in this clause (x), collectively, the “Pro Forma Financial Statements”); and (y) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement or the Form 8-K to be filed with the SEC by Acquiror in connection with the Closing, in each case, prepared in accordance with United States Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved.
(b)The Company shall use commercially reasonable efforts (i) to assist Acquiror and its Representatives, upon advance written notice, in causing to be prepared in a timely manner any other financial information or statements that is reasonably required to be included in the Proxy Statement and any other filings to be made by Acquiror with the SEC or any other Governmental Authorities in connection with the Transaction and the transactions contemplated hereby and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by Applicable Law
(c)The Company shall take all actions reasonably necessary for an independent auditor to not deliver a report on the Required Financial Statements containing an adverse opinion or a disclaimer of opinion. Prior to the Effective Time, the Company shall not

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have identified and shall not have received written notice from an independent auditor of any fraud that involves the Company’s management or other employees having a role in the preparation of financial statements or any claim or allegation regarding any of the foregoing.
(d)The Company shall solely bear all fees and expenses in connection with the preparation of the Required Financial Statements.
Article VII

COVENANTS OF ACQUIROR
Section 7.01Conduct of Acquiror.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (w) as required by Applicable Law, (x) as set forth in Section 7.01(a) of the Acquiror Disclosure Schedule, (y) as otherwise required or expressly contemplated by this Agreement, or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided that (i) no action by Acquiror or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 7.01(b)(i) through Section 7.01(b)(xix) shall be deemed to be a breach of this Section 7.01(a) and (ii) any failure to take any action prohibited by Section 7.01(b)(i) through Section 7.01(b)(xix) shall not be deemed a breach of this Section 7.01(a).
(b)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Acquiror Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not, and shall cause its Subsidiaries not to:
(i)adopt or propose any change to Acquiror Organizational Document;
(ii)acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any Person, or otherwise engage in any consolidations or business combinations, except for transactions solely between Acquiror and a wholly owned Subsidiary of Acquiror or solely between wholly owned Subsidiaries of Acquiror;
(iii)authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or other securities of Acquiror or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of Acquiror to Acquiror or to any wholly owned Subsidiary of Acquiror) or enter into any agreement or arrangement with respect to voting;
(iv)split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other Equity Securities in any manner that would have an

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adverse impact on the value of the Exchange Shares, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other Equity Securities, or issue or authorize the issuance of any of its share capital or other Equity Securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other Equity Securities in Acquiror or any Subsidiary of Acquiror, except for (x) the acceptance of Acquiror Common Stock as payment of the exercise price of Acquiror Options or for withholding Taxes in respect of Acquiror Options, (y) any such transaction involving Acquiror and its wholly owned Subsidiary or only wholly owned Subsidiaries of Acquiror;
(v)issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other Equity Securities in Acquiror or any Subsidiary of Acquiror or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities, other than (A) issuances of Acquiror Common Stock upon the valid exercise of Acquiror Options in accordance with their terms, (B) sales of Acquiror Common Stock pursuant to the exercise of Acquiror Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Acquiror Options in order to satisfy Tax withholding obligations and (C) transactions solely between Acquiror and a wholly owned Subsidiary of Acquiror or solely between wholly owned Subsidiaries of Acquiror, provided that no such transaction is a consequence of any action or omission by Acquiror or any of its Subsidiaries that would (in the absence of this clause (C)) be restricted by any provision of this Section 7.01;
(vi)except as required by any Acquiror Employee Plan as in existence as of the date hereof or established after the date hereof not in contravention of this clause (vi), (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or other service providers or grant or pay, or commit to grant or pay, any bonuses, incentive compensation, retention awards, severance or termination pay, (B) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement (or any similar agreement, arrangement or commitment) with or to any labor organization, labor or trade union, works council, staff association or other employee representative body or recognize) any labor organization, labor or trade union, works council, staff association or other employee representative body, (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Acquiror Employee Plan, (D) provide any funding for any rabbi trust or similar arrangement, (E) other than any Contract to renew or otherwise continue an existing relationship with a professional employer organization as of the date hereof, enter into a Contract or relationship with a professional employer organization (F) form or otherwise establish any employing entity in any country that does not currently have an employing entity, unless necessary to continue and maintain Acquiror’s day-to-day business operations or (G) adopt any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Acquiror Employee Plan if it were in existence as of the date hereof;
(vii)liquidate (completely or partially), wind up, dissolve, place into administration or receivership or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of Acquiror;
(viii)sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of Acquiror or its Subsidiaries), except (A) dispositions of obsolete or worthless equipment, supplies, inventory, merchandise, products or other assets in the ordinary course of business consistent with past practice, (B) licenses required under any Acquiror Material Contract in accordance with the

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terms of that Acquiror Material Contract in effect as of the date of this Agreement and non-exclusive licenses of Acquiror Intellectual Property to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of Acquiror or any of its Subsidiaries, in the ordinary course of business or (C) pursuant to transactions solely among Acquiror and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Acquiror;
(ix)enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or grant of any license with respect to material Intellectual Property Rights, or otherwise encumber any material Acquiror Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than licenses required under any Acquiror Material Contract in effect as of the date of this Agreement in accordance with the terms of that Acquiror Material Contract and non-exclusive licenses of Acquiror Intellectual Property (other than patents on a stand-alone basis) to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of Acquiror or any of its Subsidiaries in the ordinary course of business;
(x)enter into, materially amend or terminate any Acquiror Material Contract or Contract that would be deemed an Acquiror Material Contract if entered into prior to the date hereof;
(xi)(A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of expenses incurred in connection with this Agreement, make any expenditure in excess of $10,000 (other than as explicitly provided for in the Net Cash Schedule) or (E) forgive any loans to any Persons, including Acquiror’s employees, officers, directors or Affiliates;
(xii)settle, offer to settle, waive its right to appeal, or take any other action with respect to any Proceeding without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed);
(xiii)make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or Applicable Law;
(xiv)make, change or revoke any material Tax election, adopt or change any Tax accounting period or method of Tax accounting, amend any Tax Return, settle or compromise any material liability for Taxes or any Tax Proceeding relating to material Taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to material Taxes, request any ruling from any Taxing Authority, assume any liability for Taxes of any other Person by Contract (other than ordinary course commercial agreements that are not primarily related to Taxes), change its jurisdiction of Tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to material Taxes;
(xv)incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of

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any Indebtedness solely among Acquiror and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Acquiror, (B) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes, (C) the incurrence of Indebtedness in the ordinary course of business in an amount at any time outstanding pursuant to this clause (C) not to exceed $10,000 in the aggregate;
(xvi)adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to any member of the Acquiror Group;
(xvii)form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(xviii)bind, enter into, commit to or otherwise become obligated in respect of any CLI Policy (as defined in Schedule C), other than in accordance with the consent procedures described in Schedule C; or
(xix)agree or authorize, in writing or otherwise, to take any of the foregoing actions.
(c)Until the earlier of the termination of this Agreement and the Closing, anything to the contrary set forth in this Agreement notwithstanding, Acquiror shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, takeover offer, scheme of arrangement or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or the conditions set forth in Section 9.01(h); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction; or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction. The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws or Foreign Investment Law shall not in and of itself restrict such transaction under this Section 7.01(c).
Section 7.02No Solicitation by Acquiror. For purposes of this Section 7.02, any determination by the Acquiror Board regarding its fiduciary duties shall be made by reference to the fiduciary duties of directors of a Nevada corporation under the NRS and other applicable Nevada law governing the internal affairs of Acquiror.
(a)From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 7.02, Acquiror shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Acquiror Confidentiality Agreement), (iv) recommend or approve or publicly propose to recommend, adopt or approve any Acquisition

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Proposal, (v) withdraw, or qualify, amend or modify in a manner adverse to the Company (or publicly propose to withdraw, or qualify, amend or modify in a manner adverse to the Company), the Acquiror Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Acquiror Board Recommendation in the Proxy Statement and the Scheme Circular, (vii) except to the extent such law or regulation is inapplicable to Acquiror pursuant to the Acquiror Organizational Documents or the NRS, or to the extent the Acquiror Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Nevada law, take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), an “Acquiror Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 7.02, Acquiror and its Representatives may contact any Person that has made an unsolicited inquiry, indication of interest, proposal, offer or request solely to clarify the terms and conditions thereof and the identity, financial capability and seriousness of the Person making such inquiry, indication of interest, proposal, offer or request, so that the Acquiror Board may determine whether such inquiry, indication of interest, proposal, offer or request constitutes, or would reasonably be expected to lead to, a Superior Proposal.
(b)The foregoing notwithstanding, if at any time prior to the receipt of the Acquiror Stockholder Approval (the “Acquiror Approval Time”), the Acquiror Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 7.02, the Acquiror Board, directly or indirectly through its Representatives, may, if the Acquiror Board determines in good faith, after consultation with Acquiror’s financial advisor and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal and, after consultation with Acquiror’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, subject to compliance with Section 7.02(c), (i) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (ii) furnish to such Third Party and its Representatives and financing sources information relating to Acquiror or any of its Subsidiaries pursuant to a confidentiality agreement that does not contain any provision that would prevent Acquiror from complying with its obligation to provide disclosure to the Company pursuant to this Section 7.02 and is on terms no less favorable in the aggregate to the Company than the Confidentiality Agreement (such a confidentiality agreement, an “Acceptable Acquiror Confidentiality Agreement”), a copy of which Acceptable Acquiror Confidentiality Agreement shall be provided to the Company promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to the Company) is provided or made available to Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(c)Acquiror shall notify the Company as promptly as practicable (but in no event later than 24 hours) after receipt by Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, any of its or their Representatives of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to Acquiror or any of its Subsidiaries in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request. Acquiror shall thereafter (i) keep the Company reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of

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consideration) of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to the Company unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between Acquiror or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.
(d)Anything in this Section 7.02 to the contrary notwithstanding, prior to the Acquiror Approval Time, if the Acquiror Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 7.02 and the Acquiror Board determines in good faith, after consultation with Acquiror’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with Acquiror’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law, the Acquiror Board may, subject to compliance with this Section 7.02(d), (i) make an Acquiror Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 10.01(c)(iii); provided, that (A) Acquiror shall first notify the Company in writing at least four Business Days before taking such action that Acquiror intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to Acquiror) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Acquisition Proposal), (B) Acquiror and its Representatives shall negotiate in good faith with the Company and its Representatives during such four Business Day notice period, to the extent the Company wishes to negotiate and make itself reasonably available to negotiate, to enable the Company to propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Acquiror Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by the Company, and shall have determined in good faith, after consultation with Acquiror’s financial advisor and outside legal counsel, that such Superior Proposal would nevertheless continue to constitute a Superior Proposal if such revisions proposed by the Company were to be given effect and, after consultation with Acquiror’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under Applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal, Acquiror shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time during which time Acquiror shall be required to comply with the requirements of this Section 7.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.
(e)Anything in Section 7.02(a) to the contrary notwithstanding, at any time prior to Acquiror Approval Time, the Acquiror Board may make an Acquiror Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to make such Acquiror Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) Acquiror shall first notify the Company in writing at least four Business Days before taking such action that Acquiror intends to take such action, which notice shall include a reasonably detailed description of such Acquiror Intervening Event (including the facts and circumstances providing the basis for the determination by the Acquiror Board to effect such Acquiror Adverse Recommendation Change), (ii) Acquiror and its Representatives shall

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negotiate in good faith with the Company and its Representatives during such four Business Day period, to the extent the Company wishes to negotiate and make itself reasonably available to negotiate, to enable the Company to propose revisions to the terms of this Agreement, (iii) Acquiror and its Representatives shall provide to the Company and its Representatives all applicable information with respect to such Acquiror Intervening Event reasonably requested by the Company to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Acquiror Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by the Company, and shall have determined in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to make such Acquiror Adverse Recommendation Change in response to such Acquiror Intervening Event would continue to be inconsistent with its fiduciary duties under Applicable Law.
(f)Acquiror shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives) in possession of confidential information about Acquiror or any of its Subsidiaries that was furnished by or on behalf of Acquiror in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between Acquiror and such Third Party. Acquiror shall enforce, and not waive, terminate or modify without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement, unless the Acquiror Board determines in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
(g)Nothing contained in this Section 7.02 shall prevent the Acquiror Board from (i) taking and disclosing to the Acquiror Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, (ii) making any required disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with Acquiror’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law or (iii) making any “stop, look and listen” communication to the Acquiror Stockholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, that in the case of any of (i), (ii) or (iii), any such action or disclosure that would constitute an Acquiror Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 7.02. For the avoidance of doubt, no action taken or disclosure made pursuant to clauses (ii) or (iii) of this Section 7.02(g) shall, in and of itself, be deemed to constitute an Acquiror Adverse Recommendation Change.
Section 7.03Director and Officer Liability.
(a)Acquiror agrees that, to the fullest extent permitted under Applicable Law, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as at the date of this Agreement in favor of the current or former directors and officers of the Company or its Subsidiaries as provided in their respective articles of association or other organizational documents or in any agreement or deed of indemnity shall survive the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, to the fullest extent permitted under Applicable Law, Acquiror shall cause the Company and its Subsidiaries to maintain in effect any

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and all exculpation, indemnification and advancement of expenses provisions of the articles of association or similar organizational documents of the Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers in effect as at the date of this Agreement, and to the fullest extent permitted under Applicable Law shall not permit the Company or any of its Subsidiaries to amend, repeal or otherwise modify any such provisions or any such indemnification agreements or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of the Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim. Following the Closing Acquiror shall cause the Company to comply with the terms of this Section 7.03(a).
(b)Acquiror shall indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current or former director or officer of the Company or any of its Subsidiaries or each person who has served as a manager, director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case to the fullest extent permitted under Applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with Applicable Law and the Company Organizational Document, as applicable, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred at or before the Effective Time (including acts or omissions in connection with (x) such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or (y) any of the transactions contemplated by this Agreement).
(c)For a period of six years from the Effective Time, Acquiror shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising at or before the Effective Time (provided that Acquiror may substitute these for policies with a carrier with reasonably comparable credit ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that it reasonably considers are no less favorable to the insureds); provided, however, that Acquiror shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case where the quoted premium exceeds the Maximum Amount, it shall purchase as much coverage as reasonably practicable for the Maximum Amount. If the Company or Acquiror elects, then the Company or Acquiror, as applicable, may, prior to the Effective Time, purchase a six-year prepaid “tail policy” providing insurance coverage, benefits and terms no less favorable to the Indemnified Parties than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time; provided that in no event shall the cost of such policy exceed the Maximum Amount (it being understood and agreed that the Company or Acquiror, as applicable, shall,

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where the quoted premium for the “tail policy” exceeds the Maximum Amount, purchase as much coverage as reasonably practicable for the Maximum Amount) and, if such a “tail policy” is purchased, there shall be no further obligations under this Section 7.03(c).
(d)In the event that after the Effective Time (i) Acquiror, the Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Acquiror or any of its respective successors or assigns dissolves the Company, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Company, as applicable, shall assume all of the obligations thereof set forth in this Section 7.03.
(e)The obligations of Acquiror under this Section 7.03 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 7.03 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 7.03 applies shall be third-party beneficiaries of this Section 7.03, and (ii) this Section 7.03 shall survive consummation of the Transaction and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Acquiror and its successors and assigns.
Section 7.04Section 16(a) Matters. Prior to the Effective Time, Acquiror shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under Applicable Law) to cause any acquisitions of Acquiror Common Stock (including derivative securities referencing the same) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 7.05Acquiror Personnel
. Following the Closing, Acquiror shall use commercially reasonable efforts to retain as employees or independent contractors of Acquiror, on a transitional or consulting basis, those individuals set forth in Section 7.05 of the Acquiror Disclosure Schedule.
Section 7.06PIPE.
(a)Subject to the terms and conditions of this Agreement, Acquiror shall use reasonable best efforts to consummate the PIPE on the terms and conditions set out in the Securities Purchase Agreement and satisfy the conditions thereto and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Securities Purchase Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent Investment below the Initial Concurrent Investment Amount or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE, or otherwise expands, amends or modifies any other provision of the Securities Purchase Agreement, in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) adversely impact the ability of Acquiror to enforce its rights against other parties to the Securities Purchase Agreement. Acquiror shall promptly deliver to Company copies of any such termination, amendment, modification, waiver or replacement. For the avoidance of doubt, Acquiror shall not agree to any termination, amendment, modification, waiver or replacement to any Securities Purchase Agreement entered into by and between Acquiror and any Purchaser without the prior written consent of the Company.

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(b)Without limiting the foregoing, Acquiror shall use reasonable best efforts to procure that 5AM Ventures (or its designated affiliate) executes and delivers the Securities Purchase Agreement and related documentation dated as of the date hereof providing for the 5AM Commitment to be funded as part of the Concurrent Investment substantially simultaneously with the Closing. The Acquiror shall not permit any termination, amendment or modification of the Securities Purchase Agreement and related documentation that would reduce the 5AM Commitment or impose additional conditions to such commitment that would reasonably be expected to delay or prevent the Closing, in each case without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Section 7.06(b) shall prohibit or otherwise impair 5AM Ventures (or its designated affiliate) from exercising any right of termination or other right expressly granted to it under the Securities Purchase Agreement in accordance with its terms.
(c)Acquiror shall use reasonable best efforts (i) to maintain in effect the Securities Purchase Agreement, (ii) to enforce its rights under the Securities Purchase Agreement and (iii) to comply with its obligations under the Securities Purchase Agreement.
(d)Acquiror shall give the Company prompt notice (i) of any material breach or default by any party to the Securities Purchase Agreement or definitive agreements related to the PIPE of which the Acquiror becomes aware, (ii) of the receipt of any written notice or other written communication from any Purchaser with respect to any (x) actual material breach, default, termination or repudiation by any party to the Securities Purchase Agreement or definitive agreements related to the PIPE of any provisions of the Securities Purchase Agreement or definitive agreements related to the PIPE or (y) material dispute or disagreement relating to the PIPE with respect to the obligation to fund the PIPE at or substantially simultaneously with the Closing, and (iii) if at any time for any reason the Acquiror believes in good faith that it will not be able to obtain all or any portion of the Initial Concurrent Investment Amount on the terms and conditions, in the manner or from the sources contemplated by the Securities Purchase Agreement, definitive agreements related to the PIPE, or other applicable definitive agreements. Acquiror shall promptly provide information reasonably requested by the Company relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.
Section 7.07Litigation. The Acquiror shall keep the Company informed on a reasonably current basis regarding the status of any Proceeding (including by promptly furnishing to the Company and its Representatives such information relating to such Proceeding as may reasonably be requested by it and that would not reasonably be expected to result in the waiver of attorney client or other applicable legal privilege). The Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement and at its own cost and expense), but not control, the defense of any such Proceeding, shall give due consideration to the Company’s or its counsel’s advice with respect to such Proceeding and shall not settle, offer to settle, waive its right to appeal, or take any other action with respect to any such Proceeding without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
Article VIII

COVENANTS OF THE COMPANY AND ACQUIROR
Section 8.01Notices of Certain Events. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Authority or from any other Person alleging that the consent of such Person is or may be required in connection with the Transaction, the Scheme of Arrangement or the other transactions contemplated by this Agreement, if the failure of such Party to obtain such consent could be material to the Company

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or Acquiror (including to Acquiror following the Closing) or impede or delay consummation of the Transaction or (ii) of any investigation or legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries in connection with the Transaction, the Scheme of Arrangement or the other transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.01 shall not cure any breach of any representation or warranty requiring disclosure of such matter in the Company Disclosure Schedule or Acquiror Disclosure Schedule, as applicable, or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article IX or give rise to any right to terminate under Article X.
Section 8.02Filings, Consents and Approvals.
(a)Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall (and each shall cause its Subsidiaries to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transaction and other transactions contemplated hereby as promptly as reasonably practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all Filings as are necessary to consummate the Transaction and the other transactions contemplated hereby, (B) using reasonable best efforts to obtain, as promptly as practicable, and thereafter maintain, all Consents from any Governmental Authority or other Third Party that are necessary to consummate the Transaction or other transactions contemplated hereby, and to comply with the terms and conditions of each such Consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable Antitrust Laws or Foreign Investment Laws), and (C) cooperating with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any Consents necessary to consummate the Transaction or the other transactions contemplated hereby and (ii) using reasonable best efforts to (A) defend any lawsuit or other legal Proceeding, whether judicial or administrative, brought by any Governmental Authority or Third Party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Transaction or any of the other transactions contemplated hereby and (B) contest any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Transaction or any of the other transactions contemplated hereby. This Section 8.02 shall not apply with respect to Filings with or the Consents of the Court to implement the Scheme of Arrangement, which are dealt with in Article III.
(b)Acquiror and the Company shall jointly direct, devise and implement the strategy for (i) obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and attend and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law and (ii) control the defense and settlement of any Proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law. In the event of a disagreement regarding any of the foregoing, Acquiror and the Company shall work together in good faith to resolve such disagreement and endeavor to implement such strategy, communication or response in a mutually acceptable manner; provided, however, that to the extent a disagreement is unresolved after good faith discussions between senior representatives of Acquiror and the Company and any other such executive officers and/or Persons as they may respectively deem appropriate, which discussions shall be held within 48 hours of the unresolved disagreement being identified (to the extent practicable and unless otherwise agreed by the parties in writing), the implementation of such strategy, communication, or response will be controlled by Acquiror, after good faith consideration of the views of the Company.

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(c)In furtherance and not in limitation of Section 8.02(a), each of the Company and Acquiror shall, and each shall cause its Subsidiaries to, (y) make required Antitrust Law and Foreign Investment Law filings enumerated under Schedule 9.01(f) as promptly as reasonably practicable and in any event the earlier of: (i) if a request is issued to either Acquiror or the Company by the applicable Governmental Authority to submit a notification, as promptly as reasonably practical after such request, or (ii) 15 Business Days after the execution of this Agreement, in each case, unless otherwise agreed by Acquiror and the Company, and (z) as promptly as practicable following the date of this Agreement (unless otherwise agreed), make all other Filings with all Governmental Authorities that are necessary under this Agreement or Applicable Law (including without limitation under any other Antitrust Law or Foreign Investment Law) to consummate and make effective the Transaction and the other transactions contemplated hereby. In the event that the Company or Acquiror receives a request for information or documentary material pursuant to any Antitrust Law or Foreign Investment Law each shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (and shall cooperate with each other) to submit an appropriate response to such request as promptly as reasonably practicable, and to make available their respective Representatives to, on reasonable request, any Governmental Authority in connection with (i) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Transaction or any of the other transactions contemplated hereby or (ii) any Governmental Authority investigation, review or approval process. Neither Party, nor any of its Subsidiaries, shall enter into any agreement with any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall pay, or cause its Subsidiaries to pay, all filing fees required under any applicable Antitrust Law or any applicable Foreign Investment Law for the consummation of the Transaction. Other than in connection with obtaining the Consents and non-disapprovals described in Section 4.03 of the Company Disclosure Schedule or any other Filings required or requested (in writing) to be made by a Governmental Authority (in any such case, following discussions among such Governmental Authority, Acquiror, the Company and their respective Representatives, Acquiror shall not, and shall ensure its Subsidiaries shall not, make any Filings under any applicable Antitrust Law or any Foreign Investment Law with any Governmental Authority regarding the Transaction without the prior written consent of the Company (unless Acquiror is directed to make a filing under Foreign Investment Laws by the relevant Governmental Authority), such consent not to be unreasonably withheld, conditioned or delayed.
(d)Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Acceptable Company Confidentiality Agreement and Acceptable Acquiror Confidentiality Agreement, each of the Company and Acquiror shall, and each shall cause its Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings and any communications with any Governmental Authority regarding the Transaction pursuant to this Section 8.02, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the Transaction and the other transactions contemplated hereby, including: (i) (A) as far in advance as practicable, notifying the other party of, and providing the other party with an opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority (other than any Tax Returns filed with, or communication or inquiry relating thereto with, a Taxing Authority) or any communication or inquiry it or any of its Affiliates intends to make with any Third Party in connection therewith, relating to the matters that are the subject of this Agreement, (B) providing the other party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other party and such other party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other party with a copy of any such communication or inquiry, if in written form, or, if in oral form, a

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summary of such communication or inquiry; (ii) as promptly as practicable following receipt, furnishing the other party with a non-confidential copy of any Filing or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Affiliates receives from any Governmental Authority (other than any Tax Returns filed with, or communication or inquiry relating thereto with, a Taxing Authority) or any communication or inquiry it receives from any Third Party in connection therewith, relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other party in exchanging such information and providing such other assistance as the other party may reasonably request in connection with this Section 8.02. The Company, Acquiror or their respective Representatives shall notify and consult with the other party in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority (other than any Tax Returns filed with, or communication or inquiry relating thereto with, a Taxing Authority), or any member of the staff of any such Governmental Authority, in respect of any Filing, Proceeding (including the settlement of any Proceeding) or other inquiry regarding the Transaction or any of the other transactions contemplated hereby and, to the extent not prohibited by such Governmental Authority, enable the other party to participate. Acquiror and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Acquiror or the Company, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for Acquiror or the Company, as applicable, or the Transaction, (ii) as necessary to comply with contractual obligations or Applicable Law and (iii) as necessary to address reasonable privilege concerns.
(e)In furtherance of the foregoing, Acquiror shall, and shall cause its Subsidiaries, to take any and all actions necessary, proper or advisable to obtain clearance or cause the expiration or termination of any waiting periods under any Antitrust Law or Foreign Investment Law applicable to the Transaction or the other transactions contemplated by this Agreement, and the receipt of all Consents under applicable Antitrust Laws or Foreign Investment Law in respect of the Transaction and the other transactions contemplated by this Agreement, and to eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that is asserted by any Governmental Authority and permit and cause the satisfaction of the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or Section 9.01(h) as promptly as reasonably practicable and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, license, assignment, transfer, divestiture, holding separate or other disposition of any assets, business or portion of business of Acquiror, the Company or any Subsidiary of either Acquiror or the Company or (ii) any conduct of business restrictions, including the imposition of any restriction, requirement or limitation on the operation of the business or portion of the business of Acquiror, the Company or any Subsidiary of either Acquiror or the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its respective Affiliates shall be required to, and the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Acquiror, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order, whether of the type referred to in clause (i) or (ii) above or otherwise (A) relating to Acquiror or any of its Subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror and its Subsidiaries, taken as a whole, or (B) relating to the Company or any of its Subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its

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Subsidiaries, taken as a whole; provided, further, that, if requested by Acquiror, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order; provided, further, that in no event will Acquiror, the Company or any of their respective Subsidiaries be required to effect any such requirement, condition, limitation, understanding, agreement or order that is not conditioned upon the Closing occurring.
Section 8.03Employee Matters.
(a)From the Closing Date until the 12 month anniversary of the Closing Date, with respect to each individual who is employed by the Company and its Subsidiaries (including, for all purposes of this Section 8.03, persons indirectly employed by the Company or its Subsidiaries through a professional employer organization or employer of record) immediately prior to the Effective Time and who continues to be employed by the Company, Acquiror or any of their respective Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”), Acquiror shall, and shall cause its Subsidiaries to provide : (i) an annual base salary or wage rate, as applicable, that is not less than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) a total annual incentive compensation target opportunity (excluding equity or equity-based compensation components) that is not less, in the aggregate, than the total annual incentive compensation target opportunity provided to such Continuing Employee immediately prior to the Effective Time; (iii) severance benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; (iv) leave-related benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time as set out in Schedule 8.03(a) of the Company Disclosure Schedule; and (v) other employee benefits (including retirement, employee health, AD&D and life insurance benefits and excluding long-term incentive, change in control, transaction and retention bonuses, nonqualified deferred compensation, retiree health and welfare benefits, executive perquisites, defined benefit pension benefits) that are no less favorable in the aggregate to such benefits as provided to such Continuing Employee immediately prior to the Effective Time or as may be required to be provided to such Continuing Employee pursuant to Applicable Law. For the avoidance of doubt, this Section 8.03(a) shall not limit any obligations to any Continuing Employee under (x) any employment agreement entered into with such Continuing Employee and (y) any standard written terms of employment or engagement pursuant to which each group of employees, consultants or independent contractors of the Company and its Subsidiaries are employed or engaged that are applicable to such Continuing Employees.
(b)With respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate on or after the Effective Time (the “New Company Plans”), Acquiror shall (i) use commercially reasonable efforts to cause the waiver of all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee under any New Company Plan that is a health or welfare plan in which such Continuing Employee may be eligible to participate after the Effective Time to the extent satisfied or waived under a comparable Company Employee Plan; (ii) cause the recognition of service of Continuing Employees (to the extent credited by the Company or its Subsidiaries in any comparable Company Employee Plan) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which such Continuing Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service; and (iii) if applicable, cause to be credited, in any New Company Plan that is a health or welfare plan in which Continuing Employees participate, any deductibles or out-of-pocket expenses incurred by such Continuing Employee and such Continuing Employee’s beneficiaries and dependents during the portion of the calendar year in

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which such Continuing Employee first becomes eligible for the New Company Plan that occurs prior to such Continuing Employee’s commencement of participation in such New Company Plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses. For the avoidance of doubt, upon any transition to New Company Plans or Acquiror Employee Plans that provide for severance benefits that are based on service credit, Continuing Employees shall be credited with service accrued prior to the Effective Time for all relevant purposes under such plan(s).
(c)Acquiror shall, and shall cause its Subsidiaries to, cooperate with the Company regarding any analysis conducted by Acquiror or the Company with respect to Section 280G of the Code and provide such information as requested by the Company to analyze the impact of Section 280G of the Code, in each case, following the execution of this Agreement, with respect to the “change in ownership or control” (as such term is defined in Section 280G of the Code and the Treasury Regulations and related guidance thereunder) of Acquiror that occurs as a result of the transactions contemplated by this Agreement. Without limiting the foregoing, Acquiror shall provide the Company (for the Company’s review and comment) (x) a reasonable, good faith estimate of the maximum amount (if any) that could be paid to each such “disqualified individual” as a result of the Transaction and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (y) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual,” in each case calculated as of the date of this Agreement, and on or prior to the fifth Business Day prior to the Effective Time, Acquiror shall provide the Company with its final Section 280G of the Code analysis for the Company’s review and comment. At least five Business Days prior to the Effective Time, Acquiror shall submit to the eligible equity holders for approval (in a form and manner reasonably satisfactory to the Company), by such number of eligible equity holders as is required by the terms of Section 280G(b)(5)(B) of the Code, all payments and benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which determination shall be made by Acquiror and shall be subject to review and approval by the Company, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time, Acquiror shall deliver to the Company evidence reasonably satisfactory to the Company that (a) a vote of eligible equity holders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite approval was obtained with respect to any payments or benefits that were subject to the equity holder vote (the “280G Approval”) or (b) that the 280G Approval was not obtained, and as a consequence, because each Person who otherwise might receive any payments or benefits in connection with the transactions contemplated hereby that constitute “parachute payments” within the meaning of Section 280G of the Code entered into a 280G waiver, each in form and substance reasonably satisfactory to the Company (each, a “280G Waiver”), such “parachute payments” shall not be made or provided. The form of the 280G Waiver, the disclosure statement, the calculations and supporting documents, and any other materials to be submitted to the equity holders in connection with the 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by the Company and shall be delivered to the Company no later than ten Business Days prior to the Effective Time.
(d)Prior to the Closing, Acquiror shall terminate the employment and engagement of each individual listed on Schedule 8.03(d) of the Acquiror Disclosure Schedule (each, a “Designated Person”), effective no later than the Business Day immediately preceding the Closing Date (the “Termination Effective Date”). Each such termination shall be effected (x) in accordance with Applicable Law, (y) in compliance with the terms of any applicable employment or consulting agreement, and (z) such that no Designated Person shall have any right to continued employment or engagement with Acquiror, the Company, or any of their respective Affiliates from and after the Closing Date. In connection with the terminations

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contemplated in this Section, Acquiror shall provide each Designated Person with all required notice (or payment in lieu thereof), pay all accrued and unpaid compensation through the Termination Effective Date, and comply with all applicable notification and consultation requirements under Applicable Law, including under the WARN Act and any equivalent state, local, or non-U.S. statute or regulation (“WARN Obligations”). Notwithstanding the foregoing, certain employees of Acquiror or any of its Affiliates identified on Schedule 8.03(d)(ii) of the Acquiror Disclosure Schedule (each, a “Transitional Employee”) shall continue their employment or engagement following the Closing for the purpose of providing transitional services to the Company or any of its Affiliates for the period set forth opposite each such Transitional Employee's name on Schedule 8.03(d)(ii) of the Acquiror Disclosure Schedule (each such period, the “Transitional Services Period”), and the employment or engagement of each Transitional Employee shall terminate no later than the expiration of the applicable Transitional Services Period (the “Transitional Termination Date”), in each case in accordance with Applicable Law and the terms of any applicable employment or consulting agreement. Acquiror shall ensure that each Transitional Employee's continued employment or engagement during the Transitional Services Period, and the terms and conditions thereof, are consistent with Applicable Law and any applicable agreement. Prior to or concurrent with the termination of each Designated Person's employment or engagement, and in any event no later than the Termination Effective Date, and prior to or concurrent with the termination of each Transitional Employee's employment or engagement, and in any event no later than the applicable Transitional Termination Date, Acquiror shall enter into a written separation and release agreement (being a settlement agreement in respect of an individual in the UK) with such Designated Person and Transitional Employee (each, a “Separation Agreement”) in form and substance reasonably acceptable to the Company, which shall include, at a minimum: (i) a general release of claims by the applicable individual in favour of Acquiror, the Company, and each of their respective Affiliates, effective as of the applicable termination date or such later date as required by Applicable Law (following any applicable revocation period); (ii) confidentiality and non-disparagement obligations customary for transactions of this nature; and (iii) an acknowledgment by the applicable individual of the receipt of all compensation, benefits, and other amounts to which such individual is entitled through the applicable termination date. Acquiror shall use commercially reasonable efforts to obtain an executed Separation Agreement from each Designated Person no later than five (5) Business Days prior to the Closing Date and shall promptly provide the Company with copies of all executed Separation Agreements. For purposes of this Section 8.03(d), “Losses” means all losses, liabilities, damages, settlements, judgments, penalties, costs, and expenses (including reasonable attorneys' fees), excluding punitive damages except to the extent awarded against the Company and each of its Affiliates and their respective officers, directors, employees, agents, successors, and assigns by a court of competent jurisdiction in connection with a third-party claim.
(e)Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of the Company, Acquiror or any of their Affiliates, or to create any third-party beneficiary rights in any Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of the Company, Acquiror or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with the Company, Acquiror or any of their respective Affiliates or in any way limit the ability of the Company, Acquiror or any of their respective Affiliates to terminate the employment, engagement, appointment or service of any employee or other Person (including, for the avoidance of doubt, any Continuing Employee) at any time and for any reason.
Section 8.04Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the

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form agreed on by the Company and Acquiror prior to the execution of this Agreement. Following such initial press release, Acquiror and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement to the other Party and shall consider in good faith the comments of the other Party); provided, that the restrictions set forth in this Section 8.04 shall not apply to any release or public statement (a) in connection with an Acquisition Proposal or an Acquiror Adverse Recommendation Change and any matters related thereto, (b) in connection with any dispute between the Parties regarding this Agreement, the Transaction or the other transactions contemplated hereby or (c) to the extent the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company and/or Acquiror in compliance with this Section 8.04.
Section 8.05Stock Exchange Listing. Acquiror shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Acquiror Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) if necessary, to effect the Nasdaq Reverse Stock Split, and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Acquiror Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations and will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company agrees to pay all Nasdaq fees associated with any of the actions set forth in the foregoing clauses (a) through (d). The Company will cooperate with Acquiror as reasonably requested by Acquiror with respect to the Nasdaq Listing Application and promptly furnish to Acquiror all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.05.
Section 8.06Switching. Acquiror may not elect to implement the acquisition of the entire issued share capital of the Company as contemplated by this Agreement by means of a takeover offer within the meaning of Section 974 of the Companies Act at any time without Company’s prior written consent.
Section 8.07Tax Matters.
(a)The Company and Acquiror shall (and shall, in the case of the Company, procure that each of its Subsidiaries and its and their Representatives shall and, in the case of Acquiror, procure that each of its Subsidiaries and its and their respective Representatives shall) reasonably provide such assistance and information as such other Party may reasonably request in connection with any matters relating to Tax in respect of the transactions contemplated by this Agreement, including in respect of any Tax clearances or Consents (including in connection with any United Kingdom stamp duty or stamp duty reserve tax) that any such Party may consider necessary or desirable in connection with the transactions contemplated by this Agreement or in connection with any audit or other proceeding. Unless otherwise agreed between the Parties, Acquiror shall, as soon as reasonably practicable after the date hereof and in any event prior to

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the Closing, obtain confirmation from HMRC that the Court Order shall not be subject to United Kingdom stamp duty or stamp duty reserve tax on the basis that the Court Order will not be the principal instrument of transfer (and in connection therewith, will provide an undertaking to HMRC that Acquiror will pay all applicable United Kingdom stamp duty on the relevant instrument of transfer); provided that (i) Acquiror shall provide the Company with a reasonable opportunity to review and comment on any such application to HMRC prior to its submission, and Acquiror shall consider in good faith any comments received from the Company, and (ii) Acquiror shall promptly provide the Company with a copy of any confirmation received from HMRC in connection therewith.
(b)Notwithstanding anything to the contrary contained herein, all United Kingdom stamp duty or stamp duty reserve tax (“Transfer Taxes”) incurred in connection with the transfer of the Scheme Shares pursuant to the Scheme of Arrangement shall be economically borne by post-closing Acquiror Stockholders. Acquiror shall, within the time limits required by Applicable Law, file all necessary Tax Returns in respect of the transfer of the Scheme Shares and shall cause to be paid to HMRC such Transfer Taxes.
(c)The Parties intend that, for U.S. income tax purposes: (i) the Transaction and the PIPE, taken together, shall be treated as a transaction described in Section 351(a) of the Code, whereby the Scheme Shareholders and the Purchasers shall be treated as contributing the Scheme Shares and cash, respectively, to Acquiror in exchange for, inter alia, stock of Acquiror that constitutes “control” of Acquiror within the meaning of Section 368(c) of the Code, and the Transaction shall be treated as a “reorganization” pursuant to Section 368(a)(1)(B) of the Code, and (ii) the Company CVR shall be treated as a deferred and contingent right of the Scheme Shareholders to receive additional stock of Acquiror pursuant to such transaction described in Section 351(a) of the Code and/or Section 368(a)(1)(B) of the Code (subject to the imputation of interest income under the principles of Section 483 of the Code and the Treasury Regulations thereunder) (the “Intended U.S. Tax Treatment”). The Parties agree to file all Tax Returns in a manner consistent with the Intended U.S. Tax Treatment and take no position that is inconsistent with the Intended U.S. Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code) or a change in Applicable Law after the date hereof.
Section 8.08Transaction Litigation. Each Party shall promptly (and in any event, within 48 hours) notify the other Party of any shareholder demands or Proceedings (including derivative claims) commenced against it or its respective Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) and shall keep the other Party informed on a reasonably current basis regarding any Transaction Litigation (including by promptly furnishing to the other Party and its Representatives such information relating to such Transaction Litigation as may reasonably be requested by it and that would not reasonably be expected to result in the waiver of attorney client or other applicable legal privilege; provided, however, that each Party shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent that does not result in a loss of such legal privilege and in the event that such Party or any of its Subsidiaries does not provide access or information in reliance on this clause, such Party shall provide notice to the other Party that information is being withheld). Other than to the extent such Transaction Litigation relates to an Acquisition Proposal in respect of which one Party has adverse interests with respect to the other Party, such Party shall give the other Party the opportunity to consult with it regarding the defense and settlement of any Transaction Litigation, shall consider in good faith the other Party’s advice with respect to such Transaction Litigation and shall give the other Party the opportunity to participate (at such other Party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, neither Party nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the

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prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.09Securities Act Exemption. If the Transaction is to be effected by means of the Scheme of Arrangement, Acquiror shall take all actions required or otherwise necessary to be taken by it to cause the Exchange Shares to be issued in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act and in reliance on exemptions from registration under state “blue sky” or securities laws.
Section 8.10VAT. Except to the extent otherwise specified, and in particular except in connection with any Acquiror Termination Payment or Company Termination Payment (in respect of which the provisions of Section 10.03(e)-(g) shall apply exclusively in relation to all matters relevant to VAT, and this Section 8.10 shall not apply), all sums payable pursuant to this Agreement shall be exclusive of any VAT.
Article IX

CONDITIONS TO THE TRANSACTION
Section 9.01Conditions to the Obligations of Each Party.The obligations of the Company and Acquiror to consummate the Transaction are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by each of the Company and Acquiror of the following conditions:
(a)the Company Shareholder Approvals shall have been obtained;
(b)the Scheme of Arrangement shall have been sanctioned by the Court;
(c)the Acquiror Stockholder Approval shall have been obtained;
(d)(i) no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction and (ii) no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Transaction;
(e)the Securities Purchase Agreement shall be in full force and effect and cash proceeds of not less than the Initial Concurrent Investment Amount shall have been made available to Acquiror, or will be made available to Acquiror substantially simultaneously with the Closing, in each case in connection with the consummation of the transactions contemplated by, as applicable, the Securities Purchase Agreement or the definitive documentation evidencing any other equity commitments entered into as part of the Concurrent Investment;
(f)the Acquiror Net Cash shall have been finally determined in accordance with Section 2.06;
(g) the existing Acquiror Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (b) Acquiror Common Stock to be issued pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing;
(h)any agreement with a Governmental Authority not to consummate the Transaction shall have expired or been terminated and all applicable waiting periods or other

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Consent of any Governmental Authority set forth on Schedule 9.01(h) relating to the Transaction shall have expired, been terminated or been obtained, as applicable; and
(i)The Acquiror Articles Amendment and, if applicable, the Certificate of Change, shall have been duly filed with the Secretary of State of the State of Nevada.
Section 9.02Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the Transaction are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Acquiror of the following further conditions:
(a)The Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing;
(b)(i) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05 (other than with respect to Section 4.05(a)), Section 4.06, Section 4.27, and Section 4.29 (the “Company Fundamental Representations”) (A) in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect in the text thereof, shall be true and correct in all respects, and (B) in the case of any such representations and warranties that are not so qualified, shall be true and correct in all material respects, in the case of each of clauses (A) and (B), at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.05(a) (the “Company Capitalization Representations”) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representations and warranties of the Company contained in Section 4.09(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing; and (iv) all other representations and warranties of the Company contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);
(c)the Rights Agent having delivered the duly executed Company CVR Agreements;
(d)since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;
(e)Acquiror shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b); and
(f)Acquiror shall have received the Company Lock-Up Agreement from each of the Company Signatories, each of which shall be in full force and effect as of immediately following the Closing.

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Section 9.03Conditions to the Obligations of Company. The obligation of the Company to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a)Acquiror shall have performed, in all material respects, all of its obligations hereunder required to be performed by Acquiror at or prior to the Closing;
(b)(i) the representations and warranties of Acquiror contained in Section 5.01, Section 5.02, Section 5.05 (other than with respect to Section 5.05(a)), and Section 5.30 (the “Acquiror Fundamental Representations”) (A) in the case of any such representations and warranties that are qualified by materiality or Acquiror Material Adverse Effect in the text thereof, shall be true and correct in all respects, and (B) in the case of any such representations and warranties that are not so qualified, shall be true and correct in all material respects, in the case of each of clauses (A) and (B), at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Acquiror contained in Section 5.09(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing; (iii) the representations and warranties of Acquiror contained in Section 5.05(a) (the “Acquiror Capitalization Representations”) shall be true and correct at and as of the Closing as if made at and as of the Closing (or if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; and (iv) all other representations and warranties of Acquiror contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Acquiror Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Acquiror Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);
(c)Acquiror and Rights Agent having delivered the duly executed Acquiror Legacy CVR Agreements;
(d)since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing;
(e)the Company shall have received a certificate from an executive officer of Acquiror confirming, on behalf of Acquiror, the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b);
(f)a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Effective Time, executed by each of the directors of Acquiror or any of its Subsidiaries who are not to continue as directors of Acquiror or any of its Subsidiaries after the Effective Time pursuant to Section 2.10(a)(i) hereof;
(g)the Company shall have received either of (i) a certificate from an executive officer of Acquiror confirming, on behalf of Acquiror, that the Specified Adjustment is Resolved or (ii) a copy of the bound CLI Policy along with a written description of the identity of the insurer(s), coverage limits, exclusions, the amount of the Retained Layer, and copies of all material policy documents, binders and side letters in final form);

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(h)the Company shall have received either of (i) a certificate of dissolution or (ii) a certificate of good standing with respect to Nemus, a corporation incorporated in the State of California with entity number 3489815;
(i)5AM Ventures (or its designated affiliate) shall have executed and delivered the Securities Purchase Agreement and any related documentation providing for a certain Concurrent Investment commitment by 5AM Ventures (the “5AM Commitment”), and such Securities Purchase Agreement shall be in full force and effect as of the date hereof; and
(j)the Acquiror Net Cash (after giving effect to all adjustments contemplated by Schedule C and the Acquiror Net Cash adjustment mechanic set forth in the definition of “Acquiror Valuation”) shall be equal to or greater than one million dollars ($1,000,000).
Article X

TERMINATION
Section 10.01Termination. This Agreement may be terminated and the Transaction and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Acquiror Stockholder Approval or the Company Shareholder Approvals):
(a)by mutual written agreement of the Company and Acquiror;
(b)by either the Company or Acquiror if:
(i)the Transaction has not been consummated on or before 11:59 p.m. Eastern time on August 14, 2027 (the “End Date”); provided, that (x) if the condition set forth in Section 9.01(b) is satisfied less than four Business Days before a date that would otherwise be the End Date, the End Date shall be automatically extended to the date that is four Business Days following such scheduled End Date and (y) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the proximate cause of the failure of the Transaction to be consummated by the End Date;
(ii)a court or other Governmental Authority of competent jurisdiction shall have issued an Order that permanently enjoins, prevents or prohibits the consummation of the Transaction and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the proximate cause of such Order;
(iii)the Scheme Meeting or the Company GM (including, in each case, any postponements or adjournments thereof) shall have been completed and any Company Shareholder Approval voted on at such meeting shall not have been obtained;
(iv)the Court declines or refuses to sanction the Scheme of Arrangement; provided that (x) if an appeal has been submitted by either Acquiror or the Company in respect of any such decline or refusal, the right to terminate the Agreement pursuant to this Section 10.01(b)(iv) may not be exercised until such appeal has been denied in a final determination and (y) no termination shall be permitted under this Section 10.01(b)(iv) if (A) Section 3.05(b) applies, until such time as Acquiror and the Company resolve that any such Scheme Technical Defect is not capable of being remedied or rectified, or (B) Acquiror is pursuing an Offer pursuant to Section 8.06; or

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(v)the Acquiror Stockholder Meeting (including any postponements or adjournments thereof) shall have been completed and the Acquiror Stockholder Approval shall not have been obtained; or
(c)by Acquiror:
(i)if (A) a Company Adverse Recommendation Change shall have occurred, (B) following the commencement of a tender or exchange offer in respect of an Acquisition Proposal relating to Company Ordinary Shares by a Third Party, or the public disclosure of any other Acquisition Proposal, the Company Board states that it recommends such Acquisition Proposal, or expresses no opinion or is unable to take a position with respect to such Acquisition Proposal, or fails to publicly affirm the Company Board Recommendation and recommend that the holders of Company Ordinary Shares reject such Acquisition Proposal within ten Business Days after the commencement of such tender or exchange offer in respect of such Acquisition Proposal pursuant to Rule 14d-9 promulgated under the Exchange Act (or, if earlier, five Business Days prior to the Scheme Meeting or the Company GM), or (C) a material breach by the Company of Section 6.02 shall have occurred;
(ii)if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) 30 days following written notice to the Company from Acquiror of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(c)(ii) if Acquiror is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Acquiror would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;
(iii)prior to the Acquiror Approval Time, if (A) the Acquiror Board shall have authorized the termination of this Agreement in accordance with the terms set forth in Section 7.02 in order to enter into a definitive agreement providing for a Superior Proposal and (B) substantially concurrently with such termination, Acquiror enters into such definitive agreement and pays the Company the Acquiror Termination Payment pursuant to Section 10.03(b)(i); or
(d)by the Company:
(i)prior to the Acquiror Approval Time, if (A) an Acquiror Adverse Recommendation Change shall have occurred, (B) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Acquiror set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (x) is incapable of being cured by the End Date or (y) has not been cured by Acquiror within the earlier of (i) 30 days following written notice to Acquiror from the Company of such breach or failure to perform and (ii) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, or (C) a material breach by Acquiror of Section 7.02 shall have occurred; or
(ii)prior to the Company Approval Time, if (A) the Company Board shall have authorized the termination of this Agreement in accordance with the terms set forth in Section 6.02 in order to enter into a definitive agreement providing for a Superior Proposal and

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(B) substantially concurrently with such termination, the Company enters into such definitive agreement and pays Acquiror the Company Termination Payment pursuant to Section 10.03(a).
If the Company proposes to terminate this Agreement in accordance with Section 10.01(a), then such termination shall only be effective if, in the event that completion of the Series A Investment has occurred, the holders of a majority of the Series A Shares then in issue have also consented to such termination.
Section 10.02Notice and Effect of Termination. The Party desiring to terminate this Agreement pursuant to Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party, which notice shall specify the relevant section and subsection of this Agreement pursuant to which such termination is made. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or its or their respective shareholders, as applicable, or Representatives) to the other Party hereto, except as provided in Section 10.03; provided, that neither Acquiror nor the Company shall be released from any liabilities or damages arising out of any fraud with respect to the representations and warranties set forth in this Agreement. The provisions of this Section 10.02, Section 10.03, Article XI (other than Section 11.12, except to the extent that Section 11.12 relates to the specific performance of the provisions of this Agreement that survive termination) and Annex A (to the extent related to the foregoing) shall survive any termination of this Agreement pursuant to Section 10.01.
Section 10.03Termination Payment.
(a)Termination Payment by the Company.
(i)If this Agreement is terminated pursuant to (x) Section 10.01(b)(v) (if the Company shall have communicated to the Court at the hearing to sanction the Scheme of Arrangement that the Company Board no longer supports the consummation of the Transaction or no longer wishes the Court to sanction the Scheme of Arrangement, or that the Company Board favors or approves of any Acquisition Proposal, or shall have made any other statement or communication to the Court to the effect of any of the foregoing), (y) Section 10.01(c)(i) or (z) Section 10.01(d)(ii) (or is terminated pursuant to another provision at a time that it is terminable pursuant to any such provision in the foregoing clauses (x)-(z)), or
(ii)if this Agreement is terminated by Acquiror or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iii), Section 10.01(b)(iv) or Section 10.01(c)(ii); provided, in the case of this clause (ii), that (A) an Acquisition Proposal shall have been publicly announced or made publicly known after the date of this Agreement and, shall not have been publicly withdrawn without qualification, solely in the case of a termination pursuant to Section 10.01(b)(iv), at least four Business Days prior to the Company GM and the Scheme Meeting, and (B) within 12 months of the date this Agreement is so terminated, (x) the Company enters into a definitive agreement providing for an Acquisition Proposal and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), or (y) an Acquisition Proposal is consummated; provided, that for purposes of this Section 10.03(a)(ii), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 10.03(a), the Company shall pay to Acquiror, in cash, a payment in an amount equal to the Termination Payment Amount subject to adjustment under clause (f) below, (x) in the case of Section 10.03(a)(i), at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination

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by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Acquiror and, (y) in the case of Section 10.03(a)(ii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for an Acquisition Proposal referred to therein and (y) the consummation of an Acquisition Proposal referred to therein.
(b)Termination Payment by Acquiror.
(i)If this Agreement is terminated pursuant to (x) Section 10.01(c)(iii), (y) Section 10.01(d)(i)(A) or (z) Section 10.01(d)(i)(C) (or is terminated pursuant to another provision at a time that it is terminable pursuant to any such provision in the foregoing clauses (x) or(y)), or
(ii)if this Agreement is terminated by Acquiror or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iv), Section 10.01(b)(v), or Section 10.01(d)(i)(B); provided, in the case of this clause (ii), that (A) an Acquisition Proposal shall have been publicly announced or made publicly known after the date of this Agreement and shall not have been publicly withdrawn without qualification at least four Business Days prior to the Acquiror Stockholder Meeting, solely in the case of a termination pursuant to Section 10.01(b)(v), or prior to such termination, solely in the case of a termination pursuant to Section 10.01(b)(iv) and (B) within 12 months of the date this Agreement is so terminated, (x) Acquiror enters into a definitive agreement providing for an Acquisition Proposal and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), or (y) an Acquisition Proposal is consummated; provided, that for purposes of this Section 10.03(b)(ii), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 10.03(b), Acquiror shall pay to the Company (or its designee), in cash, a payment in an amount equal to the Termination Payment Amount subject to adjustment under clause (f) below, (x) in the case of Section 10.03(b)(i), at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Acquiror and (y) in the case of Section 10.03(b)(ii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for an Acquisition Proposal referred to therein and (y) the consummation of an Acquisition Proposal referred to therein.
(c)Any payment of the Company Termination Payment or the Acquiror Termination Payment, as applicable, shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by the receiving Party.
(d)The parties agree and understand that in no event shall the Company or Acquiror, as applicable, be required to pay the Company Termination Payment or the Acquiror Termination Payment, as applicable, on more than one occasion. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty and that the Company or Acquiror, as applicable, will not be entitled to argue that the Company Termination Payment or the Acquiror Termination Payment, as applicable, is unenforceable or should be reduced in any manner. Accordingly, if the Company or Acquiror, as applicable, fails to promptly pay any Company Termination Payment or the Acquiror

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Termination Payment, as applicable, due pursuant to this Section 10.03, the Company or Acquiror, as applicable, shall also pay any reasonable and documented out-of-pocket costs and expenses, including reasonable and documented legal fees and expenses (together with any irrecoverable VAT incurred thereon) incurred by Acquiror or the Company, as applicable, in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Company or Acquiror, as applicable. Any Company Termination Payment or the Acquiror Termination Payment not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Other than in the case of fraud with respect to the representations and warranties set forth in this Agreement, the amounts payable by the Company or Acquiror, as applicable, pursuant to Section 10.03(a), together with any amounts payable pursuant to this Section 10.03(d), shall be the sole and exclusive monetary remedy of the Company and its Affiliates and Representatives or, as applicable, Acquiror and their Affiliates and Representatives, in the event of a termination of this Agreement in connection with which the Company Termination Payment or the Acquiror Termination Payment is payable by the Company or Acquiror, as applicable, pursuant to Section 10.03(a) and the Company Termination Payment or the Acquiror Termination Payment, as applicable, and any such additional amounts payable pursuant to this Section 10.03(d) are actually paid to the Company or Acquiror, as applicable, for any and all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform by the Company of its covenants and agreements hereunder.
(e)The Parties intend that any payment of any Company Termination Payment or Acquiror Termination Payment, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, the Parties shall, and shall procure that the representative member of any VAT group of which it is a member shall, use reasonable best efforts to secure that the Company Termination Payment or the Acquiror Termination Payment as applicable, will not be subject to any VAT.
(f)If a Taxing Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Company Termination Payment or the Acquiror Termination Payment constitutes all or part of the consideration for a supply made for VAT purposes in respect of which either (A) the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT or (B) the payor of the sum (or the representative member of the VAT group of which it is a member) is liable to account for VAT under the reverse charge mechanism, then:
(i)in the case of Section 10.03(f)(A), to the extent that such VAT is recoverable by the Company or Acquiror (in each case, as the payor of the relevant sum), as applicable, (or the representative member of the VAT group of which it is a member) by way of repayment or credit as input tax, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit in respect of input tax, equals the amount of the sum had no such VAT arisen; and
(ii)in the case of Section 10.03(f)(B), to the extent that any VAT chargeable on the supply is not recoverable by the Company or Acquiror (in each case, as the payor of the relevant sum), as applicable, (or the representative member of the VAT group of which it is a member) by way of repayment or credit as input tax, the amount of the sum shall be reduced to such amount so that the aggregate of the sum (as so reduced) and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen.

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(g)Any adjusting payment as may be required between the parties to give effect to Section 10.03(f) shall be made five Business Days after the date on which the determination by the Taxing Authority (or court or tribunal, as the case may be) has been communicated to the relevant Party (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 10.03(f)(A) applies, together with the provision of a valid VAT invoice) or, if later, five Business Days (y) in the case of Section 10.03(f)(A) after the date on which the VAT is recovered or (z) in the case of Section 10.03(f)(B) before the date on which the irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time), provided that in the case of Section 10.03(f)(B) the party making the adjusting payment has been given not less than 15 Business Days prior written notice of such date. The Party liable to account for any VAT shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 10.03(g)) and for the purposes of this Section 10.03(g) the extent of such repayment or credit shall be determined by such party, acting reasonably.
Article XI

MISCELLANEOUS
Section 11.01Notices. All notices, requests and other communications to any party hereunder shall be in writing sent via email and shall be given,
If to the Company (or following the Closing, the Acquiror) to:
Redx Pharma Limited
Block 33, Mereside
Alderley Park
Cheshire SK10 4TG

Attention:    Lisa Anson
Email: [***]
with a copy to (which shall not constitute notice):
Cooley (UK) LLP
22 Bishopsgate
London, EC2N 4BQ, United Kingdom
Attention:     Rita Sobral; Russell Anderson; Mark Jones
Email:    [***]; [***]; [***]

If to Acquiror (prior to the Closing) to:

Skye Bioscience, Inc.
11250 El Camino Real, Suite 100
San Diego, CA 92130
Attention:    Punit Dhillon
Email:    [***]
with a copy to (which shall not constitute notice):

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Morrison & Foerster LLP
12531 High Bluff Drive
Suite 200
San Diego, CA 92130-3588
Attention:    Steve Rowles; Shai Kalansky
Email:[***]; [***]
or to such other email address as such party may hereafter specify for the purpose by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of dispatch by the sender thereof (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), in each case to the required recipient as set forth above, if such dispatch is made by 5:00 p.m. New York City time on a Business Day or, if made after 5:00 p.m. New York City time on a Business Day, such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.
Section 11.02Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for any covenant or agreement that by its terms is to be performed in whole or in part after the Effective Time.
Section 11.03Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that (x) after the Company Shareholder Approvals have been obtained, there shall be no amendment or waiver that would require the further approval of the Company Shareholders under Applicable Law without such approval having first been obtained, (y) after the Acquiror Stockholder Approval have been obtained, there shall be no amendment or waiver that would require the further approval of the Acquiror Stockholders under Applicable Law without such approval having first been obtained and (z) if and after the Series A Investment has been consummated, there shall be no amendment of any material term of this Agreement, nor any waiver of Section 9.01(e), without the consent of the holders of a majority of the Series A Shares then in issue having first been obtained.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except (i) all costs and expenses associated with the PIPE shall be paid by the Company; and (ii) in the event Closing has not occurred because the condition set forth in Section 9.01(h) or the condition set forth in Section 9.01(d) (solely in respect of the Antitrust Laws) has not been satisfied, Company shall reimburse Acquiror (by wire transfer of immediately available funds to a bank account designated by the Company in writing) for the reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the Company’s defense of any enforcement action brought by a Governmental Authority under the Antitrust Laws relating to this Transaction, to

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the extent incurred after the commencement of such enforcement action, which reimbursement shall be made within five Business Days of submission by the Company to Acquiror of a request therefor.
Section 11.05Third-Party Beneficiaries; Benefit; Assignment.
(a)Except (i) as provided in Section 7.03, (ii) for the rights of the Scheme Shareholders to receive the Exchange Shares in accordance with the terms of this Agreement (of which the Scheme Shareholders are the intended beneficiaries following the Effective Time), (iii) if, following a commitment of fraud of this Agreement by Acquiror, a court of competent jurisdiction has declined to grant specific performance in favor of the Company and has instead granted an award of damages, then, the Company may enforce such award on behalf of Company Shareholders, and (iv) if Acquiror commits fraud with respect to this Agreement, then, subject to Section 10.03(d), following the termination of this Agreement, the Company may seek damages on behalf of Company Shareholders, which, in each case, Acquiror acknowledges and agrees may include damages based on lost premium to the extent permitted by Applicable Law, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
(b)Except (i) if, following the commitment of fraud by the Company, a court of competent jurisdiction has declined to grant specific performance in favor of Acquiror and has instead granted an award of damages, then, Acquiror may enforce such award on behalf of Acquiror Stockholders, and (ii) if the Company commits fraud with respect to this Agreement, then, subject to Section 10.03(d), following the termination of this Agreement, Acquiror may seek damages on behalf of Acquiror Stockholders, which, in each case, the Company acknowledges and agrees may include damages based on lost premium to the extent permitted by Applicable Law, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
(c)Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that (i) prior to the Closing, Acquiror may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to Acquiror or any wholly owned Subsidiary of Acquiror and (ii) after the Closing, Acquiror may each transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other Person; provided, that, in any such case of clause (i) and (ii), such transfer or assignment by Acquiror (A) shall not relieve Acquiror of its obligations hereunder, (B) otherwise alter, expand or change any obligation of any other Party hereto or (C) delay the consummation of the Transaction or any of the other transactions contemplated hereby or otherwise have non-de minimis adverse Tax consequences to the Company Shareholders.
Section 11.06Governing Law. This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction; provided, however, that (a) the Scheme of Arrangement and (b) the interpretation of the duties of directors of the Company shall in each case of the foregoing clauses (a)-(b) be governed by, and construed in accordance with, the laws of England and Wales; and provided, further, that matters concerning the corporate power, authorization, approval, internal affairs, fiduciary duties, capital stock, distributions, indemnification, exculpation or organizational documents of Acquiror shall be governed by, and construed in accordance with, the laws of the State of Nevada.
Section 11.07Jurisdiction/Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement, the

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transactions contemplated hereby or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the transactions contemplated hereby or the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 11.01 in any action relating to this Agreement or any of the transactions contemplated by this Agreement; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. Notwithstanding the foregoing in this Section 11.07, the Scheme of Arrangement shall be subject to the jurisdiction of the Court and any appellate courts therefrom, and not that of the above named courts. Notwithstanding the foregoing, any action or proceeding subject to the mandatory forum provisions of the Acquiror Organizational Documents, including derivative actions, fiduciary-duty claims, claims arising under the NRS, claims arising under the Acquiror Organizational Documents or claims governed by the internal affairs doctrine, shall be subject to such mandatory forum provisions to the fullest extent permitted by Applicable Law.
Section 11.08WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.08.
Section 11.09Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart

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hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.10Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.
Section 11.11Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.12Specific Performance. The parties’ rights in this Section 11.12 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (this being in addition to any other remedy to which they are entitled under this Agreement or under Applicable Law), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Nothing contained in this Section 11.12 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.12 before exercising any termination right under Section 10.01 (or pursuing the Company Termination Payment, the Acquiror Termination Payment or damages), nor shall the commencement of any Proceeding pursuant to this Section 11.12 or anything contained in this Section 11.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 11.13Interpretation. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Annexes are to Articles, Sections and Annexes of this Agreement unless otherwise specified; (iv) all Annexes and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Acquiror Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Annex or schedules annexed to this Agreement, including the Company Disclosure Schedule or the

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Acquiror Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Person include the successors and permitted assigns of that Person; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xii) references to “dollars” and “$” means U.S. dollars; (xiii) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Acquiror, posted and made available to Acquiror on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to Acquiror and its Representatives, or, with respect to the Company, posted or made available to the Company on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to the Company and its Representatives, as applicable, in each case, prior to the execution and delivery of this Agreement; (B) provided via email or in person prior to the execution and delivery of this Agreement (including materials provided to outside counsel); or (C) filed or furnished to the SEC prior to the date of this Agreement; (xiv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xv) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement,; and (xvi) the terms “or”, “any” and “either” are not exclusive.
[Remainder of page intentionally left blank; signature pages follow].

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACQUIROR

By:/s/ Punit Dhillon______
Name: Punit Dhillon
Title: President and Chief E

[Signature Page to Transaction Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

By:/s/ Lisa Anson
Name: Lisa Anson
Title: Chief Executive Officer

[Signature Page to Transaction Agreement]

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Annex A
DEFINITIONS
As used in this Agreement, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933, as amended.
“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
“A1 Ordinary Shares” means the A1 ordinary shares of £0.01 each in the capital of the Company from time to time.
“Acquiror AI Component” means any component of any Acquiror Platform that employs, provides, or makes use of any AI Technology.
“Acquiror Common Stock” means the shares of common stock, par value $0.001 per share of Acquiror.
“Acquiror Disclosure Schedule” means the Acquiror Disclosure Schedule delivered to the Company on the date of this Agreement.
“Acquiror Drug Product Candidates” means all small molecule or biologics product candidates currently under development as an internal program by Acquiror or its Subsidiaries (for the avoidance of doubt, excluding any small molecule or biologics product candidate being developed for any Third Party).
“Acquiror Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the United States or is subject to ERISA, (ii) compensation, employment, consulting, redundancy, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or customary practice or (iii) other plan, agreement, arrangement, practice, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or any other benefits or compensation of any kind, in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by Acquiror or any of its ERISA Affiliates for the benefit of any director, officer, employee, worker or consultant (including any former director, officer, employee, worker or consultant) of Acquiror or any of its Subsidiaries or (B) for which Acquiror or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority, to which contributions are required by Applicable Law, including written terms of appointment or employment.

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Notwithstanding the foregoing, a plan, policy or arrangement sponsored or maintained by a professional employer organization or an employer of records organization shall not be an Acquiror Employee Plan.
“Acquiror Equity Awards” means all compensatory stock options, restricted stock awards, restricted stock unit awards or other equity or equity-based awards relating to Acquiror Common Stock that were granted to an employee, director or other service provider of the Acquiror or an Affiliate thereof.
“Acquiror Equity Plan” means the Amended and Restated Omnibus Incentive Plan and Amended and Restated 2024 Inducement Equity Incentive Plan.
“Acquiror Group” means Acquiror and any Subsidiaries of Acquiror from time to time.
“Acquiror Intellectual Property” means (i) the Intellectual Property Rights owned (or purported to be owned or otherwise controlled) by Acquiror or any of its Subsidiaries (alone or together with any other party) (“Acquiror Owned IP”) and (ii) any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) to Acquiror or any of its Subsidiaries, or to which Acquiror or any of its Subsidiaries has otherwise been granted rights.
“Acquiror Intervening Event” means any event, change, development or occurrence that is material to Acquiror and its Subsidiaries (taken as a whole) that (i) was not known to, or reasonably foreseeable by, the Acquiror Board as of or prior to the date of this Agreement (or if known, the magnitude or material consequence of which were not known by the Acquiror Board as of the date of this Agreement) and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry, offer or communications relating thereto or any matter relating thereto or consequence thereof, (B) any event, change, development or occurrence relating to or concerning the Company or any of its Affiliates or (C) any change, in and of itself, in the market price or trading volume of shares of Acquiror Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such change that are not otherwise excluded from this definition of Acquiror Intervening Event may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Intervening Event).
“Acquiror Material Adverse Effect” means any Effect, considered together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of Acquiror and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute an Acquiror Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be an Acquiror Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industry in which Acquiror or any of its Subsidiaries operate, (iii) fluctuations in the value of any currency, (iv) any decline, in and of itself, in the market price or trading value of shares of Acquiror Common Stock (provided, that any events, changes, effects, circumstances, facts,

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developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Acquiror Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect), (v) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country, (vi) any failure, in and of itself, by Acquiror or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Acquiror Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect), (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, Acquiror’s compliance with its obligations pursuant to Section 7.01, except to the extent that the Company has unreasonably withheld a consent under Section 7.01) or the identity of, or any facts or circumstances relating to, the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Acquiror or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided that this clause (vii) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 5.01, Section 5.03 and Section 5.04) or with respect to the condition to Closing contained in Section 9.03(b) to the extent it relates to such representations and warranties), (viii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (ix) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (x) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing, or (xi) any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing), except that the matters referred to in clauses (i), (ii), (iii), (v), (viii), (ix) or (x) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on Acquiror and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which Acquiror and its Subsidiaries operate, and then solely to the extent of such disproportionality.
“Acquiror Net Cash” means, as of the applicable date of determination and subject to Section 2.06(f) and Schedule C, an amount (which may be positive, zero or negative) equal to: (i)

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the unrestricted free cash, cash equivalents and investments of Acquiror and its Subsidiaries on a consolidated basis, minus (ii) the aggregate amount of all short-term and long-term non-contingent liabilities of Acquiror and its Subsidiaries outstanding as of such date, including, without limitation: (A) all fees and expenses incurred by Acquiror in connection with the Transaction, including attorneys' fees and investment banking fees; (B) the cost of a directors' and officers' insurance “tail” policy; (C) lease termination costs (if any); (D) any other expenses associated with the wind-down of the legacy operations of Acquiror; and (E) to the extent not already deducted, legal expenses for the Specified Adjustment to be incurred post-Closing that are not contingent on the outcome of the Specified Adjustment; (F) the aggregate cost of all change in control payments (including associated payroll taxes) that are to be paid by Acquiror in connection with, or at the time of, the Closing, including in connection with the termination of any employees of Acquiror (if any), plus (iii) to the extent deducted in clause (ii) and not already borne by the Company pursuant to Section 11.04 of this Agreement, costs incurred by Acquiror related to the Required Financial Statement (including, without limitation, any audit incurred by Acquiror in preparation of such statements), out-of-pocket costs Acquiror incurs in connection with the preparation, negotiation and consummation of the PIPE, and costs Acquiror incurs to transition to the business and operations of Acquiror post-Closing; plus (iv) the aggregate amount of all amounts payable to Acquiror’s Subsidiary, Emerald Health Therapeutics, Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (“EHT”), including all installment payments of principal and all accrued and unpaid interest thereon, in each case whether or not then due and payable, pursuant to that certain Share Purchase Agreement, dated November 8, 2022, by and among EHT, C3 Souvenir Holding Inc., a corporation incorporated under the Canada Business Corporations Act (the “CBCA”), C3 Innovative Solutions, Inc., a corporation incorporated under the CBCA, and 9482237 Canada Inc., a corporation incorporated under the CBCA, in each case as such agreement has been amended, restated, supplemented or otherwise modified from time to time (the “EHT SPA”, and such aggregate amount, the “EHT SPA Receivable”), in each case to the extent not already included in clause (i) above; provided, that: (x) other than as provided in Section 2.06(f), any liability, accrual, reserve, or other amount (whether accrued, contingent, reserved, or otherwise reflected on Acquiror's balance sheet) arising out of or relating to the Specified Adjustment (other than the non-contingent legal expenses for the Specified Adjustment referred to in clause (b)(ii)(E) above) shall be excluded from the calculation of Acquiror Net Cash; (y) in no event shall any Transfer Taxes as a result of the Transaction or the transfer of the Scheme Shares reduce Acquiror Net Cash; provided, further, that any fees and expenses owed by Acquiror or its Subsidiaries in connection with the PIPE shall be excluded from the calculation of Acquiror Net Cash; ; provided, further, that the EHT SPA Receivable shall be included in the calculation of Acquiror Net Cash at its full face amount in accordance with clause (iv) above, without any reserve, allowance for doubtful accounts, discount to present value, or other reduction on account of collectability, timing of payment or the creditworthiness of any obligor thereunder, and no liability, accrual or reserve of Acquiror or any of its Subsidiaries arising out of or relating to the EHT SPA or the EHT SPA Receivable shall reduce Acquiror Net Cash.
“Acquiror Platforms” means the proprietary coding, software, mathematical and probabilistic models comprising Acquiror’s AI-driven drug discovery platform as it exists as of the Effective Time.

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“Acquiror Source Code” means any Source Code for any Acquiror AI Component or any Acquiror Platform.
“Acquisition Proposal” means, with respect to a Party, any indication of interest, proposal or offer, whether written or oral, from any Person (or Persons acting in concert) or Group, other than any member of the Acquiror Group or the Company Group, contemplating or otherwise relating to any transaction or series of related transactions involving any merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (y) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Acquiror Stockholder” means a holder of Acquiror Common Stock from time to time.
“Acquiror Stockholder Approval” means (i) with respect to the Acquiror Share Issuance Proposal, if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, (ii) with respect to the Acquiror Authorized Shares Amendment, if submitted to the Acquiror Stockholders, approval of such proposal by the vote required under NRS 78.390 and the Acquiror Organizational Documents, (iii) with respect to the Non-Voting Stock Amendment, approval of such proposal by the vote required under Applicable Law and the Acquiror Organizational Documents and (iv) if stockholder approval of the Nasdaq Reverse Stock Split is required under Applicable Law or the Acquiror Organizational Documents, approval of such proposal by the vote required under Applicable Law and the Acquiror Organizational Documents, in each case at the Acquiror Stockholder Meeting.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“AI Technology” means any artificial intelligence, machine learning, computer vision, and deep learning technologies, including, but not limited to (i) any and all generative AI and non-generative or analytical AI systems; (ii) algorithms, software, or systems that make use of supervised learning, unsupervised learning, or reinforcement learning techniques, and (iii) proprietary embodied AI and hardware or equipment upon which the artificial intelligence, machine learning, computer vision, natural language processing, and deep learning algorithms, software, or systems execute.

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“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.
“Applicable Law(s)” means, with respect to any Person, any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include the FDCA, the rules, regulations and administrative policies of or promulgated under the FDA, the PHSA, the EMA, the Bribery Legislation, the Sanctions Laws, the Antitrust Laws and the Foreign Investment Laws.
“Beneficially Own” and “Beneficial Ownership” have the meanings given to such terms under Rule 13d-3 promulgated under the 1934 Act.
“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the FCPA, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the United Kingdom Bribery Act 2010 and the United Kingdom Proceeds of Crime Act 2002.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, or London, England are authorized or required by Applicable Law to close.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies Act” means the United Kingdom Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.
“Company AI Component” means any component of the Company Platform that employs, provides, or makes use of any AI Technology.
“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024, and the footnotes to such consolidated balance sheet.
“Company Closing Holders” means, collectively, (i) the Company Shareholders on the register of the Company immediately prior to the Closing and (ii) investors who acquired Acquiror shares in connection with the PIPE or any other financing transaction.

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“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Acquiror on the date of this Agreement.
“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the United States or is subject to ERISA, (ii) compensation, redundancy, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or customary practice not otherwise contained in an employment or consultant agreement or (iii) other plan, agreement, arrangement, practice, program or policy providing for compensation, bonuses, profit-sharing, equity or equitybased compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers' compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or any other benefits or compensation of any kind, in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates for the benefit of any director, officer, employee, worker or consultant (including any former director, officer, employee, worker or consultant) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority, to which contributions are required by Applicable Law, including written terms of appointment or employment. Notwithstanding the foregoing, a plan, policy or arrangement sponsored or maintained by a professional employer organization or an employer of record organization shall not be a Company Employee Plan.
“Company External Drug Product Candidates” means all small molecule or biologics product candidates currently under development by the Company or its Subsidiaries, with respect to which Company has granted exclusive rights to develop and commercialize to a Third Party.
“Company Internal Drug Product Candidates” means all small molecule or biologics product candidates currently under development by the Company or its Subsidiaries, excluding any Company External Drug Product Candidates.
“Company GM” means the general meeting of Company Shareholders (and any adjournment, postponement or reconvening thereof) to be convened in connection with the Scheme of Arrangement in order to vote on the Company Shareholder Resolution, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, postponed or reconvened, the Company GM shall be correspondingly adjourned or postponed).
“Company Group” means the Company and other any direct or indirect Subsidiaries of the Company from time to time.
“Company Intellectual Property” means (i) the Intellectual Property Rights owned (or purported to be owned) by the Company or any of its Subsidiaries (alone or together with any

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other party) (“Company Owned IP”) and (ii) any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) to the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has otherwise been granted rights.
“Company Legacy Stockholders” means Company stockholders on the register of the Company immediately prior to completion of the Series A Investment.
“Company Non-Plan Option Arrangements” means the non-plan share option grant notices (each attaching a non-plan option agreement) each entered into between the Company and a U.S. service provider in relation to the grant of options covering Company Ordinary Shares to such service provider (each as amended from time to time).
“Company Ordinary Shares” means the ordinary shares of £0.01 each in the capital of the Company from time to time.
“Company Platform” means the proprietary coding, software, mathematical or probabilistic models that predict the likelihood of compounds being active against a specified biological target or having a particular ADMET parameter, automated design algorithms, evolutionary design algorithms, active learning algorithms, an integrated structural database, and structure-based design programs, in each case, existing as of the Effective Time and which comprise the Company and its Subsidiaries’ artificial intelligence-based drug discovery platform.
“Company Share Option” means any option to acquire Company Ordinary Shares granted under the Company Stock Plans (including, for the avoidance of doubt, market priced options and RSU-style or nil-priced options), whether subject to time-vesting or performance-vesting conditions or a combination thereof.
“Company Shareholder” means a holder of any Scheme Shares from time to time (being, for the avoidance of doubt, a registered holder of the relevant Scheme Shares as shown from time to time on the Company’s register of members).
“Company Shareholder Approvals” means the approval of the Company Shareholder Resolution by the Company shareholders, which shall consist of the following: (i) the approval at the Scheme Meeting of the Scheme of Arrangement by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing not less than three-fourths (75%) in value of Scheme Shares held by those Scheme Shareholders and (ii) the passing of the Company Shareholder Resolution (as set out in the notice of the Company GM) by the requisite majorities present and voting either in person or by proxy at the Company GM.
“Company Shareholder Meetings” means the Scheme Meeting and the Company GM.
“Company Shareholder Resolution” means the special resolution to (A) authorize the directors of the Company (or a duly authorized committee of the directors) to take all such action as they may consider necessary or appropriate for carrying the Scheme of Arrangement into effect, and (B) amend the Company Organizational Document and approve such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme of

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Arrangement, in a form agreed in writing between the Company and the Acquiror, with or subject to any modification or addition which Acquiror and the Company may mutually agree.
“Company Source Code” means any Source Code for any Company AI Component or the Company Platform.
“Company Stock Plans” means any Company Employee Plan providing for equity or equity-based compensation, including the Redx Pharma Plc All Employee Share Option Scheme, the Redx Pharma Plc Directors Share Option Scheme (together the “Company Assumed Plans”), and the Company Non-Plan Option Arrangements each as amended from time to time.
“Concurrent Investment” means, collectively, (i) the PIPE, (ii) the Series A Investment and (iii) and any further equity commitments which may be executed in connection with the Transactions (including, for the avoidance of doubt, the equity line of credit between the Company and Redmile Group, LLC).
“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, effective as of May 20, 2026, by and between Acquiror and the Company.
“Consent” means any consent, approval, waiver, license, permit, variance, certificate, registration, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.
“Contaminants” means any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines or hardware components designed or intended to have or capable of performing any of the following functions: disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which software is stored or installed or damage or destroy any data or file without the user’s consent.
“Contract” means any contract, agreement, obligation, understanding or instrument, lease, license, concession, franchise, note, option, bond, mortgage, indenture, trust document, loan, insurance policy or other legally binding commitment or undertaking of any nature; provided, that “Contracts” shall not include any Company Employee Plan or any Acquiror Employee Plan.
“Court” means the High Court of Justice of England and Wales.
“Court Order” means the order of the Court sanctioning the Scheme of Arrangement under section 899(1) of the Companies Act.
“Court Sanction” means the sanction of the Scheme of Arrangement by the Court without modification or with modification on terms reasonably acceptable to Acquiror and the Company.

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“Court Sanction Hearing” means the Court hearing to sanction the Scheme of Arrangement.
“Effect” means any event, change, effect, circumstance, fact, development or occurrence.
“Election Deadline” means the date that is five (5) Business Days prior to the anticipated Effective Time, as notified by Acquiror to the Company and the Scheme Shareholders in accordance with the Scheme of Arrangement, or such other date as Acquiror and the Company may mutually agree in writing.
“Elected Non-Voting Shares” has the meaning given to such term in Section 2.02(c).
“Eligible Electing Shareholder” has the meaning given to such term in Section 2.02(c).
“Environmental Law” means any Applicable Law (a) regulating or relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or the health of persons, including protection of the health and safety of employees (as such relates to exposure to hazardous or toxic substances or wastes) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of toxic or Hazardous Substances or wastes or (b) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
“Environmental Permits” means all permits, licenses, franchises, variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law of the Company or any of its Subsidiaries for the operation of its respective businesses.
“Equity Securities” means, with respect to any Person, (i) any shares in the share capital or other equity securities of, or other membership, partnership or other ownership interest in, such Person, including American depositary shares, (ii) any securities of such Person convertible into or exchangeable for shares in the share capital or other equity securities of, or other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any share capital or other equity securities of, or other membership, partnership or other ownership interests in, or securities convertible into or exchangeable for share capital or other equity securities of, or other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity securities of, other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Ratio” means the following ratio (rounded to four decimal places): (a) the Company Merger Shares divided by (b) the Company Outstanding Shares, in which:
“Acquiror Allocation Percentage” means the Acquiror Valuation divided by the Aggregate Valuation, rounded to two decimal places;
“Acquiror Equity Value” means $14,500,000.
“Acquiror Outstanding Shares” means, subject to Section 2.03(b) (that addresses, among other things, the possibility to effect the Nasdaq Reverse Stock Split), the total number of shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis, but assuming, without limitation or duplication, the issuance of shares of Acquiror Common Stock in respect of all Acquiror Equity Awards, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Transaction (but excluding any shares of Acquiror Common Stock reserved for issuance other than with respect to outstanding Acquiror Equity Awards as of immediately prior to the Effective Time and as set forth above); provided, that “Acquiror Outstanding Shares” shall exclude any Acquiror Common Stock issued in the PIPE and shall exclude any unallocated shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror Equity Plan.
“Acquiror Target Net Cash” means two million dollars ($2,000,000).
“Acquiror Valuation” means, subject to the Acquiror Valuation Adjustment, Acquiror Equity Value less the dollar-for-dollar difference between Acquiror Target Net Cash and Acquiror Net Cash, if any; provided, that, in no event shall the Acquiror Valuation, after giving effect to all adjustments pursuant to this definition and the Acquiror Valuation Adjustment, be less than two million dollars ($2,000,000) (the “Valuation Floor”).
“Aggregate Valuation” means the sum of (a) Company Valuation, plus (b) Acquiror Valuation; plus (c) total amount of the Concurrent Investment minus (d) Series A Investment Amount.
“Company Allocation Percentage” means (a) Company Valuation divided by (b) Aggregate Valuation, rounded to two decimal places.

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“Company Merger Shares” means the product of (a) the quotient of (i) Acquiror Outstanding Shares divided by (ii) the Acquiror Allocation Percentage, multiplied by (b) the Company Allocation Percentage, rounded to the nearest whole number.
“Company Valuation” means $161,000,000.
“Company Outstanding Shares” means the total number of Company Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Ordinary Share basis, but assuming, without limitation or duplication, (i) the exercise of all Company Share Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of Company Ordinary Shares in respect of all other outstanding options, restricted stock awards, restricted stock units, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants, restricted stock awards, restricted stock units or rights triggered by or associated with the consummation of the Transaction (but excluding any Company Ordinary Shares reserved for issuance other than with respect to outstanding Company Share Options as of immediately prior to the Effective Time).
Set forth on Schedule D is an illustrative example of Exchange Ratio calculations as of the date of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Shares” means the shares of Acquiror Common Stock (and if any Eligible Electing Shareholder so elects, Non-Voting Common Stock) to be delivered to the Scheme Shareholders pursuant to the Transaction.
“FCA” means the United Kingdom Financial Conduct Authority.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing, including, without limitation, any filing made under Foreign Investment Laws.
“Foreign Investment Law” means any Applicable Law that is designed to prohibit, restrict or regulate foreign investment or investments that may pose a threat to national security.
“FRC” means the United Kingdom Financial Reporting Council.
“Fully Diluted” means, with respect to any person and any class of shares, the total number of shares of the relevant class that would be outstanding if all outstanding options, warrants, convertible securities, and other rights to acquire shares of such class (whether vested or unvested, and whether or not then exercisable) held by or attributable to such person (or, in the case of the denominator, held by or attributable to all holders in the relevant class) were deemed to have been exercised, converted, or settled in full immediately prior to the Effective Time, irrespective of any conditions to exercise (other than the passage of time), any exercise price or

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any “in-the-money” or “out-of-the-money” status of such options, warrants or other rights; provided that if the parties determine that a basic (shares outstanding) basis is more appropriate, all references to “on a Fully Diluted Basis” shall be disregarded and the Pro Rata Portion shall be calculated by reference solely to the shares of the relevant class actually issued and outstanding as of immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal.
“Group” means a “group” as defined in Section 13(d) of the 1934 Act.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment as hazardous, toxic, radioactive, dangerous, harmful or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) all obligations evidenced by bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (c) all indebtedness of others secured by any Lien on owned or acquired property, whether or not the indebtedness secured thereby has been assumed; (d) all finance and capital lease obligations and all synthetic lease obligations; (e) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments whether or not drawn; (f) all obligations under securitization transactions; (g) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business); (h) all obligations, contingent or otherwise, in respect of bankers’ acceptances, whether or not drawn; (i) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (j) guarantees in respect of Indebtedness described in clauses (a) through (i), including guarantees of another person’s Indebtedness or any obligation of another person which is secured by assets of the Company or any of its Subsidiaries; and (k) all obligations (including the employer’s share of any payroll,

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employment, social security or other taxes) in respect of any accrued but not paid employee performance bonuses (including employee bonuses related to annual performance, long-term incentive awards, and new hire awards).
“Initial Concurrent Investment Amount” means $125,000,000.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”); (ii) non-public information, know-how, inventions, discoveries, creations, specifications, instructions, processes, formulae, methods, protocols, techniques, designs, expertise, results, strategies, compositions, formulations, practices, procedures, processes, methods, knowledge, technology, techniques, drawings, laboratory notebooks and regulatory documentation and submissions, (iii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin (“Marks”); (iv) domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (v) copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) (“Copyrights”); (vi) trade secrets and industrial secret rights in confidential or proprietary business or technical information, including know-how, formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); (vii) all rights in data, data collections and databases and documentation related thereto; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) rights in, arising out of, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; (x) applications for, registrations of, and divisions, continuations, continuations-in-part, provisionals and extensions thereof, continuing prosecution applications, counterparts, substitutions, re-examinations, reissuances, renewals, extensions, restorations and reversions of the foregoing clauses (i) through (ix) above; and (xi) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.
“Intervening Event” means any event, change, development or occurrence that is material to the Company and its Subsidiaries (taken as a whole) that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known, the magnitude or material consequence of which were not known by the Company Board as of the date of this Agreement) and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry, offer or communications relating thereto or any matter relating thereto or consequence thereof, or (B) any event, change, development or occurrence relating to or concerning Acquiror or any of its Affiliates, or (C) any change, in and of itself, in the market price or trading volume of shares of Acquiror Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such change that are not otherwise excluded from this definition of Intervening Event may be taken into account in

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determining whether there has been, or would reasonably be expected to be, an Intervening Event).
“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.
“knowledge” means (i) with respect to the Company, the knowledge of those individuals set forth in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Acquiror, the knowledge of those individuals set forth in Section 1.01(a) of the Acquiror Disclosure Schedule, in each case, after reasonable inquiry to the direct report of such individual with primary responsibility for the relevant matter.
“Lien” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale, easement, right of way, encroachment, occupancy right, community property interest or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law.
“Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industry in which the Company or any of its Subsidiaries operate, (iii) fluctuations in the value of any currency, (iv) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, the Company’s compliance with its obligations pursuant to Section 6.01, except to the extent that Acquiror has unreasonably withheld a consent under Section 6.01), or the identity of, or any facts or circumstances relating to, Acquiror or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided that this clause (vi) shall not apply with respect to any representation or warranty that addresses the

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consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 4.01, Section 4.03 and Section 4.04) or with respect to the condition to Closing contained in Section 9.02(b), to the extent it relates to such representations and warranties), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (vii) any changes or prospective changes in IFRS (or authoritative interpretations thereof), (ix) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing, (x) any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing) or (xi) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby (including the Transaction), except that the matters referred to in clauses (i), (ii), (iii), (iv), (vii), (viii), (ix) or (x) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of such disproportionality.
“Nasdaq Reverse Stock Split” means, if necessary, a reverse stock split of the Acquiror Common Stock on or after the date of this Agreement and prior to the Closing Date in the range mutually agreed to by the Company and Acquiror in order to regain compliance with the applicable listing rule of Nasdaq.
“Non-Voting Common Stock” means a class of non-voting common stock of Acquiror, having the rights, preferences and characteristics described in Section 2.02(c), to be authorized by an amendment to the Acquiror Organizational Documents.
“Non-Voting Election” has the meaning given to such term in Section 2.02(c).
“Non-Voting Election Notice” means a written notice, in a form to be agreed between Acquiror and the Company prior to the Effective Time, pursuant to which an Eligible Electing Shareholder makes a Non-Voting Election.
“NRS” means the Nevada Revised Statutes, as amended from time to time.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any other license that requires the distribution of Source Code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee

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or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.
“Open Source Materials” means any Technology that is generally available to the public in source code form under an Open Source License.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Ownership Threshold” means 9.99% of the total number of shares of Acquiror Common Stock outstanding immediately following the Effective Time (calculated in accordance with Rule 13d-3 under the 1934 Act).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Lien” means (i) any Liens for utilities or Taxes (A) not yet due and payable, or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Applicable Law in the ordinary course of business for amounts not yet delinquent or which have been bonded over in full or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business to service providers, consultants, contractors or vendors entered into for the provision of services, (vii) any purchase money security interests, equipment leases or similar financing arrangements, (viii) any Liens which are disclosed on the Company Balance Sheet or the Acquiror SEC Documents (in the case of Liens applicable to the Company, Acquiror or any of their Subsidiaries, as applicable) or the notes thereto or in Section 1.01(b) of the Company Disclosure Schedule, and (ix) other Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) would be disclosed by a current, accurate survey or physical inspection of such real property, which, in each instance of the foregoing clauses (ix)(A)-(B), do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect, the access to, or occupancy or use of, such real property for the purposes for which it is used or proposed to be used in connection with the business.

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“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality).
“Personal Data” means any and all information that can reasonably be used to identify an individual natural person or household, including information that identifies or could be used to identify, alone or in combination with other information, an individual natural person or an individual natural person’s device or browser, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including social security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or household, or is linked to any such data element that can reasonably be associated with an individual natural person or household). Personal Data also includes any information defined as “personal data,” “personally identifiable information,” “personal information,” or “protected health information” under any Applicable Law, including any Privacy Legal Requirement.
“PIPE” means the concurrent investment made by Purchasers pursuant to the Securities Purchase Agreement.
“PIPE Implied Company Valuation” means the implied pre-money equity valuation of the Company derived from the per-share price paid by participants in the PIPE.
“Privacy Legal Requirement” means (a) all Applicable Laws that pertain to the privacy or the processing of Personal Data, including, to the extent applicable, (i) HIPAA, (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995 (in respect of the period prior to 25 May 2018), the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and all corresponding member state legislation (in respect of the period on and from 25 May 2018), the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) (in respect of the period on and from 25 May 2018) the United Kingdom’s Data Protection Act 2018 and (in respect of the period prior to 25 May 2018) the United Kingdom’s Data Protection Act 1998 and (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data; (b) any applicable contractual obligations to Third Parties related to privacy, data protection, process, transfer or security of Personal Data; (c) with respect to the Company or any of its Subsidiaries, all of the Company’s and its Subsidiaries’ privacy policies or notices regarding

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Personal Data that are publicly posted or otherwise provided to individuals whose data are processed; and (d) with respect to Acquiror or any of its Subsidiaries, all of Acquiror’s and its Subsidiaries’ privacy policies or notices regarding Personal Data that are publicly posted or otherwise provided to individuals whose data are processed.
“Pro Rata” means, with respect to each Scheme Shareholder, a fraction (expressed as a percentage), the numerator of which is the number of shares of Acquiror Common Stock and/or Non-Voting Common Stock held of record by such Scheme Shareholder immediately after the Effective Time on a Fully Diluted Basis and the denominator of which is the aggregate number of shares of Acquiror Common Stock held of record by all Company Closing Holders immediately after the Effective Time on a Fully Diluted Basis.
“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Authority.
“Purchaser” means a participating investor in the PIPE pursuant to the Securities Purchase Agreement.
“Reference Date” means January 1, 2023.
“Release” means any spill, discharge, leaking, pouring, dumping or emptying, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.
“Sanctioned Country” means any of the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria (through July 1, 2025).
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or ordinarily resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or, where relevant under applicable law, controlled by, or knowingly acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

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“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, import restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with or to take an ownership interest in assets of a Sanctioned Person or in a Sanctioned Country.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Scheme Circular” means the circular to be issued by the Company to Company Shareholders setting out, amongst other things, the terms and conditions of the Transaction and containing the Scheme of Arrangement and the notice of Scheme Meeting and the Company GM.
“Scheme Meeting” means such meeting(s) (and any adjournment, postponement or reconvening thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme of Arrangement.
“Scheme of Arrangement” means the proposed scheme of arrangement of the Company under Part 26 of the Companies Act to effect the Transaction pursuant to this Agreement, in a form agreed in writing between the Company and the Acquiror, with or subject to any modification, addition or condition which (a) Acquiror and the Company mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and mutually acceptable to Acquiror and the Company each acting reasonably and in good faith, in each case in accordance with the Companies Act and this Agreement.
“Scheme Shareholders” has the meaning given to it in the Scheme of Arrangement.
“Scheme Shares” has the meaning given to it in the Scheme of Arrangement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Purchase Agreement” means the securities purchase agreement entered into by Acquiror and the Investors as defined therein.
“Senior Employee” means any: (i) director of the Company or any of its Subsidiaries; or (ii) employee of the Company or any of its Subsidiaries at the level of Vice President or above.
“Series A Investment” means the issuance of Series A Shares by the Company to the Series A Investors pursuant to the terms of a subscription agreement entered into by the Company and the Series A Investors on or around the date of this Agreement.
“Series A Investment Amount” means $35,999,999.55.
“Series A Shares” means the series A preferred shares of £0.01 each in the capital of the Company from time to time.

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“Source Code” means, collectively, any software source code or material portion or aspect of software source code (including any proprietary information or algorithm contained in any software source code).
“Specified Adjustment” has the meaning given to it in Schedule C.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made after the date of this Agreement by any Person (or Persons acting in concert) or Group (other than any member of the Acquiror Group or Company Group, as applicable) (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) that (A) was not obtained or made as a result of a breach of (or in violation of) this Agreement, and (B) in each case, is on terms that the Company Board or the Acquiror Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account (i) all the terms and conditions of the Acquisition Proposal that the Company Board or the Acquiror Board considers to be appropriate (including the identity of the Person(s) making the Acquisition Proposal and the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), as well as (ii) any written offer by the Company or Acquiror, as applicable, to amend the terms of this Agreement and following consultation with its outside legal counsel and outside financial advisors, as applicable, is (x) more favorable from a financial point of view to Acquiror’s Stockholders or the Company Shareholders, as applicable, than the Transaction, (y) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party) and (z) is reasonably capable of being completed on the terms proposed.
“Tax” means any and all U.S. federal, state, local, provincial and non-U.S. income, gross receipts, franchise, sales, use, net worth, goods and services, ad valorem, property, payroll, withholding or deduction, excise, severance, transfer, employment, social security (or similar), unemployment, license, disability, registration, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, customs duties, capital stock, real property, personal property, capital gains, documentary, environmental or windfall or other profits taxes, and any other taxes, assessments, levies, imposts, customs, duties, tariffs, tolls or other similar charges and fees, in each case in the nature of a tax and imposed by any Governmental Authority, together with any interest, penalties, additions to tax, and any additional amounts, in each case,

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imposed with respect thereto, whether disputed or not, including any liability for Taxes of a predecessor entity or otherwise by operation of Applicable Law.
“Tax Return” means any report, return, document, form, application, certificate, election, statement, declaration or other information filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, and any documents with respect to or accompanying payments of estimated Taxes, and including any schedules or attachments thereto and any amendments thereof.
“Taxing Authority” means any Governmental Authority that has the power to impose, assess, determine, administer or collect any Taxes.
“Transfer” means, with respect to any share of Non-Voting Common Stock, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other disposition of such share or any legal or beneficial interest therein, whether voluntary or involuntary, other than a Transfer to an Affiliate of the transferring holder.
“Technology” means any or all of the following: (i) works of authorship, including computer programs and software, whether in Source Code or in executable code form, application programming interfaces, software architecture, and documentation; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) proprietary and confidential information and Trade Secrets; (iv) data, databases, data compilations and collections and technical data and performance data; (v) methods and processes; (vi) devices, prototypes, data bases, designs and schematics; and (vii) any other tangible embodiments of Intellectual Property Rights.
“Termination Payment Amount” means an amount equal to the product of (i) 0.03 and (ii) the Aggregate Valuation; provided, that for purposes of this definition, the “applicable date of determination” in the definition of “Acquiror Net Cash” shall be the date written notice of such termination is delivered pursuant to Section 10.02.
“Third Party” means any Person or Group, other than the Company, Acquiror or any of their respective Subsidiaries or Representatives.
“Training Data” means any data (whether structured or unstructured) used to train or improve any AI Technology, including any data obtained using web scraping, web crawling, or web harvesting software or any Technology or service that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“United Kingdom Companies Legislation” means the Companies Act, the United Kingdom Companies Act 1985, the United Kingdom Companies Consolidation (Consequential Provisions) Act 1985 and the United Kingdom Companies Act 1989.

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“VAT” means (a) any value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive, and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.
“Terms Defined Elsewhere”. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Company Confidentiality Agreement	6.02(b)
Acceptable Acquiror Confidentiality Agreement	7.02(b)
Agreement	Preamble
Acquiror	Preamble
Acquiror Adverse Recommendation Change	7.02(a)
Acquiror Approval Time	7.02(b)
Acquiror Articles Amendment	1.04
Acquiror Board	Recitals
Acquiror Board Recommendation	5.02(b)
Acquiror Legacy CVR	Recitals
Acquiror Legacy CVR Agreement	Recitals
Acquiror Legacy CVR Payments	Recitals
Acquiror Material Contract	5.20(a)
Acquiror Option	2.07(a)
Acquiror Organizational Documents	5.01
Acquiror Registered IP	5.24(b)
Acquiror Regulatory Agency	5.15(a)
Acquiror Regulatory Permits	5.15(a)
Acquiror SEC Documents	5.07(a)
Acquiror Share Issuance	3.01(a)
Acquiror Stockholder Meeting	3.01(a)
Acquiror Stockholders	3.01(a)
Acquiror Termination Payment	10.03(b)
Anticipated Closing Date	Section 2.06(a)
Bankruptcy and Equity Exceptions	Section 4.02(a)
Capitalization Date	Section 4.05(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Recitals
Company Adverse Recommendation Change	Section 6.02(a)

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Term	Section
Company Approval Time	Section 6.02(b)
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company CVR Agreement	Recitals
Company Exchange Fund	Section 2.01(b)
Company Legacy CVR	Recitals
Company Lock-Up Agreement	Recitals
Company Lock-Up Signatories	Recitals
Company Material Subsidiaries	4.06(a)
Company Organizational Document	4.01
Company Permits	4.12
Company Registered IP	4.22(a)
Company Regulatory Agency	4.14(a)
Company Regulatory Permits	4.14(a)
Company Termination Payment	10.03(a)
Continuing Employees	8.03(a)
Court Documentation	3.02(a)(i)
Court Sanction Hearing	3.02(b)(i)
Dispute Notice	Section 2.06(b)
EC	4.14(a)
Effective Date	1.03
Effective Time	1.03
Elected Non-Voting Shares	2.02(c)
Eligible Electing Shareholder	2.02(c)
EMA	4.14(a)
End Date	10.01(b)(i)
Exchange Agent	2.01(b)
Exchange Ratio	2.02(a)
FDA	4.14(a)
FDCA	4.14(a)
Foreign Antitrust Laws	4.03
HMRC	4.03
Indemnified Party	7.03(b)
Intended U.S. Tax Treatment	8.07(c)
Leases	4.23
Maximum Amount	7.03(c)
MHRA	4.14(a)
Nasdaq	4.03
Net Cash Calculation	Section 2.06(a)
Net Cash Schedule	Section 2.06(a)

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Term	Section
New Company Plans	8.03(b)
Non-U.S. Plan	Section 5.22(m)
Non-Voting Election	2.02(c)
Other Required Filing	3.01(c)
Panel	4.28
Parties	Preamble
Per Share Consideration	Section 2.02
PHSA	4.14(a)
Pre-Closing Acquiror Stockholders	Recitals
Proxy Statement	3.01(a)
Response Date	Section 2.06(b)
Scheme Technical Defect	3.05(b)(i)
Second Request	8.02(c)
Share Deliverables	2.02(a)
Takeover Code	Recitals
Technical Revision	3.05(b)
Transaction	Recitals
Transaction Documentation	3.01(d)
Transaction Litigation	8.08
Transfer Taxes	8.07(b)

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Annex B
FORM OF COMPANY VOTING & SUPPORT AGREEMENT

REDX VOTING AND SUPPORT AGREEMENT

THIS REDX VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of ____________, 2026, by and among Redx Pharma Limited, a private limited company incorporated under the laws of England and Wales (“Redx”), Skye Bioscience, Inc., a Nevada corporation (the “Acquiror”) and the securityholder(s) of Redx listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Transaction Agreement (as defined below).
RECITALS:
WHEREAS, Securityholder is the record or beneficial owner of the securities of Redx (including options and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Acquiror or Redx acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
WHEREAS, upon the satisfaction or waiver of the terms and conditions of the Transaction Agreement by and between Redx and the Acquiror, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Transaction Agreement”), the entire issued and to be issued share capital of Redx will be acquired by the Acquiror by means of the Scheme of Arrangement (the “Acquisition”).
WHEREAS, in order to induce Redx and the Acquiror to enter into the Transaction Agreement and in consideration of the execution thereof by Redx and the Acquiror and to enhance the likelihood that the Acquisition and the other transactions contemplated by the Transaction Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (i) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (ii) with respect to Securityholder’s Company Share Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities to Redx as payment for or to fund the payment of the (x) exercise price of Securityholder’s Company Share Options and (y) taxes applicable to the exercise of Securityholder’s Company Share Options, (iii) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof or (iv) transfers to a transferee that has signed a voting agreement in substantially the form hereof; provided that, in each of (i), (iii) and (iv) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(i) through Section 1(v), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto. Securityholder acknowledges that the restrictions imposed by this Section 1 are in addition to, and not in substitution for, any restrictions on the transfer of Subject Securities contained in the Company Organizational Document and the shareholders’ agreement between Redx and certain shareholders dated on or about the date of this Agreement (the “Redx Shareholders’ Agreement”).
2.Agreement to Vote Shares. At the Scheme Meeting, the Company GM, and any other general meeting, class meeting or Court-convened meeting or at any adjournment thereof, or in any written resolution of the shareholders of the Company or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall (a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted, in person or by proxy), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of: (1) the Company Shareholder Approvals as proposed at the Scheme Meeting and the Company GM, and (2) any proposal to adjourn or postpone such meeting of Redx shareholders to a later date if there are not sufficient votes to pass the Company Shareholder Approvals; and (ii) against (1) any Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Redx under the Transaction Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of Redx’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of Redx (including any amendments to the Company Organizational Document). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.Irrevocable Proxy. The Securityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Securityholder has heretofore granted with respect to the Subject Securities. The Securityholder hereby irrevocably appoints Redx as attorney-in-fact and proxy for and on behalf of the Securityholder, for and in the name, place and stead of the Securityholder, to: (a) attend the Scheme Meeting, the Company GM and any and all meetings of Redx’s shareholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Securities in accordance with the provisions of Section 2 at the Scheme Meeting, the Company GM and any and all meetings of Redx’s shareholders or in connection with any action sought to be taken by way of written resolution of the shareholders of the Company without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3, the Securityholder’s consent to all resolutions with respect to the Subject Securities at any and all meetings of Redx’s shareholders or in connection with any action sought to be taken by written resolution of Redx’s shareholders without a meeting. Redx agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Securityholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 8. The Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Acquiror. The Securityholder hereby affirms that the proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Redx and the Acquiror to enter into the Transaction Agreement and that such proxy is given to secure the obligations of the Securityholder under Section 2. The proxy set forth in this Section 3 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 8. With respect to any Subject Securities that are owned beneficially by the Securityholder but are not held of record by the Securityholder (other than shares beneficially owned by the Securityholder that are held in the name of a bank, broker or nominee), the Securityholder shall take all action necessary to cause the record holder of such Subject Securities to grant the irrevocable proxy and take all other actions provided for in this Section 3 with respect to such Subject Securities.
4.Opportunity to Review. Securityholder acknowledges receipt of the Transaction Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Transaction Agreement and this

Agreement, and (b) the opportunity to review and discuss the Transaction Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
5.No Inconsistent Agreements. Each Securityholder hereby represents, covenants and agrees that, except for this Agreement, such Securityholder (a) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Subject Securities (other than pursuant to Section 2), (c) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 2, with respect to any of the Subject Securities and (d) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.Confidentiality; Further Assurances and Public Disclosure. From the date of this Agreement until the Closing, Securityholder shall not make any public announcements regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (a) that the Acquiror and Redx agree upon in writing, or (b) required by obligations pursuant to any listing agreement with any national securities exchange or stock market or Applicable Law. From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Acquiror or Redx may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Redx and the Acquiror to publish and disclose in any public filing made in connection with the Transaction Agreement and the transactions contemplated thereby and in any other announcement or disclosure required by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Acquiror and Redx to include this Agreement as an exhibit to any filing required to be made by the Acquiror or Redx, as applicable, with the SEC in connection with the Transaction Agreement and the Transactions.
7.Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a)Securityholder (i) is the record or beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of Redx

(including options or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)Except with respect to obligations under Company Organizational Document and the Redx Shareholders’ Agreement, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under: (i) applicable securities laws; (ii) the Company Organizational Document; and (iii) the Redx Shareholders’ Agreement), except as set forth in this Agreement.
(c)Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(e)As of the date hereof, there are no Proceedings pending against Securityholder or, to the knowledge of Securityholder, threatened against Securityholder or any of its Subsidiaries or Affiliates or any of the Securityholder’s properties or assets (including the Subject Shares), or any Order to which Securityholder or any of its Subsidiaries or Affiliates is subject that could reasonably be expected to prevent, delay or impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(f)The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree, in each case, applicable to

Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
(g)The Securityholder has had the opportunity to review the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the Scheme Shareholders, and this Agreement with counsel of the Securityholder’s own choosing. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Acquisition and the transactions contemplated by the Transaction Agreement. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and neither Redx nor the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Acquisition or the transactions contemplated by the Transaction Agreement. The Securityholder understands and acknowledges that the Acquiror and Redx are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
8.Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Transaction Agreement shall be terminated in accordance with its terms, (c) an amendment of the Transaction Agreement, without the prior written consent of the Securityholder, in a manner that affects the economics or material terms of the Transaction Agreement in a manner that is adverse to the Securityholder, at such date and time as may be set forth in a written agreement of Redx and Securityholder (each of (a) through (c), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that (i) no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination, and (ii) Section 6 and Section 9 through Section 20 hereof shall survive any termination of this Agreement.
9.No Solicitation. Subject to Section 10, Securityholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives (if any) not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies with respect to an Acquisition Proposal (other than the Transactions and the Transaction Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Transaction Agreement; or (e) seek to convene a general meeting of the shareholders of Redx or circulate written resolutions to the shareholders of Redx with respect to an Acquisition Proposal.
10.No Agreement as Director or Officer. To the extent Securityholder is a director or an officer of Redx or any of its Subsidiaries, Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as such director or officer, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Transaction Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director of Redx, any of its Subsidiaries or any of their respective shareholders.
11.No Securityholder Litigation. Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Acquiror, Redx, or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Transaction Agreement or the consummation of the transactions contemplated hereby or thereby; provided that this Section 11 shall not be deemed a waiver of any rights of Securityholder or its Affiliates for any breach of this Agreement or the Transaction Agreement by Redx, the Acquiror or any of their respective Affiliates.
12.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Securityholders of the Acquiror, this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Transactions. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Redx, or the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Transactions. The Securityholder understands and acknowledges that Redx and the Acquiror are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
13.Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
14.Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Redx irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, Redx, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
15.Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Transaction Agreement and addressed to the respective parties as follows: if to Acquiror or Redx, to the address or electronic mail address set forth in Section 11.01 of the Transaction Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
16.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
17.Entire Agreement/Amendment. This Agreement (including the provisions of the Transaction Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
18.Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
19.No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Acquiror has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the certificate of incorporation of the Acquiror, the Transaction Agreement and the Transactions, (b) the Transaction Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
20.Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDER

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SKYE BIOSCIENCE, INC.

By:
Name:
Title:

REDX PHARMA LIMITED

By:
Name:
Title:

SCHEDULE A

Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities

Annex C
FORM OF COMPANY LEGACY CVR AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Skye Bioscience, Inc., a Nevada corporation (“Skye”), [•] as Holder Representative (as defined herein) and [•], as Rights Agent (as defined herein).
RECITALS
A. Skye and Redx Limited, a privately limited company organized under the laws of England and Wales (the “Company”), have entered into a [Transaction Agreement], dated as of [•], 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Transaction Agreement”), pursuant to which, and in accordance with the terms and conditions thereof, each outstanding share in the capital of Redx will be transferred to Skye in consideration for (i) the issuance of (x) shares of Skye common stock and/or (y) Non-Voting Common Stock (as defined in the Transaction Agreement), based on the Exchange Ratio (as defined in the Transaction Agreement) and (ii) Skye granting to the Holders (as defined herein) the right to receive certain contingent value rights as hereinafter described (the “Transaction”).
B. The parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Skye and to make this Agreement a valid and binding agreement of Skye, in accordance with its terms.
C. Skye desires that the Rights Agent act as its agent for the purposes of effecting the delivery of the CVRs (as defined herein) to the Holders and performing the other services described in this Agreement.
D. The Holders desire that the Holder Representative (as defined herein) act as their agent for the purposes of satisfying the applicable provisions of this Agreement, facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.
Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS
1.1.Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Transaction Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at any time, the registered Holders of more than 40% of the total number of CVRs outstanding at such time, as set forth on the CVR Register.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Assignee” has the meaning set forth in Section 7.6.
“AstraZeneca” means [AstraZeneca PLC and its consolidated entities].
“AstraZeneca Licensing Agreement” means the licensing agreement between AstraZeneca and Redx related to RXC006, dated [•] August 2020.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England and New York, New York are authorized or obligated by Law to be closed.
“Company Tax Assets” means any net operating loss carryforwards and other Tax assets and attributes existing as of the Closing Date of the Company and its Subsidiaries in existence as of the Closing Date (excluding, for the avoidance of doubt, Skye and its Subsidiaries as of immediately prior to the Closing).
“CVR” means a contingent contractual right of Holders to receive the CVR Stock pursuant to this Agreement.
“CVR Stock” means the number of shares of Skye common stock and/or non-voting common stock (at the election of the relevant Holder) equal to the aggregate of: (x) all of the Net Proceeds actually received by [Skye or any of its Affiliates] during a CVR Delivery Period divided by (y) the closing sale price of the shares of Skye common stock [on The Nasdaq Global Market] on the trading day immediately prior to the end date of such CVR Delivery Period.
“CVR Delivery Period” means an annual period (or portion thereof) beginning on the Effective Date and ending on [•] of any given calendar year during the CVR Term; provided, that if the last CVR Delivery Period would end subsequent to the expiration of the CVR Term, such CVR Delivery Period will end on the Termination Date.

“CVR Register” has the meaning set forth in Section 2.2(b).
“CVR Term” means the period beginning on the Closing and ending on the 15th anniversary of the Closing.
“Disposition” means the license, sale, assignment, transfer or other similar monetization to a third party of any Legacy Asset by Skye or its Affiliates or by any successor or Assignee of the foregoing, including any sale or disposition of equity securities in any Subsidiary that holds any right, title or interest in any Legacy Asset, in each case, during the Disposition Period, but excluding any transaction pursuant to which Skye is merged or consolidated with any Person.
“Delivery Statement” means, for a given CVR Delivery Period during the CVR Term, a written statement of Skye, signed on behalf of Skye, setting forth in reasonable detail the calculation of the applicable CVR Stock for such CVR Delivery Period.
“Disposition Agreement” means a definitive written agreement providing for the Disposition of all or any portion of any Legacy Asset.
“Disposition Period” means the period beginning on the Effective Date and ending on the date that is five years thereafter.
“Gross Proceeds” means, without duplication, the sum of (i) all cash and equity consideration that is received by Skye or any of its Affiliates, or any successor or Assignee of the foregoing] during the CVR Term with respect to any upfront, milestone, royalty and other cash or equity payments received under a Disposition Agreement, solely to the extent reasonably attributable to a Legacy Asset, and (ii) any Redx Milestone Amounts received during the CVR Term; provided, that, for the avoidance of doubt, Gross Proceeds shall not include any amounts that are Incidental Benefits. The value of any equity securities constituting Gross Proceeds shall be determined as follows: (A) the value of securities that have an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to or receipt by Skye or any of its Affiliates and (B) the value of securities that have no established public market shall be the fair market value of such securities, as determined by the Board of Directors of Skye, thereof as of the date of receipt provided, that Skye may elect, upon prompt notice to the Holder Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause be deemed as Gross Proceeds only upon the receipt by Skye or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property.
“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.
“Holder Representative” means [●].
“Incidental Benefits” means any amounts paid to, received or realized by Skye or any of its Affiliates that are:
(a)    Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability); provided, that, for the avoidance of doubt, this shall not prevent

Company Tax Assets from reducing Taxes as and to the extent described in clause (a) of the definition of Permitted Deductions);
(b) profit-share, revenue-share, or similar participation payments;
(c) reimbursements or payments for research, development, clinical, regulatory, manufacturing, goods, commercialization, patent or other costs or services;
(d) in-kind benefits of any nature; and
(e) other ancillary, indirect or incidental benefits, rights or value received in connection with or arising out of the Disposition Agreement.
“Jazz Agreement” means the asset purchase agreement between Redx and Jazz Pharmaceuticals related to G12D and Multi-KRAS entered into on 6 February 2024.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legacy Asset” means [RXC004, RXC006, Pan-RAF and KRAS] or any related intellectual property (including patent rights), clinical or preclinical data owned or controlled by Redx that were in existence immediately prior to the execution of the Transaction Agreement and were used or generated prior to such execution in one or more research and development programs. For clarity, the Legacy Assets shall not include any asset, data, technology or intellectual property owned or controlled by Skye or its Subsidiaries prior to, at, or after Closing other than the foregoing.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.
“Loss” has the meaning set forth in Section 3.2(g).
“Net Proceeds” means, for any CVR Delivery Period, Gross Proceeds minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Delivery Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Delivery Periods.
“Notice” has the meaning set forth in Section 7.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Skye, in their respective official capacities.
“Pan-RAF Agreement” means the asset purchase agreement between Redx and Jazz Pharmaceuticals entered into on 10 July 2019.

“Partner Agreement” means each of the Pan-RAF Agreement, Jazz Agreement, AstraZeneca Licensing Agreement and any future partnership agreements relating to the Legacy Assets.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes and any related interest, penalties, additions to Tax or similar charges) imposed on Gross Proceeds or otherwise payable by Skye or any of its Affiliates in respect of Gross Proceeds and, without duplication, any income or other Taxes payable by Skye or any of its Affiliates that would not have been incurred by Skye or any of its Affiliates but for the Gross Proceeds, including any Taxes arising from the distribution of cash or property to Skye or its Affiliates to perform the obligations pursuant to this Agreement; provided, that, for the avoidance of doubt, income Taxes payable by Skye or any of its Affiliates shall take into account the use of Company Tax Assets to the extent more likely than not available to reduce income Taxes in respect of Gross Proceeds, but shall not take into account any other net operating loss carryforwards or other Tax attributes of Skye and its Affiliates (including the Company and its Subsidiaries), and the Company Tax Assets shall be deemed to apply, to the extent more likely than not available to reduce income Taxes in respect of the Gross Proceeds, after such Company Tax Assets are first applied to any other income or gain of the Company and its Subsidiaries (excluding, for the avoidance of doubt, Skye and its other Affiliates);
(b) any costs and expenses incurred by Skye or any of its Affiliates in maintaining, enforcing, defending and filing patents covering the Legacy Assets until the expiration of the CVR Term, to preserve or ready the Legacy Asset for sale or in respect of its performance of this Agreement following the Effective Date or in respect of its performance of any Partner Agreement or Contract in connection with a Legacy Asset (in each case, to the extent such expenses are not specifically included in the determination of the Closing Net Cash[1] in accordance with the Transaction Agreement), including any research and development costs, technology transfer costs, contractual expenses, damages, liabilities, or any documented out-of-pocket costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Skye or any of its Affiliates of intellectual property rights arising under any Disposition Agreement or any Partner Agreement;
(c) any reasonable and documented expenses incurred or accrued by Skye or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition Agreement, or any other Contract in connection with a Legacy Asset, and any internal time related to business development efforts with respect to any Legacy Asset during the Disposition Period;
(d) any Losses incurred by Skye or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition Agreement, any other Contract in connection with a Legacy Asset, or any Partner Agreement, including indemnification obligations as set forth in a claims notice received by Skye or any of its Affiliates pursuant to any Disposition Agreement or any Partner Agreement;
(e) any Liabilities borne by Skye or any of its Affiliates pursuant to any Partner Agreement, Disposition Agreement or any other Contract related to a Legacy Asset,

including costs arising from the termination thereof (in each case only to the extent not included in the calculation of Parent Net Cash1); and
(f) any amounts payable to the Rights Agent in connection with the delivery of any CVR Stock.
“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.
“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, firm, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.
“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Redx Milestone Amounts” means the aggregate cash payment amounts received by [Skye or any of its Affiliates] under the [Partner Agreements].
“Securities Act” means the Securities Act of 1933, as amended.
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1    Holders of CVRs; Appointment of Rights Agent.
(a)    The CVRs represent the contingent contractual rights of Holders to receive the aggregate CVR Stock from Skye pursuant to this Agreement. The initial Holders shall be the holders of Company Ordinary Shares (as defined in the Transaction Agreement) as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the
1

“Record Date”). One CVR will be issued with respect to each share of Company Common Stock that is outstanding as of the close of business on the Record Date.
(b)    Skye hereby appoints the Rights Agent to act as rights agent for Skye in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
2.2.    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.
(b)    The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be delivered, pursuant to written instructions to the Rights Agent from Skye. Except for the obligations to the Rights Agent and the Holder Representative set forth herein, neither Skye nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
(c)    Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register will be the valid obligations of Skye, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Skye and the Rights Agent may each require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.
(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
2.3.    Delivery Procedures.
(a)    No later than forty-five (45) days following the end of each CVR Delivery Period during the CVR Term, Skye shall deliver to the Rights Agent a Delivery Statement for such CVR Delivery Period. Concurrent with the delivery of each Delivery Statement, on the terms and conditions of this Agreement, Skye will make appropriate arrangements with the Rights Agent for shares of Skye common stock or non-voting common stock (at the election of the relevant Holder) represented by book-entry shares to be issued as CVR Stock. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within 10 Business Days) deliver to each Holder by book-entry an amount of shares of Skye common stock or non-voting common stock (at the election of the relevant Holder) equal to such Holder’s Pro Rata Share of the applicable CVR Stock; provided, that, in the event that the aggregate value of CVR Stock on any Delivery Statement shall be less than $[1,000,000], no CVR Stock shall be delivered and instead such CVR Stock shall be added to subsequent CVR Stock until: (i) the aggregate value of CVR Stock shall be equal to at least $[1,000,000] or (ii) the final CVR Delivery Period. The Rights Agent shall promptly, and in any event within 10 Business Days after receipt of a Delivery Statement under this Section 2.3(a), send each Holder at its registered address a copy of such Delivery Statement.
(b)    To the extent anything in Section 2.3(a) would result in a Holder receiving a fractional share of Skye common stock or non-voting common stock, such Holder shall forfeit such fractional share.
(c)    With respect to any Net Proceeds that are paid to Skye or its Affiliate, Skye shall have no further liability in respect of the respective CVR Stock upon delivery of the relevant shares of Skye common stock or non-voting common stock to the Rights Agent in accordance with Section 2.3(a).
(d)    Skye and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be issued or delivered under this Agreement (including the CVR Stock issuable or deliverable pursuant to this Agreement), such amounts as Skye and the Rights Agent reasonably determines it is required to deduct and withhold with respect to the making of such issuance or delivery (including in respect of the delivery of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been issued or delivered to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any delivery or other issuance to such Holder under this Agreement.
(e)    Any portion of a CVR Stock that remains undelivered to the Holders on the date that is six (6) months after the Rights Agent’s receipt of the applicable Delivery Statement will be delivered by the Rights Agent to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), and any Holder will thereafter look only to Skye for issuance of such CVR Stock (which shall be without interest), but such Holder will have no greater rights against Skye than those accorded to general unsecured creditors of Skye under applicable Law.
(f)    If any CVR Stock (or portion thereof) remains unclaimed by a Holder on the date that is two years after the Rights Agent’s receipt of the applicable Delivery Statement or the CVR Stock (or immediately prior to such earlier date on which such CVR Stock would otherwise escheat to or become the property of any governmental authority), then: (i) such CVR Stock (or portion thereof) will, to the extent permitted by applicable Law, become the property of Skye and will be transferred to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such CVR Stock relate shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share). Neither Skye nor the Rights Agent will be liable to any Person in respect of a CVR Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Skye agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Skye or a public official.
2.4.    No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a)    CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.
(b)    CVRs will not represent any equity, loan capital or ownership interest in Skye or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Stock, if any, in accordance with the terms hereof.
(c)    The CVRs and the possibility of any issuance or delivery of any CVR Stock hereunder with respect thereto are highly speculative and subject to numerous factors outside of Skye’s control, and there is no assurance that Holders will receive any CVR Stock under this Agreement or in connection with the CVRs. It is highly possible that there will not be any delivery of CVR Stock hereunder. Neither Skye nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.
(d)    Each Holder acknowledges and agrees to the appointment and authority of the Holder Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holder Representative or the authority or power of the Holder Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Holder Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
(e)    Skye and its directors and officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.
2.5.    Ability to Abandon CVR. A Holder (or such Holder’s successor or assign pursuant to a Permitted CVR Transfer) may at any time, at such Holder’s option or upon the failure to claim any CVR Stock under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Skye of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim CVR Stock under Section 2.3(f). Nothing in this Agreement is intended to prohibit Skye or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
2.6.    Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.
2.7.    Tax Matters. Except to the extent any portion of the CVR Stock is required to be treated as interest pursuant to applicable Law, Skye, its Affiliates (including the Company and its Subsidiaries) and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, the CVRs received in respect of Company Common Stock will be treated as a deferred and contingent right to receive additional stock of Skye in a transaction intended to be governed by Section 351 of the Code and/or a “reorganization” pursuant to Section 368(a)(1)(B) of the Code in accordance with the terms and conditions of the Transaction Agreement and this Agreement. Skye and its Affiliates (including the Company and its Subsidiaries) shall (and shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

ARTICLE 3
THE RIGHTS AGENT
3.1.    Certain Duties and Responsibilities.
(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b)    The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
3.2.    Certain Rights of Rights Agent.
(a)    The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b)    The Rights Agent may rely and will be protected by Skye in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Skye.
(c)    Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii), in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Skye for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d)    The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e)    Any permissive rights of the Rights Agent hereunder will not be construed as a duty. The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(f)    Skye agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).
(h)    In addition to the indemnification provided under Section 3.2(g), Skye agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Skye on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Skye will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Skye is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j)    The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(k)    Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Skye or become peculiarly interested in any transaction in which Skye may be interested, or contract with or lend money to Skye or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Skye or for any other Person.
(l)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Skye resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(m)    Skye shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(n)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Skye only.
(o)    The Rights Agent shall act hereunder solely as agent for Skye and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Skye, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye.
(p)    The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(q)    The Rights Agent shall not be liable or responsible for any failure of Skye to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(r)    The obligations of Skye under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
3.3.    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by written notice to Skye. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b)    Skye will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c)    If the Rights Agent resigns, is removed or becomes incapable of acting, Skye will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Skye fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d)    Skye will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Skye fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Skye.
(e)    Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Skye will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f)    The Rights Agent will reasonably cooperate with Skye and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
3.4.    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Skye and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of Skye or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
4.1.    List of Holders. Skye will furnish or cause to be furnished to the Rights Agent, in such form as Skye receives from its transfer agent (or other agent performing similar services for Skye), the names and addresses of the Holders within 30 calendar days following the Closing Date.

4.2    Prohibited Actions.
(a)    Unless approved by the Holder Representative, Skye shall not grant any lien, security interest, pledge or similar interest in: (i) any CVR Stock, or (ii) any Legacy Assets during the Disposition Period, other than (A) pursuant to the terms of a Disposition Agreement or (B) any such interest generally granted with respect to all assets of Skye and not specific to any of the Legacy Assets, and which do not prohibit the ability of Skye to complete a Disposition and, in connection therewith, to deliver title to the Legacy Assets to the purchaser thereof, free and clear of such interest.
(b)    Skye shall, during the Disposition Period, to the extent Skye reasonably determines that there is sufficient commercial value in doing so, use commercially reasonable efforts to maintain the Legacy Assets, provided that such obligation shall not require Skye to maintain assets, including patents, that it deems in good faith are not worth the cost of such maintenance.
4.3    Audit Rights. Until the Termination Date and for a period of one year thereafter, Skye shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Stock issuable or deliverable under this Agreement. At the request of the Acting Holders, the Holder Representative shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Stock deliverable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least ten Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Skye’s normal business activities. Such audit shall not be performed more frequently than twice per calendar year. If the audit reveals an excess issuance or delivery of CVR Stock, Skye shall be entitled to deduct such excess from future issuances or deliveries, as applicable, of CVR Stock. If the audit reveals a shortfall in the issuance or delivery of CVR Stock, Skye shall promptly (and in any event within 30 days) issue or deliver, as applicable, such additional CVR Stock to the Rights Agent for delivery to the Holders. Skye shall pay the audit costs if the audit reveals a shortfall exceeding 5% of the aggregate CVR Stock that was required to be issued or delivered with regard to the period of the audit; otherwise, the Acting Holders requesting the audit shall bear such audit expenses.

ARTICLE 5
REPORTING AND INFORMATION RIGHTS.
To the extent reasonably requested by the Holder Representative, and subject to the Holder Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Skye, Skye will provide during the Disposition Period, the Holder Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of Skye’s efforts in respect of Legacy Asset development and Disposition, provided; in no event shall Skye be required to provide more than one update per calendar quarter.

ARTICLE 6
AMENDMENTS
6.1    Amendments Without Consent of Holders or Rights Agent.
(a)    Skye, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 6.3), provided, that if any such amendment(s) (individually or the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 6.2:
(i)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii)    to evidence the succession of another Person to Skye and the assumption of any such successor of the covenants of Skye outlined herein in a transaction contemplated by Section 7.6;
(iii)    to add to the covenants of Skye such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iv)    to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(v)    as may be reasonably necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;
(vi)    as may be reasonably necessary to ensure that Skye is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii)    to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to Skye or its Affiliates in accordance with Section 2.2 and Section 2.6;
(viii)    as may be reasonably necessary to ensure that Skye complies with applicable Law; or
(ix)    to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b)    Without the consent of any Holders, Skye, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to abandon such Holder’s rights under this Agreement in accordance with Section 2.5.
(c)    Promptly after the execution by Skye of any amendment pursuant to this Section 6.1, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
6.2    Amendments with Consent of Holders.
(a)    In addition to any amendments to this Agreement that may be made by Skye without the consent of any Holder or the Rights Agent pursuant to Section 6.1, with the consent of the Acting Holders, Skye and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b)    Promptly after the execution by Skye and the Rights Agent of any amendment pursuant to the provisions of this Section 6.2, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
6.3    Effect of Amendments. Upon the execution of any amendment under this Article 6, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Skye which states that the proposed supplement or amendment is in compliance with the terms of this Article 6, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 7
MISCELLANEOUS
7.1    Notices to Rights Agent and to Skye. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

if to Skye, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
7.2    Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, [first-class postage prepaid], to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
7.3    Entire Agreement. As between Skye and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
7.4    Successor Substituted. Upon any consolidation of or merger by Skye with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Skye to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Skye under this Agreement with the same effect as if such Person had been named as Skye herein.
7.5    Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.5.
7.6    Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Skye and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 7.5, the Rights Agent may not assign this Agreement without Skye’s prior written consent. Subject to Section 6.1(a)(ii) and Section 7.4 hereof, Skye may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Skye is merged or consolidated, or any entity resulting from any merger or consolidation to which Skye shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Skye shall agree to remain liable for the performance by Skye of its obligations hereunder (to the extent Skye exists following such assignment). Skye or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.6 will be void ab initio and of no effect.
7.7    Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Skye, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder and the Holders Representative) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Skye, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Skye, and no individual Holder or other group of Holders will be entitled to exercise such rights.
7.8    Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware, (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
7.9    Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.
7.10    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7.10.
7.11    Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Skye.
7.12    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
7.13    Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder (including with respect to all payments received by Skye or any of its Affiliates on or after the Termination Date), and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of: (a) the expiration of the CVR Term, (b) the expiration of all payment obligations to Skye under the Disposition Agreements then in existence and (c) the delivery of a written notice of termination duly executed by Skye and the Holder Representative (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Stock under Section 2.3(a) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

7.14    Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Skye or any of its Subsidiaries (except as it relates to the obligations of Skye under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
7.15    Construction.
(a)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(b)    The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(c)    Any reference in this Agreement to a date or time shall be deemed to be such date or time in [London, England], unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
Signature Page Follows

In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

SKYE

By:
Name:
Title:

[•]

By:
Name:
Title:

Annex D

FORM OF ACQUIROR LEGACY CVR AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Skye Bioscience, Inc., a Nevada corporation (“Skye”), Punit Dhillon in his capacity as a consultant to Parent (“Consultant”), [•], as Holder Representative (as defined herein) and [•],2 as Rights Agent (as defined herein).
RECITALS
A. Skye and Redx Limited, a privately limited company organized under the laws of England and Wales (the “Company”), have entered into a [Transaction Agreement], dated as of [•], 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Transaction Agreement”), pursuant to which, and in accordance with the terms and conditions thereof, [each outstanding share in the capital of Redx will be transferred to Skye in consideration for (i) the issuance of (x) shares of Skye common stock and/or (y) Non-Voting Common Stock (as defined in the Transaction Agreement), in each case, based on the Exchange Ratio (as defined in the Transaction Agreement)] and (ii) Skye granting to the Company Legacy Stockholder (as defined in the Transaction Agreement) the right to receive certain contingent value rights as described in the Company CVR Agreement (the “Transaction”).
B. Pursuant to the Transaction Agreement, and in accordance with the terms and conditions thereof Skye has agreed to provide to the Holders (as defined herein) the right to receive certain contingent value rights as hereinafter described.
C. The parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Skye and to make this Agreement a valid and binding agreement of Skye, in accordance with its terms.
D. Skye desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs (as defined herein) to the Holders and performing the other services described in this Agreement.
E. The Holders desire that the Holder Representative (as defined herein) act as their agent for the purposes of satisfying the applicable provisions of this Agreement, facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.
Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
2 Note to Draft: Representative to be confirmed.

ARTICLE 1
DEFINITIONS
1.1.Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Transaction Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at any time, the registered Holders of more than 40% of the total number of CVRs outstanding at such time, as set forth on the CVR Register.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Assignee” has the meaning set forth in Section 6.6.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England and New York, New York are authorized or obligated by Law to be closed.
“Celonic” means Celonic AG, a company organized under the laws of Switzerland, having its principal place of business at Mattenstrasse 22, 4058 Basel, Switzerland.
“Celonic Priority Amount” means EUR 651,000, being the amount payable to Celonic pursuant to the Celonic Settlement Agreement, in each case to the extent not previously paid to Celonic. Solely for purposes of any payment to be made to Celonic under this Agreement, the Celonic Priority Amount shall be converted from Euros into U.S. dollars at the Euro/U.S. dollar reference exchange rate published by the European Central Bank on the second Business Day immediately preceding the date of the applicable payment.
    “Celonic Settlement Agreement” means the Termination and Settlement Agreement, dated as of July 16, 2026, by and between Celonic, Bird Rock Bio Sub, Inc., a Delaware corporation and wholly owned subsidiary of Skye.
“Company CVR Agreement” means that certain Contingent Value Rights Agreement entered into by [•], [•] and [•], pursuant to which holders of record of Redx Ordinary Shares as of the close of business on the last business day prior to the day on which the Effective Time occurs will receive one contingent value right for each outstanding Redx Ordinary Share held as of such date.
“CVR” means a contingent contractual right of Holders to receive the CVR Payments pursuant to this Agreement.
“CVR Payment” means a cash payment equal to 90% of the Net Proceeds actually received by Skye or any of its Subsidiaries during the CVR Term.

“CVR Register” has the meaning set forth in Section 2.2(b).
“CVR Term” means the period beginning on the Closing and ending on the 1st anniversary of the Closing.
“Disposition” means the license, sale, assignment, transfer or other similar monetization to a third party of any Legacy Asset by Skye or its Affiliates, including any sale or disposition of equity securities in any Subsidiary established by Skye to hold any right, title or interest in any Legacy Asset, in each case, during the CVR Term.
“Disposition Agreement” means a definitive written agreement providing for the Disposition of all or any portion of the Legacy Asset.
“Existing Tax Assets” means any net operating loss carryforwards and other Tax assets and attributes existing as of the Closing Date of Skye and its Subsidiaries (excluding the Company and its Subsidiaries), in each case in existence as of the Closing Date.
“Gross Proceeds” means, without duplication, the sum of all cash and equity consideration that is received by Skye or any of its Subsidiaries during the CVR Term with respect to any upfront, milestone, royalty and other payments received under a Disposition Agreement, solely to the extent reasonably attributable to a Legacy Asset; provided, that, for the avoidance of doubt, Gross Proceeds shall not include any amounts that are Incidental Benefits. [The value of any equity securities constituting Gross Proceeds shall be determined as follows: (A) the value of securities that have an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to or receipt by Skye or any of its Affiliates and (B) the value of securities that have no established public market shall be the fair market value of such securities, as determined by the Board of Directors of Skye, thereof as of the date of receipt provided, that Skye may elect, upon prompt notice to the Holder Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause be deemed as Gross Proceeds only upon the receipt by Skye or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property.]
“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.
“Incidental Benefits” means any amounts paid to, received or realized by Skye or any of its Affiliates that are:
(a)    Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability); provided, that, for the avoidance of doubt, this shall not prevent Existing Tax Assets from reducing Taxes as and to the extent described in clause (a) of the definition of Permitted Deductions);
(b)    profit-share, revenue-share, or similar participation payments;
(c)    reimbursements or payments for research, development, clinical, regulatory, manufacturing, goods, commercialization, patent or other costs or services;

(d)    in-kind benefits of any nature;
(e)    any benefits, rights or value received pursuant to a Disposition Agreement that are allocable or attributable to a right or asset other than a Legacy Asset; and
(f)    other ancillary, indirect or incidental benefits, rights or value received in connection with or arising out of the Disposition Agreement.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legacy Asset” means [nimacimab], Skye’s [nimacimab program], or any related patent rights, or clinical or preclinical data that were in existence immediately prior to the execution of the Transaction Agreement and were used or generated prior to such execution in one or more of Skye’s research and development programs. For clarity, the Legacy Assets shall not include any asset, data, technology or intellectual property owned or controlled by the Company or its Subsidiaries prior to, at, or after Closing other than the foregoing.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise. “Loss” has the meaning set forth in Section 3.2(g).“
Net Proceeds” means, for the CVR Term, Gross Proceeds minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for the CVR Term, Net Proceeds will be zero.
“Notice” has the meaning set forth in Section 6.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Skye, in their respective official capacities.
“Payment Statement” means, for the CVR Term, a written statement of Skye, signed on behalf of Skye, setting forth in reasonable detail the calculation of the applicable CVR Payment for the CVR Term.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes and any related interest, penalties, additions to Tax or similar charges) imposed on Gross Proceeds or otherwise payable by Skye or any of its Affiliates in respect of Gross Proceeds and, without duplication, any income or other Taxes payable by Skye or any of its Affiliates that would not have been incurred by Skye or any of its Affiliates but for the Gross Proceeds, including any Taxes arising from the distribution of cash or property to Skye or its Affiliates to perform the obligations pursuant to this Agreement; provided, that, for the avoidance of doubt, income Taxes payable by Skye or any of its Affiliates shall take into account the use of Existing Tax Assets to the extent more likely than not available to reduce income Taxes in respect of Gross Proceeds, but shall not take into account any other net operating loss carryforwards or other Tax attributes of Skye and its Affiliates (including the Company and its Subsidiaries), and the Existing Tax Assets shall be deemed to apply, to the extent more likely than not available to reduce income Taxes in respect of the Gross Proceeds, after the Existing Tax Assets are first applied to any other income or gain of Skye and its Affiliates;
(b)    any costs and expenses incurred by Skye or any of its Affiliates in maintaining, enforcing, defending and filing patents covering the Legacy Assets until the expiration of the CVR Term, to preserve or ready the Legacy Asset for sale or in respect of its performance of this Agreement following the Effective Date or in respect of its performance of any Contract in connection with a Legacy Asset (in each case, to the extent such expenses are not specifically included in the determination of the Closing Net Cash3 in accordance with the Transaction Agreement), including any research and development costs, technology transfer costs, contractual expenses, damages, liabilities, or any documented out-of-pocket costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Skye or any of its Affiliates of intellectual property rights arising under any Disposition Agreement;
(c)    any reasonable and documented expenses incurred or accrued by Skye or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition Agreement, or any other Contract in connection with a Legacy Asset, and any internal time related to business development efforts with respect to any Legacy Asset during the CVR Term, including for the avoidance of doubt, any fees and expenses related to the Consultant or any Legacy Executives;
(d)    any Losses incurred by Skye or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition or any Contract in connection with a Legacy Asset, including indemnification obligations as set forth in a claims notice received by Skye or any of its Affiliates pursuant to any Disposition Agreement;
(e)    any Liabilities borne by Skye or any of its Affiliates pursuant to any Disposition Agreement or any other Contract related to Legacy Assets, including costs arising from the termination thereof (in each case only to the extent not included in the calculation of Parent Net Cash4); and
(f)    any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment.
“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs
3 Note to Draft: To be defined in the Transaction Agreement.
4 Note to Draft: To be defined in the Transaction Agreement.

held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.
“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, firm, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.
“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter
“Rights Agent” will mean such successor Rights Agent.
“Securities Act” means the Securities Act of 1933, as amended.
An entity shall be deemed to be a
“Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1.    Holders of CVRs; Appointment of Rights Agent.
(a)    The CVRs represent the contractual rights of Holders to receive contingent cash payment of the aggregate CVR Payments from Skye pursuant to this Agreement. The initial Holders shall be the holders of Skye Common Stock as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “Record Date”). immediately prior to the Effective Time. One CVR will be issued with respect to each share of Skye Common Stock that is outstanding as of the close of business on the Record Date.
(b)    Skye hereby appoints the Rights Agent to act as rights agent for Skye in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
2.2.    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.

(b)    The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Skye. Except for the obligations to the Rights Agent and the Holder Representative set forth herein, neither Skye nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
(c)    Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register will be the valid obligations of Skye, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Skye and the Rights Agent may each require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.
(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
2.3.    Payment Procedures.
(a)    No later than forty-five (45) days following the end of the CVR Term, Skye shall deliver to the Rights Agent a Payment Statement for the CVR Term. Concurrent with the delivery of the Payment Statement, on the terms and conditions of this Agreement, Skye shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the CVR Term; provided, however, that in the event that the CVR Payment on the Payment Statement shall be equal to or less than $0, no amounts shall be payable under the CVR issued hereunder. Skye will cause an amount equal to the CVR Payment, if any, to be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent (for further distribution to the Holders in accordance with the terms hereof) not less than ten (10) Business Days prior to the date of the applicable payment.
(b)    Upon receipt of the wire transfer referred to in Section 2.3(a), the Rights Agent will promptly (and in any event within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the CVR Payment.
(c)    With respect to any Net Proceeds that are paid to Skye or its Affiliate, Skye shall have no further liability in respect of the CVR Payment upon delivery of the relevant funds to the Rights Agent in accordance with Section 2.3(a).
(d)    Skye and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including the CVR Payment payable pursuant to this Agreement), such amounts as Skye and the Rights Agent reasonably determines it is required to deduct and withhold with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any distribution or other payment to such Holder under this Agreement.
(e)    Any portion of the CVR Payment that remains undistributed to the Holders on the date that is six months after the Rights Agent’s receipt of the applicable Payment Statement (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), and any Holder will thereafter look only to Skye for payment of the CVR Payment (which shall be without interest).
(f)    If the CVR Payment (or portion thereof) remains unclaimed by a Holder on the date that is two years after the Rights Agent’s receipt of the applicable Payment Statement or the CVR Payment (or immediately prior to such earlier date on which the CVR Payment would otherwise escheat to or become the property of any governmental authority), then: (i) the CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Skye and will be transferred to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such payment relate shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share). Neither Skye nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Skye agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Skye or a public official.
(g)    Notwithstanding Section 2.3(a), Section 2.3(b) or any other provision of this Agreement to the contrary, and in accordance with the Celonic Settlement Agreement, Celonic shall be the first-ranking beneficiary of, and shall have a first-priority right to receive the Net Proceeds delivered by, the CVR Payment. Prior to, and in priority to, any distribution or payment of any portion of the CVR Payment to the Holders, Skye shall pay, or shall cause the Rights Agent to pay, to Celonic, from and out of the CVR Payment, an amount equal to the Celonic Priority Amount5. The Celonic Priority Amount shall rank senior to, and shall be paid in full prior to, any distribution or payment of Net Proceeds to the Holders or any other holders of interests under the CVRs, except to the extent otherwise required by applicable Law. Each Payment Statement shall set forth the portion of the CVR Payment paid or payable to Celonic pursuant to this Section 2.3(g), and the amount of the CVR Payment available for distribution to Holders as provided herein shall be reduced, on a dollar-for-dollar basis, by each dollar paid or payable to Celonic. From and after the earlier of (i) date on which the Celonic Priority Amount has been paid to Celonic in full or (ii) the end of the CVR Term, Celonic shall have no further right to any CVR Payment, Net Proceeds or other amount under this Agreement. Notwithstanding Section 6.7, Celonic is an express third-party beneficiary of this Section 2.3(g) and shall be entitled to enforce this Section 2.3(g) directly against Skye and the Rights Agent during the CVR Term.
2.4.    No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a)    CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.
(b)    CVRs will not represent any equity, loan capital or ownership interest in Skye or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof.
(c)    The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Skye’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is highly possible that there will not be a CVR Payment. Neither Skye nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.
(d)    Each Holder acknowledges and agrees to the appointment and authority of the Holder Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder
5 Note to Draft: The CVR payment is made following the end of the CVR Term. If, at the end of the term, the Celonic PriorityAmount is not paid in full, then the related obligation extinguishes will not challenge or contest any action, inaction, determination or decision of the Holder Representative or the authority or power of the Holder Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Holder Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
Skye and its directors and officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.
2.5.    Ability to Abandon CVR. A Holder (or such Holder’s successor or assign pursuant to a Permitted Transfer) may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Skye or a Person nominated in writing by Skye (with written notice thereof from Skye to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Skye of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.3(f). Nothing in this Agreement is intended to prohibit Skye or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
2.6.    Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.
2.7.    Tax Matters. Skye, its Affiliates and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, the CVRs will be treated on the date of their issuance as a distribution of property by Skye to its stockholders pursuant to Section 301 of the Internal Revenue Code of 1986, as amended, and applicable U.S. Treasury regulations. Skye shall be entitled to determine the reportable value of such property for U.S. federal and applicable state and local income tax purposes in its sole and absolute discretion. Skye and its Affiliates shall (and shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
ARTICLE 3
THE RIGHTS AGENT
3.1.    Certain Duties and Responsibilities.
(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b)    The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
3.2.    Certain Rights of Rights Agent.
(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b)    The Rights Agent may rely and will be protected by Skye in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Skye.
(c)    Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii), in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Skye for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d)    The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e)    Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f)    The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)    Skye agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).
(h)    In addition to the indemnification provided under Section 3.2(g), Skye agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Skye on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Skye will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Skye is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j)    The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(k)    Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Skye or become peculiarly interested in any transaction in which Skye may be interested, or contract with or lend money to Skye or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Skye or for any other Person.

(l)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Skye resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(m)    Skye shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(n)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Skye only. The Rights Agent shall act hereunder solely as agent for Skye and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs.
(o)    The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Skye, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Skye.
(p)    The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(q)    The Rights Agent shall not be liable or responsible for any failure of Skye to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(r)    The obligations of Skye under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
3.3.    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by written notice to Skye. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b)    Skye will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c)    If the Rights Agent resigns, is removed or becomes incapable of acting, Skye will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Skye fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d)    Skye will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Skye fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Skye.
(e)    Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Skye will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f)    The Rights Agent will reasonably cooperate with Skye and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
3.4.    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Skye and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of Skye or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4
COVENANTS
4.1.    Efforts.
(a)    During the CVR Term, Skye shall endeavor to retain the Consultant and other third-party consultants identified by Consultant, in each case, as the Consultant and Skye may agree in good faith (all together, the “Legacy Executives”) as employees or consultants of Parent, on reasonable and mutually acceptable terms given the circumstances, for the period of the CVR Term with the purpose of seeking, negotiating and executing a Disposition of one or more Legacy Assets and assisting with Transaction-related Parent transition affairs; provided, that nothing in this Section 4.1 shall require Skye to make available any funds, pay any salaries, or cover any expenses, it being further understood that the only renumeration available to Consultant shall be the existing severance benefits.
(b)    The Legacy Executives shall be responsible for the pursuit of business development efforts and make recommendations to Skye on Dispositions to be consummated, in each case in accordance with the terms of this Agreement.
(c)    It is expressly understood that, except as expressly set forth in this Section 4.1, Skye has no obligation to incur expenses related to the Consultant or the Legacy Executives or the Disposition of Legacy Assets, or otherwise to seek or support Dispositions of Legacy Assets. As between Skye, on the one hand, and the Consultant and the Legacy Executives, on the other hand, the Consultant and the Legacy Executives (and not Skye) bear sole responsibility for pursuing Disposition activities, and Skye's sole responsibilities with respect thereto are as expressly set forth in this Section 4.1 (including, without limitation, entering into a customary confidentiality agreement with the Holder Representative as set forth in Section 4.1(d) below); provided, that Skye shall accommodate any reasonable requests made by the Consultant or the Legacy Executives to provide access to relevant diligence materials regarding the Legacy Assets and the negotiation of any definitive agreements regarding the Legacy Assets. Except as expressly set forth in this Section 4.1, Skye and its post-Transaction management will have no obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Legacy Assets.
(d)    To the extent reasonably requested by the Holder Representative, and subject to the Holder Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Skye, the Legacy Executives will provide during the CVR Term, to the Holder Representative a written update in reasonable detail describing the progress, status and anticipated trajectory of the Legacy Executives’ efforts in respect of Legacy Asset development and Disposition, provided; in no event shall such Legacy Executives be required to provide more than one update per calendar quarter.
4.2.    List of Holders. Skye will furnish or cause to be furnished to the Rights Agent, in such form as Skye receives from its transfer agent (or other agent performing similar services for Skye), the names and addresses of the Holders within 30 calendar days following the Closing Date.

4.3    Prohibited Actions. Unless approved by the Holder Representative, Skye shall not grant any lien, security interest, pledge or similar interest in: (i) any CVR Payments, or (ii) any Legacy Assets during the CVR Term, other than (A) pursuant to the terms of a Disposition Agreement or (B) any such interest generally granted with respect to all assets of Skye and not specific to any of the Legacy Assets, and which do not prohibit the ability of Skye to complete a Disposition and, in connection therewith, to deliver title to the Legacy Assets to the purchaser thereof, free and clear of such interest.
4.4    Audit Rights. Until the Termination Date and for a period of one year thereafter, Skye shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Payments payable under this Agreement. At the request of the Acting Holders, the Holder Representative shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Payments payable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least ten Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Skye’s normal business activities. Such audit shall not be performed more frequently than once per calendar year. If the audit reveals an overpayment, Skye shall be entitled to withhold such amount from future payments of CVR Payments. If the audit reveals an underpayment, Skye shall promptly (and in any event within 30 days) remit such amount to the Rights Agent for distribution to the Holders. Skye shall pay the audit costs if the audit reveals an underpayment exceeding 5% of the aggregate amount owed with regard to the period of the audit; otherwise, the Acting Holders requesting the audit shall bear such audit expenses.
ARTICLE 5
AMENDMENTS
5.1.    Amendments Without Consent of Holders or Rights Agent.
(a)    Skye, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), provided, that if any such amendment(s) (individually or the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 5.2:
(i)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii)    to evidence the succession of another Person to Skye and the assumption of any such successor of the covenants of Skye outlined herein in a transaction contemplated by Section 6.6;

(iii)    to add to the covenants of Skye such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iv)    to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(v)    as may be necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;
(vi)    as may be necessary to ensure that Skye is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii)    to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to Skye or its Affiliates in accordance with Section 2.2 and Section 2.6;
(viii)    as may be necessary to ensure that Skye complies with applicable Law; or
(ix)    to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.
(b)    Promptly after the execution by Skye of any amendment pursuant to this Section 5.1, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.
5.2.    Amendments with Consent of Holders.
(a)    In addition to any amendments to this Agreement that may be made by Skye without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, Skye and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b)    Promptly after the execution by Skye and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Skye will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.
5.3.    Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Skye which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.
ARTICLE 6
MISCELLANEOUS
6.1.    Notices to Rights Agent and to Skye. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:
if to the Rights Agent, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]
if to Skye, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]
or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
6.2    Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

6.3    Entire Agreement. As between Skye and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
6.4    Successor Substituted. Upon any consolidation of or merger by Skye with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Skye to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Skye under this Agreement with the same effect as if such Person had been named as Skye herein.
6.5    Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.5.
6.6    Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Skye and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 6.5, the Rights Agent may not assign this Agreement without Skye’s prior written consent. Subject to Section 5.1(a)(ii) and Section 6.4 hereof, Skye may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Skye is merged or consolidated, or any entity resulting from any merger or consolidation to which Skye shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Skye shall agree to remain liable for the performance by Skye of its obligations hereunder (to the extent Skye exists following such assignment). Skye or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.6 will be void ab initio and of no effect.
6.7    Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Skye, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder and the Holders Representative) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Skye, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Skye, and no individual Holder or other group of Holders will be entitled to exercise such rights.
6.8    Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware, (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
6.9    Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.
6.10    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.10.
6.11    Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Skye.
6.12    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
6.13    Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder (including with respect to all payments received by Skye or any of its Affiliates on or after the Termination Date), and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of: (a) the expiration of the CVR Term, (b) the expiration of all payment obligations to Skye under the Disposition Agreements then in existence and (c) the delivery of a written notice of termination duly executed by Skye and the Holder Representative acting at the direction of the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.3(a) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.
6.14    Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Skye or any of its Subsidiaries (except as it relates to the obligations of Skye under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
6.15    Construction.
(a)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(b)    The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(c)    Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Skye

By:
Name:
Title:

[•]

By:
Name:
Title:

Annex E

FORM OF ACQUIROR SUPPORT AGREEMENT

ACQUIROR VOTING AND SUPPORT AGREEMENT

THIS ACQUIROR VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of ___________, 2026, by and among Skye Bioscience, Inc., a Nevada corporation (the “Acquiror”), the stockholder(s) of the Acquiror listed on Schedule A hereto (“Securityholder”) and Redx Pharma Limited, a private limited company incorporated under the laws of England and Wales (“Redx”). Capitalized terms used but not defined herein are used as they are defined in the Transaction Agreement (as defined below).

RECITALS:

WHEREAS, Securityholder is the record or beneficial owner of the securities of the Acquiror (including options, warrants and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Acquiror or Redx acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).

WHEREAS, upon the satisfaction or waiver of the terms and conditions of the Transaction Agreement by and between Redx and the Acquiror, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Transaction Agreement”), the entire issued and to be issued share capital of Redx be acquired by the Acquiror by means of the Scheme of Arrangement (the “Acquisition”).

WHEREAS, in order to induce Redx to enter into the Transaction Agreement and in consideration of the execution thereof by Redx and to enhance the likelihood that the Acquisition and the other transactions contemplated by the Transaction Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer”

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of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (i) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (ii) with respect to Securityholder’s Acquiror Share Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities to the Acquiror as payment for or to fund the payment of the (x) exercise price of Securityholder’s Acquiror Share Options and (y) taxes applicable to the exercise of Securityholder’s Acquiror Share Options, (iii) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (iv) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (v) pursuant to a Rule 10b5-1 trading plan in effect as of the date hereof; provided that, in each of (i), (iii) and (iv) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(i) through Section 1(v), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2.Agreement to Vote Shares. At any meeting of stockholders of the Acquiror or at any adjournment thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall (a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted, in person or by proxy), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of: (1) the Transaction Agreement and the Transactions, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Acquiror to a later date if there are not sufficient votes to approve the Transaction Agreement and the Transactions; and (ii) against (1) any Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Acquiror under the Transaction Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Acquiror’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of the Acquiror (including any amendments to the Acquiror Organizational Documents). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.Irrevocable Proxy. The Securityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Securityholder has heretofore granted with respect to the Subject Securities. The Securityholder hereby irrevocably appoints Redx as attorney-in-fact and proxy for and on behalf of the Securityholder, for and in the name, place and stead of the Securityholder, to: (a) attend any and all meetings of the Acquiror’s stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Securities in accordance with the provisions of Section 2 at any and all meetings of the Acquiror’s stockholders or in connection with any action sought to be taken by written consent of the Acquiror’s stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3, all written consents with respect to the Subject Securities at any and all meetings of the Acquiror’s stockholders or in connection with any action sought to be taken by written consent of the Acquiror’s stockholders without a meeting. Redx agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Securityholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 8. The Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Acquiror. The Securityholder hereby affirms that the proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Redx and the Acquiror to enter into the Transaction Agreement and that such proxy is given to secure the obligations of the Securityholder under Section 2. The proxy set forth in this Section 3 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 8. With respect to any Subject Securities that are owned beneficially by the Securityholder but are not held of record by the Securityholder (other than shares beneficially owned by the Securityholder that are held in the name of a bank, broker or nominee), the Securityholder shall take all action necessary to cause the record holder of such Subject Securities to grant the irrevocable proxy and take all other actions provided for in this Section 3 with respect to such Subject Securities.
4.Opportunity to Review. Securityholder acknowledges receipt of the Transaction Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Transaction Agreement and this Agreement, and (b) the opportunity to review and discuss the Transaction Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
5.No Inconsistent Agreements. Each Securityholder hereby represents, covenants and agrees that, except for this Agreement, such Securityholder (a) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Subject Securities (other than pursuant to Section 2), (c) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 2, with respect to any of the Subject Securities and (d) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.Confidentiality; Further Assurances and Public Disclosure. From the date of this Agreement until the Closing, Securityholder shall not make any public announcements regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (a) that the Acquiror and Redx agree upon in writing, or (b) required by obligations pursuant to any listing agreement with any national securities exchange or stock market or Applicable Law. From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Acquiror or Redx may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Redx and the Acquiror to publish and disclose in any public filing made in connection with the Transaction Agreement and the transactions contemplated thereby and in any other announcement or disclosure required by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Acquiror and Redx to include this Agreement as an exhibit to any filing required to be made by the Acquiror or Redx, as applicable, with the SEC in connection with the Transaction Agreement and the Transactions.
7.Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a)Securityholder (i) is the record or beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Acquiror (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)Except with respect to obligations under the bylaws of the Acquiror, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.
(c)Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(e)As of the date hereof, there are no Proceedings pending against Securityholder or, to the knowledge of Securityholder, threatened against Securityholder or any of its Subsidiaries or Affiliates or any of the Securityholder’s properties or assets (including the Subject Shares), or any Order to which Securityholder or any of its Subsidiaries or Affiliates is subject that could reasonably be expected to prevent, delay or impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(f)The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
(g)The Securityholder has had the opportunity to review the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the stockholders of the Acquiror, and this Agreement with counsel of the Securityholder’s own choosing. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Acquisition and the transactions contemplated by the Transaction Agreement. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Redx or the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Acquisition or the transactions contemplated by the Transaction Agreement. The Securityholder understands and acknowledges that the Acquiror and Redx are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
8.Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Transaction Agreement shall be terminated in accordance with its terms, (c) an amendment of the Transaction Agreement, without the prior written consent of the Stockholder, in a manner that affects the economics or material terms of the Transaction Agreement in a manner that is adverse to the Securityholder (each of (a) through (c), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that (i) no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination, and (ii) Section 6 and Section 9 through Section 20 hereof shall survive any termination of this Agreement.
9.No Solicitation. Subject to Section 10, Securityholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives (if any) not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies with respect to an Acquisition Proposal (other than the Transactions and the Transaction Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Transaction Agreement; or (e) initiate a stockholders’ vote or action by written consent of the Acquiror’s stockholders with respect to a Acquisition Proposal.
10.No Agreement as Director or Officer. To the extent Securityholder is a director or an officer of the Acquiror or any of the Acquiror’s Subsidiaries, Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as such director or officer, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Transaction Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director of the Acquiror, any of the Acquiror’s Subsidiaries or any of their respective stockholders.
11.No Securityholder Litigation. Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Acquiror, Redx, or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Transaction Agreement or the consummation of the transactions contemplated hereby or thereby; provided that this Section 11 shall not be deemed a waiver of any rights of Securityholder or its Affiliates for any breach of this Agreement or the Transaction Agreement by Redx, the Acquiror or any of their respective Affiliates.
12.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood the Transaction Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Securityholders of the Acquiror, this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Transactions. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Redx, the Acquiror or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Redx, or the Acquiror) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Transactions. The Securityholder understands and acknowledges that Redx and the Acquiror are entering into the Transaction Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
13. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
14.Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Redx irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, Redx, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
15.Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Transaction Agreement and addressed to the respective parties as follows: if to Acquiror or Redx, to the address or electronic mail address set forth in Section 11.01 of the Transaction Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
16.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
17.Entire Agreement/Amendment. This Agreement (including the provisions of the Transaction Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
18.Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
19.No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Acquiror has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the certificate of incorporation of the Acquiror, the Transaction Agreement and the Transactions, (b) the Transaction Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
20.Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDER

By:
Name:
Title:

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SKYE BIOSCIENCE, INC.

By:
Name:
Title:

REDX PHARMA LIMITED

By:
Name:
Title:

SCHEDULE A

Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities

Annex F

FORM OF COMPANY LOCK-UP AGREEMENT

Lock-Up Agreement
____________, 2026
Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) SKYE BIOSCIENCE, INC., a Nevada corporation (the “Acquiror”), has entered into a Transaction Agreement, dated as of ____________, 2026 (the “Transaction Agreement”), with REDX PHARMA LIMITED, a private limited company incorporated under the laws of England and Wales (the “Company”), pursuant to which Acquiror will acquire the entire issued and to be issued share capital of the Company by means of the Scheme of Arrangement (the “Acquisition”); and (ii) in connection with the Acquisition, each Scheme Shareholder will be entitled to receive, in exchange for each Scheme Share held by such Scheme Shareholder immediately prior to the Effective Time a number of validly issued, fully paid and non-assessable ordinary shares of common stock in the capital of Acquiror (“Acquiror Common Stock”) equal to the Exchange Ratio set forth in the Transaction Agreement. Annex A sets forth definitions for certain capitalized terms used in this agreement that are not defined in the body of this agreement. Those definitions are a part of this agreement. Other capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement.
As a material inducement to the willingness of each of the parties to enter into the Transaction Agreement and to consummate the transactions contemplated by the Transaction Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the period commencing upon the Effective Time and ending on the date that is 180 days after the Effective Time (the “Restricted Period”), (a) Sell or Offer to Sell, any shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock, including without limitation, Acquiror Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder or such Stockholder’s Family Member, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and securities of Acquiror which may be issued upon exercise or settlement of a stock option or other equity award (collectively, “Shares;” provided, that “Shares” shall not include, and none of the restrictions set forth in this letter agreement shall apply to, (x) any securities of Acquiror purchased by or issued to the Stockholder or any of its Affiliates pursuant to the PIPE (including any shares of non-voting common stock of Acquiror and any shares of Acquiror Common Stock issued upon redesignation thereof) or (y) any securities of Acquiror acquired in open market transactions following the Effective Time), (b) enter into any Swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise, (c) make any demand for or exercise any right with respect to the registration of any Shares, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to such registration (in each case other than in connection with any registration rights under the Transaction Agreement or the Registration Rights Agreement), or (d) publicly announce any intention to do any of the foregoing, in each case other than:
(i) transfers of Shares as bona fide charitable contributions, gifts or donations;
(ii) transfers or dispositions of Shares to any Family Member or any trust for the direct or indirect benefit of the Stockholder and/or the Family Member of the Stockholder;
(iii) transfers or dispositions of Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the Immediate Family of the Stockholder;
(iv) transfers of Shares to stockholders, direct or indirect Affiliates, current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, Affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder;

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(v) transfers that occur by operation of law pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;
(vi) transfers or dispositions not involving a change in beneficial ownership;
(vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary;
(viii) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Acquiror’s capital stock involving a change of control of the Acquiror, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this letter agreement; or
(ix) transfers of Acquiror Common Stock, if any, issued in connection with the PIPE;
provided, that in each case of clauses (i)-(vii), (a) other than with respect to clauses (i), (iii), (iv), (v) and (vii), no filing by any party (including any donor, donee, transferor or transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the Restricted Period), (b) other than with respect to clause (iv), any such transfer or distribution shall not involve a disposition for value, and (c) the transferee or donee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee or donee provides Acquiror with a copy of such agreement promptly upon consummation of any such transfer.
Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise or settle an option to purchase Shares or other equity award (including a net or cashless exercise of such option) and provided further, that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) transfer Shares to Acquiror to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of such options or other equity awards, as applicable, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act (“10b5-1 Plan”) for the transfer of Shares, provided that such plan does not provide for any transfers of Shares during the Restricted Period and, provided further, that, no filing under the Exchange Act or other public announcement shall be made voluntarily in connection with the establishment of such a plan, (d) transfer Shares to Acquiror pursuant to arrangements under which Acquiror has the option to repurchase such Shares, or (e) transfer or dispose of Shares acquired on the open market following the Effective Time.
Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the share register of Acquiror. To ensure compliance with the restrictions referred to herein, the Stockholder agrees that Acquiror and any duly appointed transfer agent may issue appropriate “stop transfer” certificates or instructions. Acquiror may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shares:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.
In the event that any holder of Acquiror’s securities that is subject to a substantially similar agreement entered into by such holder, other than the Stockholder, is granted a release or waiver of the foregoing restrictions by Acquiror with respect to any shares of Acquiror Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Acquiror Common

Stock held by the Stockholder shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Acquiror, to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Acquiror Common Stock in an aggregate amount in excess of 1% of the number of shares of Acquiror Common Stock outstanding immediately following the Effective Time. In addition, if Acquiror enters into, or amends, any lock-up or similar agreement with any other holder of Acquiror’s securities that contains terms or restrictions (economic or otherwise) more favorable to such holder than the terms of this letter agreement, then the Stockholder shall be entitled to the benefit of such more favorable terms, and this letter agreement shall be deemed automatically amended to give the Stockholder the benefit thereof. Acquiror shall promptly (and in any event within two (2) business days) notify the Stockholder of the terms of any release or waiver giving rise to a Pro-Rata Release and of any agreement or amendment giving rise to more favorable terms as described in the immediately preceding sentence.
Upon the release of any Shares from this letter agreement, Acquiror will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates or the establishment of book entry positions at the Acquiror’s transfer agent, as applicable, representing the Shares without the restrictive legend above and the withdrawal of any stop transfer instructions at the Acquiror’s transfer agent, as applicable.
The Stockholder understands that each of Acquiror and the Company is relying upon this letter agreement in proceeding toward consummation of the Acquisition. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.
This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
The Stockholder understands that if the Transaction Agreement is terminated in accordance with its terms, the Stockholder will be released from all obligations under this letter agreement.
The undersigned hereby represents that the undersigned has full power, capacity and authority to enter into this agreement. This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

Certain Defined Terms
Used in Lock-up Agreement

For purposes of the agreement to which this Annex A is attached and of which it is made a part:
•“Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
•“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.
•“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
•“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.
•“Immediate Family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
•“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.
•“Securities Act” shall mean the Securities Act of 1933, as amended.
•“Sell or Offer to Sell” shall mean to:
– sell, offer to sell, contract to sell or lend,
– effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position,
– pledge, hypothecate or grant any security interest in, or
– in any other way transfer or dispose of,
in each case whether effected directly or indirectly.
•“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.
Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this agreement.

Schedule C

ACQUIROR VALUATION ADJUSTMENT

Schedule D

EXCHANGE RATIO

253105500